UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Soliciting Material under §240.14a-12

KB HOME

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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kb HOME

Built on Relationships®

April 20, 2023

2023 Proxy Statement

Return on Equity Diluted Earnings per Share Book Value per Share

Dear Fellow
Stockholder

Together with the Board of Directors and the management team of KB Home, I am pleased to invite you to participate in our 2023 Annual Meeting of Stockholders. The meeting will be conducted virtually through an online webcast at 9:00 a.m. Pacific Time on Thursday, April 20, 2023.

2022 in Review

The KB Home team delivered outstanding results in 2022, one of the strongest years of financial performance in our Company’s history. In addition, we continued to take care of our customers, build our brand and move our sustainability initiatives forward. I am proud of our team’s commitment to our homebuyers and resilience through fluctuating market conditions during the year, while also keeping our Company’s long-term objectives in view.

Despite the volatile conditions during the year, we accomplished our primary financial objectives in 2022 of expanding our scale and profitability to drive higher returns. We generated total revenues of $6.9 billion, up 21% year over year, and a 51% year-over-year increase in diluted earnings per share to $9.09. As a result, our return on equity expanded by 470 basis points to 24.6% and our book value per share grew 27% to $43.59.

We started fiscal 2022 with continued momentum in demand for our homes. As we moved through the year, and the Federal Reserve lifted interest rates to combat inflation, we began to see customers move to the sidelines. By the end of the year, the combination of higher mortgage rates, inflationary pressures, and various other macroeconomic and geopolitical concerns weighed on buyers, and they became even more cautious about purchasing a home. Although there were many challenges our industry faced throughout the year, from ongoing supply chain and construction services shortages to municipal delays and slowing demand, our team at KB Home overcame these obstacles, finding creative solutions to progress homes through the construction cycle and working with buyers to close on their homes.

We continued to implement a capital allocation plan focused on producing the highest possible returns, as we positioned the Company for long-term growth while also returning capital to stockholders. In 2022, we invested $2.4 billion to acquire and develop land and returned over $200 million of cash to stockholders through share repurchases and dividends. Over the last two years, we have returned roughly $445 million of cash to our stockholders. Our land spend in 2022 was about $100 million lower as compared to the prior year, reflecting our investment strategy pivot in the second half as housing demand softened and we sought to gain better clarity on the direction of the economy and its impact on homebuyers.

KB Home ■ 2023 Proxy Statement	1

We ended the year with roughly 69,000 lots owned or controlled—a level we believe is sufficient to achieve our delivery projections for the next few years. In addition, our lot position is expected to fuel community count growth in 2023, building on last year’s 13% year-over-year increase in communities, helping to support our net orders this year.

Ours is a people business and we have among the best and most diverse talent in the industry. We were again named to The Wall Street Journal’s “Management Top 250,” list in 2022, a ranking developed by the Drucker Institute, based on excellence across five dimensions: customer satisfaction, employee engagement and development, innovation, social responsibility and financial strength. What is striking to me about this recognition is that every one of our employees impacts at least one of these five areas. As a result, the award reflects strength across our entire company, as one of the best-managed U.S. companies and the only national homebuilder on the list for two consecutive years.

Building for the Future

Driving high levels of customer satisfaction is one of the most effective ways we can build our Company for the future. Our vision is to be the most customer-obsessed homebuilder in the world, giving our customers the ability to purchase a new home that reflects what they value and how they want to live, at a price they can afford. This vision comes to life through our Built to Order® approach and the close partnership we form with our customers throughout the construction of their home and beyond. Our Company is “Built on Relationships,” as every aspect of our business is relationship driven—whether we are interacting with customers, business partners, stockholders or employees. I am proud that in 2022 we maintained our status as the #1 customer-ranked national homebuilder, based on buyer satisfaction surveys from TrustBuilder®, a third-party, industry-specific homeowner review site. The ranking is based entirely on direct responses from our customers, reinforcing that our distinct homebuying experience resonates with them.

Another way in which we build for the future is through our focus on sustainability—an area in which we have led our industry for 16 years. We call it “doing well by doing good,” and we believe we are doing good for both our customers and our planet. Our results are meaningful. We were the first national homebuilder to build 100% ENERGY STAR® certified new homes and have delivered over 175,000 of these homes since 2000, more than any other homebuilder. Our homes are estimated to have cumulatively saved our homeowners more than $1 billion in utility bills and lowered carbon emissions by a level that equates to removing over 674,000 cars from the road for one year.

KB Home ■ 2023 Proxy Statement	2

Water conservation is another area of priority for our Company, and we provide several features in our homes to reduce usage of this critical resource, which, in turn, also helps lower our customers’ costs of homeownership. We estimate that the more than 1.0 million water-efficient fixtures we have installed in our homes and over 19,000 WaterSense® labeled and Water Smart homes we have built to date have conserved approximately 1.7 billion gallons of water annually. Last year, we became the first national homebuilder to commit to the Environmental Protection Agency’s (“EPA”) highest water-efficiency standards for new homes in drought-affected Arizona, California and Nevada. Every home built in our new communities in those states since July 2022 has been WaterSense labeled to ensure they meet the EPA’s requirements.

In addition to our progress in energy and water efficiency, we have advanced our efforts in renewable energy and healthier indoor air environments. The breadth and depth of our sustainability initiatives and achievements resulted in, among other things, our Company being named to Newsweek’s 2023 list of America’s Most Responsible Companies—the third consecutive year we have been recognized for demonstrating leading Environmental, Social and Governance practices. For more details about what we are doing to drive a more sustainable future, I hope you will read our 16th Annual Sustainability Report, the longest-running publication of its kind for a national homebuilder, which is slated for publication in May.

Closing Thoughts

We believe the long-term outlook for the housing market remains favorable, driven by demographic factors, primarily the first-time and first move-up customer segments we serve, and a prolonged undersupply of homes, particularly at our targeted price points. Although we do not have certainty on the near-term direction of the economy or housing market, we are confident in our ability to navigate the challenging conditions. We have an experienced and tenured team, and a durable Built to Order business model, centered on providing significant choice and flexibility to customers through a personalized approach, which have led us through prior homebuilding cycles. In addition, we are well positioned with a strong balance sheet, and expect to generate another year of healthy cash flow in 2023.

The KB Home team is committed to managing our business to drive long-term stockholder value, and along with our Board of Directors, we sincerely thank you for your investment and continued support.

Sincerely,

JEFFREY T. MEZGER
Chairman, President and Chief Executive Officer
March 10, 2023

KB Home ■ 2023 Proxy Statement	3

Table of Contents

2023 Annual Meeting Summary	6
Annual Meeting Information	6
Meeting Agenda	6
Participating in the Annual Meeting Webcast	6
Sustainability at KB Home	8
Governance	8
Strategy	8
Risk Management	8
Metrics and Targets	9
Board and Corporate Governance Overview	10
Board and Committee Governance Structure	10
Our Board’s Risk Oversight Role	11
Board Experience and Skills	13
Director Compensation	14
Non-Employee Director Compensation	14
Director Compensation During Fiscal Year 2022	15
Election of Directors	16
Ownership of KB Home Securities	23
Stock Ownership Requirements	24
Compensation Discussion and Analysis	25
Financial Performance and Compensation Highlights	25
Pay For Performance — 2022 Fiscal Year CEO Compensation	26
Engaging With Our Stockholders	27
Compensation Governance	28
Pay Program Overview	29
NEO Compensation Components	30
Executive Compensation Decision-Making Process and Policies	36
Management Development and Compensation Committee Report	39
Executive Compensation	40
Summary Compensation Table	40
Grants of Plan-Based Awards During Fiscal Year 2022	41
Outstanding Equity Awards at Fiscal Year-End 2022	42
Option Exercises and Stock Vested During Fiscal Year 2022	43
Pension Benefits During Fiscal Year 2022	43
Non-Qualified Deferred Compensation During Fiscal Year 2022	44
Potential Payments Upon Termination of Employment or Change in Control	44
Advisory Vote to Approve Named Executive Officer Compensation	48
Ratify Ernst & Young LLP’s Appointment as Independent Auditor	50
Independent Auditor Services and Fees	50
Audit Committee Report	51
Approve the Amended and Restated KB Home 2014 Equity Incentive Plan	52
Advisory Vote on the Frequency of the Named Executive Officer Compensation Advisory Vote	58
Annual Meeting Voting Matters and Other Information	59
Voting Your Shares	59
Voting Procedures	59
Board Record Date Ratification	60
Proxy Solicitation Costs	60
Internet Availability of Proxy Materials	60
Stockholder Proposals for Our 2024 Annual Meeting of Stockholders	60
Annex 1: Corporate Governance Processes and Procedures	61
Director Independence Determinations	61
Related Party Transactions	61
Director Qualifications and Nominations	61
Board Evaluation Process	62
Audit Fee Pre-Approval Policy; Audit Committee Designation	62
Annex 2: Reconciliation of Non-GAAP Financial Measures	63
Exhibit A: Amended and Restated KB Home 2014 Equity Incentive Plan	65

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Notice
of 2023 Annual Meeting
of Stockholders

Thursday, April 20, 2023

9:00 a.m., Pacific Time

Webcast Meeting Location:
meetnow.global/MTDGK2M

Items of Business

1.

Elect 11 directors for a one-year term.

2.

Advisory vote to approve named executive officer compensation.

3.

Ratify Ernst & Young LLP’s appointment as KB Home’s independent registered public accounting firm for the fiscal year ending November 30, 2023.

4.

Approve the Amended and Restated KB Home 2014 Equity Incentive Plan.

5.

Advisory Vote on the Frequency of the Named Executive Officer Compensation Advisory Vote.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

Record Date

You are entitled to vote at the meeting and any adjournment or postponement of the meeting if you were a stockholder as of the close of business on February 24, 2023.

By order of the Board of Directors,

WILLIAM A. (TONY) RICHELIEU

Vice President, Corporate Secretary and
Associate General Counsel

Los Angeles, California

March 10, 2023

Voting

Please vote as soon as possible to ensure your shares will be represented. Holders of record may vote via the Internet, telephone or mail. Stockholders whose shares are held by an intermediate broker or financial institution, also called beneficial holders, must vote in the way their intermediary provides. Holders with a control number from our transfer agent can vote at the meeting.

Virtual Meeting Format

The meeting will be conducted online through an audio-only webcast. The accompanying Proxy Statement contains information about participating in the meeting. The meeting will have no physical location.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended November 30, 2022 (“Annual Report”), including audited financial statements, is being made available to stockholders concurrently with the accompanying Proxy Statement on or about March 10, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 20, 2023: Our Proxy Statement and Annual Report are available at www.kbhome.com/investor/proxy.

KB Home ■ 2023 Proxy Statement	5

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2023 Annual Meeting Summary

Your Board is furnishing this Proxy Statement and a proxy/voting instruction form or Notice of Internet Availability to solicit your proxy for KB Home’s 2023 Annual Meeting of Stockholders (“Annual Meeting”). We anticipate these proxy materials will be made available to stockholders on or about March 10, 2023. Below is summary information about the Annual Meeting. Please review the information in this Proxy Statement before voting.

Annual Meeting Information

Date & Time	Location:
Thursday, April 20, 2023 9:00 a.m., Pacific Time	Audio-only Webcast Meeting at meetnow.global/MTDGK2M

Meeting Agenda

Items of Business	Board Recommendation	Voting Standard
Election of Directors	FOR each of the 11 nominees	Majority of Votes Cast
Advisory vote to approve named executive officer (“NEO”) compensation, also known as “Say-on-Pay”	FOR	Majority of Shares Present and Entitled to Vote
Ratify Ernst & Young LLP’s appointment as KB Home’s independent registered public accounting firm (“Independent Auditor”) for the fiscal year ending November 30, 2023	FOR	Majority of Shares Present and Entitled to Vote
Approve the Amended and Restated KB Home 2014 Equity Incentive Plan	FOR	Majority of Shares Present and Entitled to Vote
Advisory Vote on the Frequency of the Named Executive Officer Compensation Advisory Vote	FOR	Majority of Shares Present and Entitled to Vote

Participating in the Annual Meeting Webcast

The Annual Meeting webcast at meetnow.global/MTDGK2M will open at approximately 8:45 a.m., Pacific Time, on April 20, 2023. To access the audio-only meeting, vote and ask questions, you will need a valid control number from our transfer agent, Computershare. Holders of record will receive their control number on the notice or proxy card Computershare distributes to them.

If you are a beneficial holder, meaning an intermediate broker or financial institution holds your shares, you must register with Computershare no later than 5:00 p.m., Eastern Time, on April 17, 2023, to be able to vote and ask questions at the Annual Meeting. To register, please provide Computershare with proof of your KB Home stockholdings, known as a legal proxy, obtained from your broker or financial institution, along with your name and email address. Send the items by email to legalproxy@computershare.com (use KB Home Legal Proxy in the subject line); or by mail to: Computershare, KB Home Legal Proxy, P.O. Box 43001; Providence, RI 02940-3001. Computershare will email you confirmation of your registration.

Beneficial holders who cannot obtain a legal proxy can attend the Annual Meeting as a guest at the Internet address noted above. However, they will not have the ability to vote or ask questions at the Annual Meeting.

Questions may be submitted before or during the Annual Meeting. To submit a question in advance, visit meetnow.global/MTDGK2M before 8:59 p.m., Pacific Time, on April 19, 2023, and enter a valid control number. As many stockholder questions will be answered as time permits. However, we may not respond to questions that are not pertinent to Annual Meeting matters or our business. Single responses to a group of substantially similar questions may be provided to avoid repetition. We ask attendees to help us keep the proceedings orderly by following the meeting rules of conduct.

KB Home ■ 2023 Proxy Statement	6

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Our Vision

To be the most customer-obsessed
homebuilder in the world.

Our Mission

Give our customers the ability to purchase a new
home that reflects what they value and how they
want to live, at a price they can afford.

Our Values

We make relationships the foundation for all we do.

It takes strong relationships to build a home. To build a strong relationship it takes respect, integrity, and open and honest communication. Our employees are the heart and soul of KB, and that belief in relationships defines how we behave toward each other, how we treat our customers through every step of the process, and, how we work with our suppliers, trade, and municipality partners.

We build homes that make lives better.

Innovative design and quality construction standards are the cornerstones of our brand. Behind our continuous drive to build exceptional homes is a passion for the wellbeing of those who live in them. From architecture to construction to customer service, we care about making our buyers’ lives more comfortable, convenient, and healthy. That’s how we lead the industry in customer satisfaction, and strive to keep it that way.

We believe that everyone deserves a home that’s as unique as they are.

Our business model is built on a simple, yet radical idea: a house becomes your home when it’s an expression of who you are. That’s why we give our customers the ability to choose — from homesite to elevation, from floor plan to design options — and a buying experience that’s personalized from end-to-end.

We deliver more for less.

We believe that every customer deserves a home that lives up to their dreams. That’s why it’s our shared responsibility to ensure that what we build delivers great value, so that every customer gets a home — and a homebuying experience — that can exceed their expectations without exceeding their budget. It’s a disciplined and responsible approach to homebuilding that’s good for our homebuyers and our business.

We strive for a better shared future.

From individuals, to families, to whole communities, our collective actions can have a beneficial impact on the world. We believe that every decision we make, from how we manage our workplace, to how we run our operations, has the potential to advance environmental, social, and economic sustainability.

KB Home ■ 2023 Proxy Statement	7

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Sustainability at KB Home

For over 16 years, we have been a sustainability leader in the homebuilding industry. Our longstanding commitment to sustainability is integral to our business strategy and informs our environmental, social and governance (“ESG”) practices. We believe our sustainability practices benefit our customers – principally by helping them lower their long-term costs of homeownership; our operations – distinctly differentiating us from other new home builders and from resale homes; and the environment – largely through the conservation of natural resources in our homes’ daily use over their multi-decade lives.

Responding to our customer’s interests and leveraging available advanced technologies, we have steadily expanded our sustainability efforts. They encompass building highly energy- and water-efficient homes, many with renewable solar energy, as well as waste reduction and healthier indoor air environments, guided by the U.S. Environmental Protection Agency (“EPA”) Indoor airPLUS standards. We also strive to make social contributions that intersect with our business, including, among other things, providing our employees a way to give back to the communities in which we operate. In addition, we maintain a human capital strategy focused on developing and supporting a diverse and inclusive workforce with equal opportunity and programs for training and career advancement, strong benefits, incentives, and health, safety and wellness initiatives.

We outline below our approach to sustainability, presented in line with Task Force on Climate-related Financial Disclosures (TCFD) recommendations. Our annual sustainability reports and investor relations website, which are not incorporated by reference in this Proxy Statement or any other SEC filing we make, contain information aligned with the Sustainability Accounting Standards Board (SASB), Global Reporting Initiative (GRI) and United Nations Sustainable Development Goals (SDG) frameworks.

Governance

■

Our Board oversees KB Home’s sustainability efforts as part of our overall business strategy. In addition,

■

its Audit and Compliance Committee assesses environmental sustainability; and

■

its Management Development and Compensation Committee evaluates workforce diversity, inclusion, health and safety.

■

Two directors — Arthur R. Collins and Dorene C. Dominguez — are the Board’s liaisons to management on ESG matters.

■

For the past 15 years, our National Advisory Board, a panel of external advisors, has helped shape our sustainability priorities and reporting, and stakeholder engagement approach.

■

Internally, our sustainability initiatives and external stakeholder interactions are managed through our Sustainability Leadership Team, which our Executive Vice President and Chief Operating Officer (“COO”) and our Senior Vice President for Sustainability jointly head, and our ESG Steering Committee, which our Senior Vice President, Investor Relations leads.

■

We also have an Environmental Management System, as defined by the EPA, through which we focus on continually reducing the greenhouse gas (“GHG”) emissions associated with our homes’ decades of use. This system, described in our 2021 sustainability report, provides a framework for planning, implementing, measuring, evaluating and refining these efforts over time.

Strategy

Operational Context. In our business, we acquire land, develop communities on that land and sell homes in those communities. We contract with independent construction service providers to perform all land development and home construction work. We do not operate manufacturing facilities or a vehicle fleet, or package our products. Various local utilities, and their particular power sources, supply the energy used in community development. Once a community is sold out, significant development work ceases, and residents use their homes, which can remain occupied for decades.

Focus. As most of a home’s energy consumption occurs after it is delivered to a customer, we have prioritized maximizing our homes’ energy efficiency to the extent possible using advanced, cost-effective products and technology. We believe this is the best way we can help reduce GHG emissions and minimize their climate impact. It also aligns with our core first-time homebuyers’ long-term affordability needs through potentially lower utility bills.

GHG Emission Reduction Goal. Within the foregoing context, our goal by 2025 is to build homes that, on average, emit 0.5 metric tons per year less than our average home built in 2020, an 8% reduction. We expect to achieve this goal by reducing our national average Home Energy Rating System® (HERS®) Index score by five points, from 50 for 2020 to 45 for 2025. Our 2022 national average HERS score was 48, the lowest (and therefore the most efficient) publicly reported score among large production homebuilders, including those in our peer group.

Water Conservation. Our homes also include several water-saving features to help mitigate strain on water resources. To advance this priority, every home built in our new communities in Arizona, California and Nevada since July 2022 has been RESNET HERS H2O® rated to ensure they meet the EPA’s WaterSense labeled home requirements, helping homeowners use less water and lower their utility bills in these severely drought-affected areas.

Risk Management

Our annual enterprise risk management assessment, discussed under “Standing Board Committee Profiles,” considers certain climate-related risks to our operations and challenges to our achieving our sustainability goals. We identify climate-related risks in our Annual Report. We manage these risks through the above-identified governance mechanisms.

KB Home ■ 2023 Proxy Statement	8

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Metrics and Targets

Energy Efficiency	Climate/Natural Resources			Water Efficiency

48 HERS Index Score (2022), lowest (and therefore the most efficient) publicly reported score among large production homebuilders (average is 58 for all rated homes in 2022)

175,000+ U.S. EPA ENERGY STAR® certified homes built, more than any other homebuilder since 2000

100% ENERGY STAR certified home commitment since 2008 (only ~10% of all new U.S. homes built in 2022 were ENERGY STAR certified)

17,500+ solar homes built

1 HERS Index score point reduction in our national average score — 49 to 48 — from 2021 to 2022, on track with our goal to achieve a 45 national average HERS Index score in 2025

0.1 metric tons of reduction in GHG emissions (est.) from the average KB home built in 2022 compared to 2021

6.9 billion pounds cumulative CO2 emission reduction (est.) from our ENERGY STAR certified new homes, compared to typical homes without those features

19,000+ U.S. EPA WaterSense labeled and Water Smart homes built, more than any other homebuilder since 2005

1,000,000+ WaterSense labeled fixtures installed

100% WaterSense labeled fixture commitment since 2009, and WaterSense labeled home commitment for our new communities in Arizona, California and Nevada since July 2022

1.7 billion gallons of water saved each year (est.) from our homes and fixtures, compared to typical homes without these features

Indoor Environment Enhancement	Workforce Diversity*			Social Practices

High-performance ventilation systems, low- or zero-VOC products and MERV-13 rated air filters are standard in our homes. MERV-13 rated air filters, one of the highest rated on the market, exceed ENERGY STAR requirements

Our new homes include a high-efficiency heating and cooling system, and smartphone-controllable thermostats, which can help with indoor comfort and save money on electric bills each year

		Female	Minority

Publicly available policies include:

■

Ethics Policy

■

Human Rights statement

■

Supplier Code of Conduct

■

Responsible Marketing practices

As described in our Annual Report, our commitment to the communities we serve is not solely about the homes we build. We also strive to make social contributions that intersect with the nature of our business

	Managers	33% (32%)	22% (21%)
	Overall	41% (40%)	38% (35%)
We will continue using targeted recruiting, and talent development and promotion strategies, to expand our employee and leadership diversity
* Data as of November 30, 2022 and (2021). Please see page 13 for Board diversity.

Additional Recognition

We are the only national homebuilder named on the following:

■

Newsweek® — Most Responsible Companies list for 2021, 2022 and 2023, awarded for our industry-leading environmental initiatives, dedication to social responsibility and strong corporate governance standards

■

The Wall Street Journal® — “Management Top 250” list for both 2021 and 2022, as developed by the Drucker Institute, based on our performance in customer satisfaction, employee engagement and development, innovation, social responsibility and financial strength

KB Home ■ 2023 Proxy Statement	9

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Board and Corporate Governance Overview

As strong corporate governance is a key driver of long-term stockholder value, the Board has implemented a robust governance framework and leading practices to oversee the management of our business, as highlighted below and discussed elsewhere in this Proxy Statement.(1)

Independence	Accountability	2022 Meetings and Attendance
■

All directors, except for our President and Chief Executive Officer (“CEO”), are independent.

■

There is a robust Lead Independent Director position with significant responsibilities and authority, as described below.

■

Only independent directors serve on Board committees.

■

During 2022, there were no related party transactions.

■

All directors are elected on an annual basis under a majority voting standard.

■

We have one class of voting securities allowing each holder one vote for each share held, and no supermajority voting requirements (except per Delaware law, our state of incorporation).

■

We proactively engage with our stockholders year-round on our business strategy, performance and outlook, and ESG matters.

■

Directors and senior executives are subject to significant stock ownership requirements, and they and all employees may not pledge or hedge holdings of our securities.

■

Executive officers are subject to an incentive compensation claw-back policy, and all unvested employee equity awards require double- trigger vesting in a change in control.

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Each incumbent director who is standing for election attended at least 75% of his or her total Board and committee meetings.

■

We expect directors to attend our annual stockholder meetings. All directors attended our 2022 annual meeting, except for the retiring Timothy W. Finchem.

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The Board held four meetings and acted by unanimous written consent.

■

The Audit and Compliance Committee held five meetings.

■

The Management Development and Compensation Committee held six meetings.

■

The Nominating and Corporate Governance Committee held four meetings.

■

No directors are over-boarded.

Board and Committee Governance Structure

Board Leadership

Jeffrey T. Mezger, our CEO, has served as Chairman of the Board since 2016. The non-employee directors have elected Mr. Mezger as Chairman based on his fundamental understanding of our business model and effective operational leadership, and their belief that combining the roles of Chairman and CEO enhances our ability to achieve our long-term growth goals. Board governance is balanced with a strong Lead Independent Director position, which is designed to maintain the Board’s firm independent oversight. Melissa Lora has served as Lead Independent Director since 2016.

Lead Independent Director Key Duties

■

Presides at all Board meetings where the Chairman is not present and at all executive sessions and meetings of the non-employee directors, which may be called at any time and for any purpose.

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Consults with the Chairman and the non-employee directors regarding meeting agendas and schedules, as well as the content and flow of information to the Board.

■

Provides Board leadership if there is (or there is perceived to be) a conflict of interest with respect to the role of the Chairman who is also the CEO.

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If requested by major stockholders, being available to them for consultation and communication as appropriate.

■

Any additional duties set forth in our Corporate Governance Principles or By-Laws, or as the Board may determine from time to time.

(1)

Additional information about our corporate governance policies, processes and procedures is provided in Annex 1

KB Home ■ 2023 Proxy Statement	10

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Our Board’s Risk Oversight Role

Our Board is elected by our stockholders to oversee the management of our business and affairs and assure stockholders’ long-term interests are being served. Among other specified activities, the Board as a whole, or through its standing committees, reviews assessments of and senior management’s plans with respect to significant risks we face.

In performing this function, the Board has delegated oversight of certain risks to its standing committees as deemed relevant to their particular areas of focus. The committee chairs report to the Board about such delegated risks and other matters as part of each Board meeting. The Board itself monitors significant enterprise-wide operational and financial risks to our business, and management’s strategies to address or mitigate them, through briefings our CEO, CFO and COO provide at each Board meeting and between meetings, as appropriate. The Board also periodically receives regulatory and legal briefings from our general counsel. In addition, the Board reviews and approves our shelf registration statements and debt and equity offerings thereunder, in some cases delegating the pricing of such transactions to a standing or ad hoc committee of independent directors, as well as our unsecured revolving credit facility and term loan agreements, and our share repurchase programs. The Board also approves land acquisitions if the purchase price or the purchase price plus expected land development exceed certain thresholds. Though no such land acquisition reviews occurred in 2022, in such cases, the proposed project, as with all our communities, will have previously been assessed through our standard local, regional and corporate review processes. As noted under “Sustainability at KB Home,” the Board oversees our sustainability program, which comprises our ESG practices, as part of our overall business strategy.

Standing Board Committee Profiles

Audit and Compliance Committee (“Audit Committee”)	Members:
	■ Dr. Thomas W. Gilligan (Chair) ■ Arthur R. Collins ■ Dorene C. Dominguez	■ Kevin P. Eltife ■ Dr. Stuart A. Gabriel

Principal Responsibilities:

Oversees our corporate accounting and reporting practices and audit process, including our Independent Auditor’s qualifications, independence, retention, compensation and performance, and our compliance with legal and regulatory requirements; and may approve our incurring, guaranteeing or redeeming debt.

Delegated Risk Oversight:

■

Oversees management’s performance of an annual enterprise risk management assessment, which our internal audit department organizes and coordinates. This assessment identifies significant short-term (such as orders and cancellation rates, and supply chain management), and long-term (such as land asset and community count management, and land development activities) risks based on probability, impact and mitigating factors, which the Audit Committee reports on to the Board.

■

The assessment follows the COSO Enterprise Risk Management Integrated Framework and is a component of how our executive team sets business strategies and objectives and manages operations, including our sustainability initiatives.

■

This assessment’s outcome drives our internal audit department’s activities for the subsequent 12 months, which are based on a committee-approved annual audit plan. The internal audit department’s performance against the approved audit plan, along with the department’s audit findings, are reported and discussed at the committee’s quarterly meetings and on request.

■

Evaluates our management of matters in which we have or may have material liability exposure, including those pertaining to environmental sustainability.

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Monitors cybersecurity risks and our evolving physical, electronic and other protection strategies and initiatives. This includes engaging in periodic reviews with management covering KB Home’s cybersecurity tools and resources, threat environment, incident reporting procedures and future plans, with the most recent review conducted in October 2022.

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Receives and discusses reports from our senior finance, accounting, legal and compliance, and internal audit personnel at each regular meeting on risks within their respective area of responsibility. It also conducts separate executive sessions at those meetings with each of those individuals and with our Independent Auditor to discuss such risks.

KB Home ■ 2023 Proxy Statement	11

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Management Development and Compensation Committee (“Compensation Committee”)	Members:
	■ Melissa Lora (Chair) ■ Arthur R. Collins ■ Timothy W. Finchem	■ Jodeen A. Kozlak ■ Brian R. Niccol ■ James C. Weaver

Principal Responsibilities:

Evaluates and recommends our CEO’s compensation; determines compensation for the CEO’s direct reports; evaluates and recommends non-employee director compensation; and oversees our policies and programs relating to significant human resource concerns, including non-discrimination and equal employment opportunity policies, and initiatives designed to foster the diversity and inclusion of talents, backgrounds and perspectives within, and to support the health and safety of, our workforce. Frederic W. Cook & Co., Inc. (“FWC”) assists the committee with executive and non-employee director compensation as its outside compensation consultant.

Delegated Risk Oversight:

■

Oversees an annual employee compensation risk assessment FWC performs together with our management that largely focuses on potential policy and program design and implementation risks.

■

Annually reviews our compliance with our equity-based award grant policy, and our human capital development and management succession planning (both short- and long-term) for all levels of our organization, which, among other things, assesses executive bench readiness and diversity within our workforce.

■

Reviews and, as appropriate, approves the compensation arrangements our senior human resources personnel develop.

■

Based on this oversight approach, including the results of our most recent annual employee compensation risk assessment, we do not believe that risks arising from our present employee compensation policies and programs, including those applicable to senior executives, are reasonably likely to have a material adverse effect on us.

Nominating and Corporate Governance Committee (“Nominating Committee”)	Members
	■ James C. Weaver (Chair) ■ Dorene C. Dominguez ■ Kevin P. Eltife	■ Timothy W. Finchem ■ Dr. Thomas W. Gilligan

Principal Responsibilities:

Oversees our corporate governance policies and practices; and as further discussed in Annex 1, reviews “related party transactions;” identifies, evaluates and recommends qualified director candidates to the Board; and administers the annual Board evaluation process.

Delegated Risk Oversight:

■

Oversees corporate governance-related risks, including assessing potential related party transactions, and evaluating the mix of director skills and experience with that of potential director candidates and the Board’s needs.

■

Reviews proposed updates to our core governance policies based on input from management and recommends changes to the Board.

■

Monitors on an annual basis our political contributions and participation in industry trade associations.

Board Committee Membership Changes

Board Committee memberships changed on April 7, 2022, as follows:

■

Robert L. Johnson, who served on the Compensation Committee and as Nominating Committee Chair, retired from the Board.

■

Mr. Collins joined the Compensation Committee.

■

Mr. Weaver became Nominating Committee Chair.

■

Mr. Eltife joined the Nominating Committee.

There were no other changes to the Board Committees’ composition in 2022.

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Board Experience and Skills

We have a balanced and well-diversified Board composed of actively engaged directors possessing skill sets in a range of sectors relevant to our business, as summarized below, along with the proportion of current directors possessing a corresponding attribute or skill. Our directors are also financially literate and have executive management or other experience that enables them to effectively contribute business and strategic insight, risk management sensibility, informed counsel and practical knowledge across the operating dimensions of our enterprise. The information below reflects all directors serving as of March 10, 2023.

100%	Corporate Governance: Experience with public or large private company governance.
91%	Enterprise Leadership: Experience as a chief executive or top manager for a commercial or academic organization, including responsibility for implementing strategic plans and managing risk.
36%	Environmental: Experience or expertise with managing or advising on operational environmental matters, or possesses a relevant academic/research background.
82%	Finance/Investing: Professional or academic expertise or experience in preparing, auditing or evaluating financial statements, or in managing commercial investments.
64%	Government: Experience serving as a public official or in another public position, or working with or advising on regulatory, legislative or policy matters.
27%	Homebuilding: Experience or expertise in residential land development or home construction activities.
55%	Human Capital Management: Experience in talent management, professional development and/or succession planning.
91%	Real Estate: Professional experience in acquiring, managing or selling real estate assets.
45%	Retailing: Experience operating or managing retail businesses or operations similar to our design studios.
36%	Technological Innovation: Experience with or management of technology applications, advanced products or organizations that develop them. One director has cybersecurity management experience.

Board Diversity Considerations

The Board considers diversity for directors and director candidates as encompassing race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of an individual. Beyond their diverse perspectives, skills and demographic characteristics, 36% of our directors are women or ethnic minorities. Our Board members are situated in regional locations in proportion to our business.

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Director Compensation

The Compensation Committee periodically evaluates, with FWC’s assistance, and makes recommendations to the Board regarding compensation and benefits for non-employee directors, with attention to maintaining competitive positioning relative to peer public homebuilders and similarly situated companies. Non-employee director compensation was last adjusted in July 2019. Directors, other than Mr. Mezger, who is not paid for his Board service, are compensated as described below. We also pay directors’ travel-related expenses for Board meetings and Board activities. Our director compensation program is shown in the table below.

Non-Employee Director Compensation*

Board Retainer:	$100,000
Equity Grant (grant date fair value):	$162,500
Lead Independent Director Retainer:	$40,000
Committee Chair Retainers:	$27,500 (Audit Committee) $21,000 (Compensation Committee) $20,000 (Nominating Committee)
Committee Member Retainers:	$12,500 (Audit Committee) $10,000 (Compensation Committee) $10,000 (Nominating Committee)
Meeting Fees:	$1,500 (per applicable meeting, as described below)
* Directors elected to the Board other than at an annual meeting receive prorated compensation.

Retainers

Each director may elect to receive retainers in equal quarterly cash installments, in unrestricted shares of our common stock or in deferred common stock awards (“stock units”). Equity-based grants are made as described below.

Equity Grants

Except as noted below, each director may elect to receive their equity grant in common stock or stock units. Grants are made on election to the Board, with the rounded number of shares/units based on our common stock’s grant date closing price. Directors receive a share of our common stock for each stock unit they hold on the earlier of a change in control or leaving the Board. Directors receive cash dividends on their common stock holdings and cash dividend equivalent payments on their stock units. Stock units have no voting rights. If a director has not satisfied their stock ownership requirement (see under “Stock Ownership Requirements”), they can receive only stock units for their equity grant and must hold all shares of common stock until they satisfy the requirement or leave the Board.

Meeting Fees

Directors receive fees for each non-regularly scheduled Board or committee meeting they attend if they have also attended all the same body’s prior meetings in a specified 12-month period. No meeting fees were paid in 2022.

Indemnification Agreements

We have agreements with our directors that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.

Directors’ Legacy Program

From 1995 to 2007, we maintained a Directors’ Legacy Program. Mr. Finchem and Ms. Lora are the only current directors who are participants. Under the program, after a participant’s death, we will make a donation on their behalf of up to $1.0 million directly to up to five participant-designated qualifying charitable institutions or organizations in 10 equal annual installments. Program participants are fully vested in their donation amount; however, neither they nor their families receive any proceeds, compensation or tax savings associated with the program. We maintain life insurance policies to help fund program donations. In 2022, no premium payments were required to be made on policies associated with current directors. The total amount payable under the program at November 30, 2022 was $14.1 million.

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Director Compensation During Fiscal Year 2022

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)	Total ($)
Mr. Collins	$120,000	$162,500	$—	$282,500
Ms. Dominguez	122,500	162,500	—	285,000
Mr. Eltife	120,000	162,500	—	282,500
Mr. Finchem	—	302,500	—	302,500
Dr. Gabriel	112,500	162,500	—	275,000
Dr. Gilligan	137,500	162,500	—	300,000
Mr. Johnson	25,000	—	—	25,000
Ms. Kozlak	—	272,500	—	272,500
Ms. Lora	161,000	162,500	—	323,500
Mr. Niccol	27,500	272,500	—	300,000
Mr. Weaver	122,500	162,500	—	285,000
(a)

Fees Earned or Paid in Cash. These amounts generally represent cash retainers paid to directors per their individual elections. The amount for Ms. Lora includes her Lead Independent Director retainer. The amount for Mr. Johnson reflects his remaining cash retainer paid prior to his retiring from the Board on April 7, 2022.

(b)

Stock Awards. These amounts represent the aggregate grant date fair value of the shares of our common stock or stock units granted to our directors in 2022 based on their individual elections with regard to their retainers and type of equity grant (i.e., shares or stock units). The grant date fair value of each such award is equal to the closing price of our common stock on the date of grant. All grants were made on April 7, 2022. The table below shows the respective grants to our directors in 2022.

Name	2022 Common Stock Grants (#)	2022 Stock Unit Grants (#)
Mr. Collins	5,230	—
Ms. Dominguez	5,230	—
Mr. Eltife	5,230	—
Mr. Finchem	—	9,091
Dr. Gabriel	5,230	—
Dr. Gilligan	—	5,230
Ms. Kozlak	8,769	—
Ms. Lora	5,230	—
Mr. Niccol	—	8,769
Mr. Weaver	—	5,230

The aggregate number of outstanding equity awards held by our non-employee directors at the end of our 2022 fiscal year are shown under “Ownership of KB Home Securities,” exclusive of 2,043 shares of our common stock Ms. Lora holds in a family trust.

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Election of Directors

The Board will present as nominees at the Annual Meeting, and recommends our stockholders elect to the Board, each of the individuals named below for a one-year term ending at the election of directors at our 2024 annual meeting. Each nominee, including Mr. Jose M. Barra, who is standing for election for the first time and is not currently a director, has consented to being nominated and agreed to serve as a director if elected.

Should any of the nominees become unable to serve as a director prior to the Annual Meeting, the named proxies, unless otherwise directed, may vote for the election of another person as the Board may recommend. If the Board’s nominees below are elected at the Annual Meeting, the Board will have 11 directors.

Voting Standard

To be elected, each nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against their election).

FOR	Board recommendation: FOR approval of each director nominee

Director Succession and Refreshment

Although there are no term limits for directors, a director must retire from the Board as of the first annual meeting following their 75th birthday. Based on this requirement, Mr. Finchem is not standing for election, and will step down from the Board as of the election of directors, at the Annual Meeting.

Since 2020, the Board has implemented a plan to refresh its members’ diversity, skills, experiences and expertise, resulting in the recent elections of directors Arthur R. Collins, Kevin P. Eltife, Jodeen A. Kozlak and Brian R. Niccol. Continuing with that initiative, the Board, with a professional search firm’s assistance, identified and approved nominating Jose M. Barra as a director at the Annual Meeting. Mr. Barra has considerable leadership experience distinctly applicable to core components of our Built to Order® homebuying and operational processes spanning merchandising and retailing, supply chain management, and customer relationships and satisfaction in a housing-related business. He is also a prominent professional in the Southeastern United States, a region comprising several of our served markets and in which we generate a meaningful portion of our consolidated revenues.

Majority Voting Standard

Our Corporate Governance Principles provide that a director nominee who fails to win election to the Board in an uncontested election is expected to tender his or her resignation from the Board (or to have previously submitted a conditional tender). An “uncontested election” is one in which there is no director nominee that has been nominated by a stockholder in accordance with our By-Laws. This election is an uncontested election. If an incumbent director fails to receive the required vote for election in an uncontested election, the Nominating Committee will act promptly to determine whether to accept the director’s resignation and will submit its recommendation for the Board’s consideration. The Board expects the director whose resignation is under consideration to abstain from participating in any decision on that resignation. The Nominating Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation.

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Age: 53 Director Nominee Senior Vice President, Merchandising Décor, The Home Depot, Inc.

Jose M. Barra

Jose M. Barra is Senior Vice President, Merchandising Décor at The Home Depot, Inc., the world’s largest home improvement retailer. Mr. Barra has served in this role since 2018, responsible for the strategic direction and financial performance of Home Depot’s flooring, paint, kitchen, bath, appliances, décor, storage and organization businesses. Mr. Barra joined The Home Depot in 2017 and previously served as Senior Vice President of Merchandising Services, where he led a team of more than 26,000 associates and was responsible for the company’s in-store environment, field merchandising and merchandising execution team efforts.

Before joining Home Depot, Mr. Barra served as an Executive Vice President of Optum Inc., a diversified health and well-being company and subsidiary of UnitedHealth Group Incorporated, a managed healthcare and insurance company. Prior to that, he served as Executive Vice President of merchandising, essentials and hardlines at Target Corporation, one of the largest retailers in the U.S., where he was responsible for the strategic direction and financial performance of 10 divisions that generated more than 60 percent of total company revenues. Earlier in his career, Mr. Barra also held positions with McKinsey & Company and served as managing director of the real estate and new business development arm of the largest retail conglomerate in Ecuador. In addition to his proven leadership skills, Mr. Barra is a highly respected retail executive who brings significant experience, expertise and insight into home design, the customer experience and consumer trends, and a presence in the Southeast United States, a significant region for KB Home.

Current Public Company Directorships:

■

None

Other Professional Experience:

■

Board Member, The Home Depot Foundation (2022 to present)

■

Senior Vice President, Merchandising Services, The Home Depot, Inc. (2017-2018)

■

Executive Vice President and Chief Executive Officer Consumer Solutions Group, Optum, UnitedHealth Group Incorporated (2016 – 2017; Executive Vice President, 2015 – 2016)

■

Executive Vice President, Merchandising, Target Corporation (2014 – 2015)

Age: 62 Director Service Since: 2020 Founder and Managing Partner, theGROUP

Arthur R. Collins

Arthur R. Collins is the founder and Managing Partner of theGROUP, a strategy, policy and communications firm. Prior to founding theGROUP in 2011, Mr. Collins was Chairman and CEO of Public Private Partnership, Inc., which he established in 1989. Mr. Collins has deep experience advising corporate, governmental, nonprofit and political organizations across a broad range of matters, including national security, energy, healthcare, agriculture, information technology, transportation, manufacturing and financial services. He also has a substantial presence in Washington, D.C. and the Southeast United States, where we have significant business operations.

Public Company Directorships:

■

KB Home

■

Aflac Incorporated

■

RLJ Lodging Trust

Other Professional Experience:

■

Vice Chair, Brookings Institution Board of Trustees (2014-Present)

■

Chairman, Morehouse School of Medicine Board of Trustees (2008-Present)

■

Member, Meridian International Center Board of Trustees (2011-2017)

■

Chairman, Florida A&M University Board of Trustees (2001-2003)

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Age: 60 Director Service Since: 2017 Chairwoman and Chief Executive Officer, Vanir Group of Companies, Inc.

Dorene C. Dominguez

Dorene C. Dominguez has served since 2004 as Chairwoman and Chief Executive Officer of the Vanir Group of Companies, Inc. and its subsidiaries Vanir Construction Management, Inc. and Vanir Development Company, Inc., which provide a wide range of program, project and construction management services for clients in the healthcare, education, justice, water/wastewater, public buildings, transportation and energy markets throughout the United States. Ms. Dominguez also serves as Chair of The Dominguez Dream, a nonprofit organization that provides academic enrichment programs in math, science, language arts and engineering to elementary schools in underserved communities. Ms. Dominguez has extensive experience in executive management, finance, and civic engagement, as well as significant expertise in project and asset management and real estate development. She also has a substantial presence and is well-regarded in California, an important market for us.

Public Company Directorships:

■

KB Home

■

Douglas Emmett, Inc.

■

CIT Group (2017-2022)

Other Professional Experience:

■

Board of Trustees Member, University of Notre Dame (2018-Present)

■

Advisory Board Member, Aspen Institute Latinos and Society (AILAS) Program (2020-Present)

■

Board Member, Pride Industries, nonprofit employer of individuals with disabilities (2009-Present)

■

Board Member, CIT Bank, N.A. (2017-2022)

■

Member, The Coca-Cola Company Hispanic Advisory Council (2016-2022)

Age: 63 Director Service Since: 2020 Founder and Owner, Eltife Properties, Ltd.

Kevin P. Eltife

Kevin P. Eltife has been the founder and owner of Eltife Properties, Ltd., a commercial real estate investment firm, since 1996. He also has served since 2018 as the Chairman of The University of Texas System Board of Regents, following his initial appointment to that board in 2017. Previously, Mr. Eltife served as a Texas State Senator and as the Mayor of Tyler, Texas. Mr. Eltife has significant expertise in overseeing sophisticated real estate development projects, a strong background in executive leadership and governance, and considerable policymaking and civic engagement experience. In addition, he is highly regarded in Texas, which is a key market for us.

Public Company Directorships:

■

KB Home

Other Professional Experience:

■

Chairman, The University of Texas System Board of Regents (2018-Present; Member 2017-Present)

■

Texas State Senator (2004-2016; President pro tempore, 2015-2016)

■

Director, First Citizens Bank (2002-Present)

■

Mayor, Tyler, Texas (1996-2002)

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Age: 69 Director Service Since: 2016 Director, Richard S. Ziman Center for Real Estate at UCLA Distinguished Professor of Finance and Arden Realty Chair, UCLA Anderson School of Management

Dr. Stuart A. Gabriel

Dr. Gabriel has been since 2007 the Director of the Richard S. Ziman Center for Real Estate at UCLA, and is Distinguished Professor of Finance and Arden Realty Chair at the UCLA Anderson School of Management. With Dr. Gabriel’s significant professional experience in and distinguished study of macroeconomics and real estate, mortgage and finance markets, he has considerable knowledge and insight with respect to the economic, regulatory and financial drivers that affect housing and homebuilding at local, regional and national levels. In addition, with more than two decades of service in leadership roles at two of the most preeminent academic institutions in the country — UCLA and USC — he has substantial management and administrative expertise and is highly respected for his perspective on housing and land use matters in California, an important market for us, and nationally.

Public Company Directorships:

■

KB Home

■

KBS Real Estate Investment Trust II, Inc.

■

KBS Real Estate Investment Trust III, Inc.

■

KBS Real Estate Investment Trust, Inc. (2005-2018)

Other Professional Experience:

■

Director and Lusk Chair, USC Lusk Center for Real Estate (1997-2007)

■

Associate Professor/Professor, Finance and Business Economics, USC Marshall School of Business (1990-1997)

■

Economics Staff Member, Federal Reserve Board (1986-1990)

Age: 68

Director Service Since:

2012

Emeritus Senior Fellow,

The Hoover Institution

on War, Revolution

and Peace

Clinical Professor of

Finance and a Senior

Scholar at the McCombs

School of Business Salem

Center for Policy

Dr. Thomas W. Gilligan

Dr. Gilligan is currently an Emeritus Senior Fellow at the Hoover Institution on War, Revolution, and Peace at Stanford University, a position he has held since September 2020. In addition, since September 2021, Dr. Gilligan has been a clinical professor of finance and a senior scholar at the McCombs School of Business Salem Center for Policy. From September 2015 until September 2020, Dr. Gilligan served as the Tad and Dianne Taube Director of the Hoover Institution, which is a public policy research center devoted to the advanced study of economics, politics, history, political economy, and international affairs. Dr. Gilligan has broad knowledge of and significant academic credentials in the fields of finance, economics, and business administration. He also brings extensive leadership skills and experience from his many years of service as a dean at two of the premier post-graduate business schools in the country and his immediate past position as the head of a prominent public policy institution. In addition, he is well-known and highly regarded, professionally and personally, in both Texas and California, which are key markets for us.

Public Company Directorships:

■

KB Home

■

Southwest Airlines Co.

Other Professional Experience:

■

Director, Hoover Institution (2015-2020)

■

Dean, McCombs School of Business (2008-2015)

■

Interim Dean, USC Marshall School of Business (2006-2007; Professor 1987-2006)

■

Assistant Professor, California Institute of Technology (1984-1987)

■

Staff Economist, White House Council of Economic Advisors (1983-1984)

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Age: 59 Director Service Since: 2021 Founder and CEO, Kozlak Capital Partners, LLC

Jodeen A. Kozlak

Jodeen A. Kozlak is the founder and CEO of Kozlak Capital Partners, LLC, a private consulting firm. Ms. Kozlak previously served as the Global Senior Vice President of Human Resources of Alibaba Group, a multinational conglomerate. Ms. Kozlak also previously served as the Executive Vice President and Chief Human Resources Officer of Target Corporation, one of the largest retailers in the U.S., and held other senior roles in her 15-year career at the company. Prior to joining Target, Ms. Kozlak was a partner in a private law practice. Ms. Kozlak has significant experience and insight into human capital management, talent development and executive compensation across a variety of organizational structures, as well as a strong background in executive leadership. In addition, she is well-known and highly respected in California, which is a key market for us.

Public Company Directorships:

■

KB Home

■

C.H. Robinson Worldwide, Inc.

■

MGIC investment Corporation

■

Leslie’s, Inc. (2020-2023)

Other Professional Experience:

■

Global Senior Vice President of Human Resources of Alibaba Group (2016-2017)

■

Executive Vice President and Chief Human Resources Officer of Target Corporation (2007-2016)

Age: 60 Director Service Since: 2004 Lead Independent Director Service Since: 2016 Former President, Taco Bell International

Melissa Lora

Melissa Lora, a corporate director, served in several senior executive roles over her 31-year career at Taco Bell Corp., a division of Yum! Brands, Inc., one of the world’s largest restaurant companies, including as president of its international businesses at her retirement. In that position, she spearheaded Taco Bell International’s strategy, structure and growth, and was widely recognized as an influential female leader in the industry. Ms. Lora is knowledgeable of and has substantial experience and expertise in financial matters as well as in managing real estate assets. She made significant contributions to the work of the Audit Committee during her tenure as a member, providing strong leadership as its chair from 2008 to 2018. The Board first elected Ms. Lora as Lead Independent Director in November 2016 and has re-elected her to the role in each subsequent year.

Public Company Directorships:

■

KB Home

■

Conagra Brands, Inc.

■

MGIC Investment Corporation (2018-2022)

Other Professional Experience:

■

President, Taco Bell International (2013-2018)

■

Global Chief Financial and Development Officer, Taco Bell Corp. (2012-2013)

■

Chief Financial and Development Officer, Taco Bell Corp. (2006-2012)

■

Chief Financial Officer, Taco Bell Corp. (2001-2006)

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Age: 67 Director Service Since: 2006 Chairman Service Since: 2016 Chairman, President and Chief Executive Officer, KB Home

Jeffrey T. Mezger

Jeffrey T. Mezger has been our President and Chief Executive Officer since November 2006 and was elected Chairman of the Board in 2016. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Arizona Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. In 2012, Mr. Mezger was inducted into the California Homebuilding Foundation Hall of Fame. As our CEO, Mr. Mezger has demonstrated consistently strong operational leadership, and ownership of our business strategy and its results. He has also established himself as a leading voice in the industry through his over 40 years of experience in the public company homebuilding sector.

Public Company Directorships:

■

KB Home

Other Professional Experience:

■

Policy Advisory Board Member, Fisher Center for Real Estate and Urban Economics at UC Berkeley Haas School of Business (2010-present)

■

Founding Chairman, Leading Builders of America (2009-2013; Executive Committee member until 2016)

■

Policy Advisory Board Member, Harvard Joint Center for Housing Studies (2004-present; Board Chair 2015-2016)

■

Executive Board Member, USC Lusk Center for Real Estate (2000-2018)

Age: 48 Director Service Since: 2021 Chairman and Chief Executive Officer, Chipotle Mexican Grill, Inc.

Brian R. Niccol

Brian R. Niccol is the Chairman and Chief Executive Officer of Chipotle Mexican Grill, Inc., which operates 3,100 company-owned restaurants across the U.S., as well as in Canada and Europe. Mr. Niccol has served as Chipotle’s Chief Executive Officer since 2018 and as its Board Chairman since 2020. From 2015 to 2018, Mr. Niccol served as Chief Executive Officer of Taco Bell Corp., a division of Yum! Brands, Inc., a global restaurant company. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President from 2013 to 2014. Prior to Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol has significant experience and expertise in executive leadership, operational strategy development and execution, digital marketing and brand building. In addition, he is well known and highly respected in California, which is a significant market for us.

Public Company Directorships:

■

KB Home

■

Chipotle Mexican Grill, Inc.

■

Harley-Davidson, Inc. (2016-2021)

Other Professional Experience:

■

Chief Executive Officer, Taco Bell Corp. (2015-2018; President 2013-2014; Chief Marketing and Innovation Officer 2011-2013)

■

General Manager and Chief Marketing Officer, Pizza Hut (2009-2011; Chief Marketing Officer 2007-2009; other management positions 2005-2007)

■

Brand Management, Procter & Gamble, Co. (1996-2005)

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Age: 47 Director Service Since: 2017 Chief Executive Officer and Chairman, CW Interests, LLC

James C. Weaver

James C. “Rad” Weaver is CEO and Chairman of CW Interests, LLC, an investment management firm in San Antonio, Texas. He oversees the implementation of the company’s investment strategies, including management of direct investments in private operating businesses. Mr. Weaver is the former CEO of McCombs Partners. He also serves as a director of several private companies including Cox Enterprises, Inc., Circuit of the Americas and Milestone Brands. In 2017, he was appointed to the University of Texas System Board of Regents. Mr. Weaver has considerable experience in executive leadership, business strategy and execution, financial planning and analysis, and asset/investment management across a broad range of industries along with critical insight on governance and economic and regulatory policymaking. In addition, with his professional achievements and significant community involvement, he has a substantial presence and is well-regarded in Texas, a core market for us.

Public Company Directorships:

■

KB Home

Other Professional Experience:

■

Member, The University of Texas System Board of Regents (2017-Present)

■

Board Member and Current Chair Pro Tem, San Antonio Branch, Federal Reserve Bank of Dallas (Member 2014-Present; Chair Pro Tem 2016-Present)

■

Member, The McCombs School of Business Advisory Council (2014-Present)

■

San Antonio Chamber of Commerce Board of Directors (Member 2014-2017; Chairman 2016-2017)

■

McCombs Partners (2000-2020; Chief Executive Officer 2006-2020)

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Ownership of KB Home Securities

The table below shows the amount and nature of our non-employee directors’ and NEOs’ respective beneficial ownership of our common stock as of March 1, 2023. Except as otherwise indicated below, the beneficial ownership is direct and each owner has sole voting and investment power with respect to the reported securities holdings.

Non-Employee Directors	Total Ownership(a)	Stock Options(b)
Arthur R. Collins	10,684	—
Dorene C. Dominguez	29,678	—
Kevin P. Eltife	10,684	—
Timothy W. Finchem	196,138	—
Dr. Stuart A. Gabriel	43,878	—
Dr. Thomas W. Gilligan	46,293	—
Jodeen A. Kozlak	15,499	—
Melissa Lora	185,849	—
Brian R. Niccol	11,907	—
James C. Weaver	32,962	—
Named Executive Officers
Jeffrey T. Mezger	2,230,529	757,952
Jeff J. Kaminski	490,044	305,882
Robert V. McGibney	76,390	49,402
Albert Z. Praw	168,040	—
Brian J. Woram	294,756	133,272
All Directors and Executive Officers as a Group (15 people)	3,647,583	1,246,508
(a)

The total ownership amount includes the stock option holdings shown on the table. No non-employee director or NEO owns more than 1% of our outstanding common stock, except for Mr. Mezger, who owns 2.5%. All non-employee directors and executive officers as a group own 4.1% of our outstanding common stock. The total ownership amount reported for each non-employee director includes all equity-based compensation awarded to them for their service on the Board, encompassing shares of common stock and stock units. Included in Messrs. Mezger’s, McGibney’s and Woram’s reported total ownership are 60,514, 2,288 and 5,613 restricted shares of our common stock, respectively. Dr. Gabriel, Ms. Lora and Mr. Kaminski each hold their respective vested shares of our common stock in family trusts over which they have shared voting and investment control with their respective spouses. Director nominee Mr. Barra does not own any KB Home securities.

(b)

The reported stock option amounts are the shares of our common stock that can be acquired within 60 days of March 1, 2023. We have not granted stock options as an element of director and employee compensation since 2016.

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The following table shows the ownership of each stockholder known to us to beneficially own more than five percent of our common stock. Except for the Grantor Stock Ownership Trust (“GSOT”), the below information (including footnotes) is based solely on the stockholders’ respective filings with the SEC reporting such ownership as of December 30, 2022 and December 31, 2022, as applicable. Some percentage figures below have been rounded.

Stockholder(a)	Total Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	10,281,343	12.0%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	7,690,798	9.0%
KB Home Grantor Stock Ownership Trust(b) Delaware Charter Guarantee & Trust Company dba Principal Trust Company Wilmington, DE 19805-1265	6,705,247	7.5%
FMR LLC 245 Summer Street, Boston, MA 02210	4,963,803	5.8%
(a) The stockholders’ respective voting and dispositive power with respect to their reported ownership is presented below, excluding the GSOT.
	Blackrock, Inc.(i)	The Vanguard Group, Inc.(ii)	FMR LLC(iii)
Sole voting power	10,125,359	—	4,459,162
Shared voting power	—	72,442	—
Sole dispositive power	10,281,343	7,542,006	4,963,803
Shared dispositive power	—	148,792	—

(i)

Blackrock, Inc. is a parent holding company. A BlackRock, Inc. subsidiary, BlackRock Fund Advisors, beneficially owned five percent or more of Blackrock, Inc.’s reported total beneficial ownership.

(ii)

The Vanguard Group, Inc. is an investment adviser to various investment companies.

(iii)

FMR LLC is a parent holding company. A wholly-owned FMR LLC subsidiary, Fidelity Management & Research Company, an investment adviser to various investment companies (“Fidelity Funds”), votes the shares of our common stock held by the Fidelity Funds.

(b)

The GSOT’s percent of class figure is relative to the total number of shares of our common stock entitled to vote at the Annual Meeting. The GSOT holds these shares pursuant to a trust agreement with a division of Delaware Charter Guarantee & Trust Company dba Principal Trust Company as trustee. Both the GSOT and the trustee disclaim beneficial ownership of the shares. Under the trust agreement, our employees who hold unexercised common stock options under our employee equity compensation plans determine the voting of the GSOT shares. Employees who are also directors cannot vote GSOT shares; therefore, Mr. Mezger cannot direct the vote of any GSOT shares. If all eligible employees submit voting instructions, our other NEOs can direct the vote of the following amounts of GSOT shares: Mr. Kaminski 2,428,785; Mr. McGibney 392,265; Mr. Woram 1,058,215; and all eligible executive officers as a group: 3,879,266.

Stock Ownership Requirements

Our non-employee directors and senior executives are subject to stock ownership requirements to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our non-employee directors to own at least five times the Board retainer (which currently equates to $500,000) in value of our common stock or common stock equivalents by the fifth anniversary of joining the Board. The executive stock ownership policy requires applicable senior executives, including our NEOs, to own a certain number of shares within a specified period. The policy is discussed under “Equity Stock Ownership Policy.” Each of our non-employee directors and NEOs is in compliance with their respective policy requirements.

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Compensation Discussion and Analysis

Financial Performance and Compensation Highlights

In 2022, we generated one of the best years of financial performance in our history. We also expanded our scale, driven by the substantial land-related investments we made from the 2020 second half through the 2022 first half, resulting in 13% year-over-year growth in our ending community count. In addition, we continued to build our brand in 2022, and further advanced our industry leadership in several ESG initiatives, earning recognition from several organizations for our ESG-related accomplishments and contributions, including in the broader communities in which we operate. These considerable achievements came amid extremely challenging conditions caused by ongoing contractor services shortages and supply chain disruptions that began in mid-2020, exacerbated by, among other things, persistent U.S. inflation, higher mortgage interest rates, and delays with respect to state and municipal permitting, inspection and utility processes, as described in our Annual Report.

Annual Achievements

We produced a total stockholder return above the median of our peer group and strong year-over-year improvement across several key measures, including the following:

■

Revenues totaled $6.90 billion, up approximately 21%.

■

Pretax income increased to $1.07 billion, up 54%.

■

Net income rose to $816.7 million from $564.7 million, a 45% increase.

■

Diluted earnings per share increased 51% to $9.09.

■

Debt to capital ratio improved 240 basis points to 33.4%.

■

Return on equity increased 470 basis points to 24.6%.

Long-Term Growth and Returns (Five-Year Results, except as noted)

■

Revenues rose from $4.37 billion to $6.90 billion, a 58% increase.

■

Pretax income increased from $290.0 million to $1.07 billion, up 270%.

■

Net income grew from $180.6 million to $816.7 million, a 352% improvement.

■

Diluted earnings per share rose from $1.85 to $9.09, up 391%.

■

Return on equity increased from 10.0% to 24.6%.

■

Debt to capital ratio improved significantly from 54.7% to 33.4%.

■

Over the last two years, we have returned approximately $445.0 million of cash to our stockholders through share repurchases and cash dividends.

Recent ESG Recognition

From 2021 through early 2023, we were recognized for our ESG leadership by, among others, the following organizations/awards:

■

Newsweek 2021, 2022 and 2023 lists of America’s Most Responsible Companies — for demonstrating leading ESG practices, specifically, our industry-leading environmental initiatives, dedication to social responsibility and strong corporate governance standards.

■

Named to The Wall Street Journal’s “Management Top 250” list for both 2021 and 2022, which identifies the most effectively managed U.S. companies, as developed by the Drucker Institute. Corporate effectiveness is measured by examining performance in the areas of customer satisfaction, employee engagement and development, innovation, social responsibility and financial strength.

■

2022 EPA ENERGY STAR Partner of the Year — Sustained Excellence Award — our 12th consecutive award for demonstrating leadership in energy-efficient construction.

■

2022 EPA ENERGY STAR Certified Homes Market Leader Awards — a record 28 awards in all, one in each of our primary markets nationwide, recognizing excellence in energy-efficient home building.

■

2022 EPA WaterSense Sustained Excellence Award — the eighth consecutive year we have received this award for our achievements in constructing water-efficient homes.

■

Forbes’ 2021 and 2022 list of America’s Best Midsize Employers, including being listed among the top 10% of recognized companies in 2022.

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We have generated particularly strong total revenue and net income growth over the past three years in alignment with our strategic plan to profitably increase the scale of our business as shown in the charts below.

Pay For Performance — 2022 Fiscal Year CEO Compensation

■

More than 90% of our CEO’s 2022 total direct compensation was performance-based and his base salary remained the same as in the prior five years.

■

With our impressive financial performance on the primary metric of total adjusted pretax income, up approximately 50% from 2021 and 31% above the 2022 target, itself 82% higher than the 2021 target, and his Compensation Committee-determined individual performance factor (“IPF”) assessment, our CEO’s annual incentive award was approximately 20% above the prior year’s award.

■

Reflecting stockholder feedback, our CEO’s IPF assessment was based on a balanced scorecard of specific rigorous individual performance goals and objectives, including sustainability.

■

To better align cash and equity incentives and enhance retention and stockholder value creation, the CEO’s annual incentive consisted of cash and restricted stock. The $7,480,000 cash portion was less than the prior year’s total cash incentive and the $2,105,872 restricted stock portion vests over three years.

■

More than two-thirds of our CEO’s stock awards were performance-based restricted stock units (“PSUs”), with the 2022 target award grant value remaining unchanged from the prior three years.

■

Our CEO earned his three-year 2019 PSU award at 180% of target (as discussed under “2019 PSU Awards”), reflecting our performance on the three applicable measures.

The below table compares our CEO’s total Summary Compensation Table compensation for 2022 and 2021, which increased approximately 10% year over year. Over the same period, our diluted earnings per share rose more than 50%.

Total Compensation*	2022	2021	Change
Base Salary	$1,150,000	$1,150,000	$—
Non-Equity Incentive Plan Compensation (1)	7,480,000	7,995,919	(515,919)
Stock Awards	7,105,882	4,999,996	2,105,886
Other	78,909	220,603	(141,694)
TOTAL	$15,814,791	$14,366,518	$1,448,273
*

This table includes all aspects of compensation that are disclosed in the Summary Compensation Table, with the “Other” category above consisting of the sum of amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column and the All Other Compensation column.

(1)

Reflects the cash portion of our CEO’s annual incentive. For his 2022 annual incentive award, the cash portion was limited to $7.48 million.

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Engaging With Our Stockholders

Direct engagement with our stockholders is an integral part of managing our business to drive long-term value and aligns with our core value of building strong and collaborative relationships.

Why We Engage

To Interact: We seek to understand the issues that are important to our stockholders through an ongoing, two-way dialogue in which we can respectfully discuss their priorities.

To Inform: We are committed to providing transparency into our strategy, performance, outlook and broad-ranging ESG practices.

To Improve: We use feedback from stockholders to enhance our public disclosures and consider it in our decision-making.

How We Engage

We conduct extensive stockholder outreach throughout the year, typically engaging with the investment management teams of our largest stockholders, as well as their governance representatives. Our stockholder conversations involve our senior management, investor relations, human resources and legal executives. Matters raised in these engagements are actively discussed with directors as relevant.

In 2022, we continued our longstanding practice of reaching out to our stockholders, including each of our 25 largest stockholders, in advance of our annual meeting and engaged with holders representing over 50% of our outstanding shares through written communications, phone calls and virtual meetings. We conducted additional proactive outreach with some of our largest stockholders in the fall and winter. During the course of these meetings, we discussed and received constructive feedback on a broad range of topics, including our company strategy and performance, executive compensation, board tenure and composition, environmental and social sustainability initiatives and governance matters.

We also provide stockholders with opportunities throughout the year to engage with us. We participate in formal events, including sell-side analyst hosted conferences, non-deal roadshows, and investor visits to our communities. In addition, we speak with stockholders more informally during the year, particularly following the announcement of our quarterly earnings results.

Actions Taken Following 2022 Stockholder Engagements

We value our stockholders’ opinions and are responsive to them. At our 2022 annual meeting, our stockholder support level for our proposal on named executive compensation fell below its prior three-year average level of 90%, coming in at approximately 77%. This result and the feedback we received through our stockholder engagement efforts shaped the following changes in our executive compensation programs in 2022:

■

Measurably increased the asset efficiency threshold under the annual incentive program for the second year in a row.

■

Developed with the Compensation Committee and FWC a structured scorecard methodology to guide annual incentive payout determinations.

■

Implemented a limit on the cash payouts for annual incentives to our NEOs.

■

Further reduced the cash portion of the CEO’s annual incentive payout below the program limit and increased the equity portion to, among other things, better balance his cash and equity compensation and enhance alignment with stockholder value creation.

In addition, in previous years, stockholder feedback encouraged the following programmatic changes:

■

Established more rigorous change in control vesting provisions in our equity award agreements.

■

Adopted an executive officer incentive compensation claw-back policy.

■

Evolved and enhanced our proxy statement and Annual Report disclosures.

■

Expanded our disclosure of our industry leading ESG practices. This included creating an ESG platform on our website to facilitate stockholder and public access to our ESG initiatives and sustainability reports.

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These adjustments to our executive compensation programs complemented the below elements we have maintained for several years.

Compensation Governance

What We Do	What We Don’t Do
Engage with and consider stockholder input in designing our executive pay programs.	No re-pricing or cash-out of underwater stock options without stockholder approval.
Link annual NEO incentive pay to objective, pre-set financial performance goals, which are three-year goals for long-term incentives.	We prohibit our NEOs (and our other employees and non-employee directors) from hedging or pledging their holdings of our securities.
Solely utilize PSUs for our NEOs’ regular long-term incentive grants, and subject NEOs to robust stock ownership requirements.	No new executive officer severance arrangements without stockholder approval (see under “Severance Arrangements”).
Employee equity awards made since 2017 require double-trigger vesting in a change in control.	No new excise tax “gross-ups” for any officer or employee.
Subject our executive officers to an incentive compensation claw-back policy.	No payments of dividends or dividend equivalents on performance-based equity awards before they vest.
Perform, under Compensation Committee oversight, annual risk assessments to determine that our employee compensation policies and programs are not likely to have a material adverse effect on us.	Avoid excessive perquisites. Perquisites are generally limited to market-competitive medical benefits and the opportunity to participate in a deferred compensation plan.
Engage, at the sole direction of the Compensation Committee, an independent compensation consultant.
Consider our ESG programs’ progress in annual incentive plan IPF assessments.
Maintain a relevant industry peer group.

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Pay Program Overview

The table below sets forth the components of, and rationale for, each element of our executive compensation program.

Compensation Type	Description	Rationale
Base Salary	■ Fixed compensation delivered in cash on a semi-monthly basis.	■ A market-aligned component of the overall pay package to provide a baseline level of pay; key to attracting and retaining highly qualified executives.
Annual Incentive Program
■

Our NEOs’ 2022 annual incentives were performance-based and formula-driven, focused on pretax income and asset efficiency measures, with final determinations based on a structured incentive compensation scorecard.

■

The 2022 annual incentives had cash payout limits, with the balance of any earned award paid out in restricted stock

■ Motivates achievement of core strategic short-term financial results with additional emphasis on attaining specified key leadership, strategic planning and execution objectives.
Long-Term Incentive Program
■

PSUs constituted all awards for our NEOs’ regular long-term incentive grants, similar to our 2018-2021 grants.

■

2022 grants have three separate three-year performance measures: cumulative adjusted earnings per share, average adjusted return on invested capital, and revenue growth versus our peer group.

■

Focuses executives on achievement of long-term results and encourages retention.

■

Establishes strong alignment with long-term stockholder interests through performance-based payouts in shares of our common stock.

Retirement Programs and Perquisites
■

A 401(k) plan in which all eligible employees may participate; market-competitive medical, dental and vision benefits; and opportunity to participate in a deferred compensation plan.

■

Legacy executive retirement and death benefit plans have been closed to new participants for over 17 years.

■ Programs are aligned with market practices. ■ Focuses executives on earning rewards through performance pay elements, not through entitlements.

As outlined above, we place a significant emphasis on at-risk, performance-based pay. As shown below, in 2022, approximately 93% of our CEO’s total direct compensation consisted of performance-based and/or at-risk vehicles. For our other NEOs, such vehicles, on average, approximated 83% of their total direct compensation.

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NEO Compensation Components

Base Salaries

The Compensation Committee annually reviews and approves the base salaries of our CEO and our other NEOs. The Compensation Committee approves NEO base salaries after considering several factors, including an NEO’s experience, specific responsibilities, capabilities, individual performance and expected future contributions; our current and expected financial and operational results; and market pay levels and trends to ensure competitiveness.

In July 2022, based on an evaluation of these factors, our business trajectory and challenges, and our CEO’s recommendations, the Compensation Committee approved base salary increases for each NEO other than our CEO, who last received an increase in 2017, his only base salary increase since 2007.

2022 Annual Incentives

Our CEO’s performance-driven annual incentive award of $9.59 million was determined pursuant to a largely formula-based plan typical of several peers. Reflecting our profitability in 2022, including a significant increase of more than 50% of our total adjusted pretax income, following a 78% year-over-year increase in 2021, our CEO’s annual incentive award was approximately 20% above the prior year’s. Taking stockholder feedback into account, the cash portion of the CEO’s 2022 annual incentive was limited to $7.48 million, approximately $516,000 less than last year’s cash incentive award, with the remainder paid out in restricted stock. The restricted stock vests ratably over the next three years, further aligning, along with the below-described performance-based long-term incentive awards, our CEO’s compensation with stockholder value creation.

Our annual incentive program is designed to drive performance within a single fiscal year period, with pay outcomes tied to our performance on the key measures. As with our programs for the last eight years, the 2022 program’s formula-driven funding is based on two components: (a) total adjusted pretax income (“API”) performance relative to threshold and target goals set in the context of then-expected market and business conditions in 2022; and (b) API performance relative to an asset efficiency measure, aligning with management’s focus on generating strong returns on inventory and, by extension, on equity. Unlike prior-year programs, pay outcomes for the 2022 annual incentive program’s asset efficiency component were guided by a structured scorecard methodology, which was adopted in response to stockholder feedback and is outlined below. API is our total pretax income excluding certain compensation expense and certain inventory-related charges.

We view API as a comprehensive short-term measure of our senior officers’ performance, as it reflects their ability to generate profits by growing revenues, managing expenses and controlling fixed costs. In addition, given the homebuilding industry’s cyclicality, using API as a primary measure intrinsically scales senior officer pay outcomes (down or up) to a degree relative to the API generated in a one-year period. For example, in 2016 and 2017, as we were initiating and executing on our Returns-Focused Growth Plan and beginning to see the improvements it generated, our NEOs’ annual incentives were meaningfully lower, reflecting the dynamic sensitivity of this program structure to our business performance. Based on such sensitivity and the cyclicality of our business, NEO annual incentive pay outcomes could be lower in 2023, akin to earlier periods. The combination of the API and asset efficiency measures is intended to motivate our senior officers to generate profitable growth in alignment with our strategic goals.

In 2022, based on stockholder feedback and FWC’s recommendations, the Compensation Committee refined the annual incentive program to further align it with our strategic focus on expanding our scale and incorporate features to enhance its rigor, including the following:

■

limiting each participating officer’s cash payouts to no more than 80% of their respective maximum opportunity, with the balance of any earned award above that level paid out in time-vesting restricted stock;

■

applying a detailed, structured scorecard methodology to determine the asset efficiency component of the annual incentive awards; and

■

increasing the asset efficiency component’s pool funding threshold, as outlined below.

Under the 2022 program, target payout opportunities increased to remain market competitive with no change to the maximum payout multiples. In addition, the 2022 program has a more challenging asset efficiency threshold, moving from 2% to 3% of a return on inventory measure, up from 1% just two years ago. These changes were implemented in recognition of our larger scale entering 2022 and to increase management’s focus on and reward for generating pretax income as it continues to grow our business.

The 2022 target payout opportunities were set at 225% of base salary for our CEO, 175% for our Chief Operating Officer and 140% for the remainder of our NEOs. As outlined in the Grants of Plan-Based Awards During Fiscal Year 2022 table, maximum payout opportunities were limited to a multiple of target. The target and maximum annual incentive opportunities were designed to generate payout levels that, if achieved, would appropriately reward strong performance for 2022, and together with base salary and long-term incentives, provide competitive total direct compensation.

2022 Annual Incentive Program Component Determinations

Our NEOs received annual incentive payouts under the 2022 program as described below.

API Performance Relative to Goals Component

The Compensation Committee set an API performance target of $900.0 million, an increase of 82% over our 2021 target API performance goal of $495.0 million, and approximately 15% over

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our 2021 actual API performance. The 2022 performance target was set early in the year amid a highly uncertain operating environment and was based on then current and expected housing market conditions. Despite significant operational challenges during 2022, as described above and in the Annual Report, we achieved API of $1.18 billion, a more than 50% increase from our actual 2021 API result of $786.1 million. Although our actual 2022 API exceeded the target performance level, payouts were limited to 100% of each NEO’s individual target amount under this component of the program.

As explained above and shown in the table below, this performance led to strictly formula-based payouts of 100% of target to our NEOs under the API performance component.

2022 API PERFORMANCE LEVELS AND PAYOUT SUMMARY

	Threshold	Target	Actual Result
API Performance Levels	$675.0 million	$900.0 million	$1.18 billion
API Performance Levels Relative to Target	75%	100%	131%
Payout Level Ratios	50%	100%	100%

Our NEOs could earn annual incentive payouts above their respective individual target payout levels (but limited to each such officer’s respective maximum payout level) only if and to the extent our API performance exceeded a minimum asset efficiency objective and guided by the structured scorecard methodology established with the 2022 program, as described below.

API Performance Relative to Asset Efficiency Component

Under this component, two and one quarter percent of each dollar of API over our minimum asset efficiency objective, and three and one quarter percent of each dollar of API above the level of 110% of that target, funded an additional annual incentive pool to be allocated among the participating officers. The Compensation Committee set the minimum asset efficiency objective at a three percent return on inventory for 2022, up from two percent in 2021. Therefore, the 2022 minimum asset efficiency objective increased to $155.2 million, up 78% over the 2021 objective of $87.0 million. With the difference between our API and the minimum asset efficiency objective equal to about $1.03 billion, the asset efficiency performance pool could be funded up to a total level of approximately $25.0 million.

Annual Incentive Compensation Scorecard and Individual Performance Factor (or “IPF”)

The Compensation Committee determined the asset efficiency performance pool’s allocation to the participating officers guided by a detailed scorecard methodology through which their individual 2022 performance and contributions were assessed across four key dimensions: financial results, leadership, strategic planning and execution. Within the scorecard structure, each participating officer received points in each dimension based on our CEO’s assessment of their performance, and on the Compensation Committee’s assessment, with FWC’s assistance, of our CEO’s performance. The respective cumulative points a participating officer achieved corresponded to an IPF range with upper and lower limits of potential payouts to the officer of the total available asset efficiency performance pool. These pre-established IPF-based payout ranges, outlined below, took into consideration each participating officer’s 2022 annual incentive payout opportunities at threshold, target and maximum levels; historical relative annual incentive payouts by functional role; additional individual accomplishments and competitive market pay information.

2022 Annual Incentive Compensation Scorecard

Dimension	Financial Results (0-8 pts.)	Leadership (0-4 pts.)	Strategic Planning (0-4 pts.)	Execution (0-4 pts.)
Goals and Objectives

Meet or exceed FY22 goals for:

■

Homebuilding revenues

■

Homebuilding operating income as a percentage of total revenues

■

Selling, general and administrative expenses as a percentage of homebuilding revenues

■

Cash flow

■

Return on equity

■

Diluted earnings per share

■

Attract, retain and develop critical talent to drive current and future results

■

Enhance culture of customer obsession, driving best in class results in homebuyer satisfaction

■

Strive to achieve top homebuilder rankings and external recognition for our Sustainability and ESG accomplishments

■

Build forecasts and business plans to reflect current and expected future market conditions

■

Establish future community count pipeline through 2024 in response to current market conditions and community needs

■

Develop long-term objectives supported by concrete action plans for ESG factors such as average HERS score and workforce diversity, wellness and safety

■

Optimize performance of each community by balancing pricing, sales pace and return on investment

■

Achieve a minimum 90% customer satisfaction rating in the majority of served markets, per an outside firm

■

Enhance supply chain to ensure ability to support the business with qualified partners that have committed to our Supplier Code of Conduct

■

Analyze workplace practices, including as to pay, to ensure equitable outcomes

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Maximum Potential IPF per Cumulative Scorecard Points

Cumulative Scorecard Points	Mr. Mezger	Mr. Kaminski	Mr. McGibney	Mr. Praw	Mr. Woram
18-20	30.0%	5.0%	8.5%	4.0%	3.5%
15-17	27.0%	4.0%	7.0%	3.0%	2.7%
11-14	23.0%	3.0%	5.5%	2.0%	1.7%
0-10	20.0%	2.5%	4.5%	1.5%	1.2%

Based on their respective cumulative scorecard assessment points, the Compensation Committee determined each NEO’s IPF, as shown in the table below, within the corresponding lower and upper IPF limits indicated on the above table.

Named Executive Officer	2022 Cumulative Scorecard Points	2022 IPF
Mr. Mezger	18.5	27.9%
Mr. Kaminski	18.0	4.6%
Mr. McGibney	18.5	7.4%
Mr. Praw	18.0	3.6%
Mr. Woram	18.0	3.0%

The table below summarizes our NEOs’ individual performance contributions that informed their IPF assessments under the scorecard.

NEO	2022 NEO Individual Performance Contributions
Mr. Mezger
■

Drove our historically strong financial results, including a more than 50% increase in pretax income and diluted earnings per share, and 24.6% return on equity

■

Established and enhanced our culture of customer obsession, with a #1 ranking in customer satisfaction

■

Set and achieved aggressive goals for sustainability leadership as evidenced our extensive third-party recognition from EPA and The Wall Street Journal

■

Led in conjunction with our Human Resources function, the process to hire and promote several senior regional and division leaders in alignment with our talent and leadership strategies and to enhance succession planning

■

Navigated challenging current conditions and established realistic land investment goals while balancing the need to optimize current assets

Mr. Kaminski
■

Drove progress on Returns-Focused Growth Plan with particular focus on revenue, homebuilding operating margin and selling, general and administrative expenses as a percentage of homebuilding revenues

■

Built a three-year strategic plan, reflecting anticipated financial results and a capital structure strategy that considered expected market challenges

■

Effectively managed our capital structure and improved the quality of the balance sheet, including ending 2022 with more than $1.26 billion of total liquidity

■

Supported workforce development and diversity initiatives by mentoring key staff members for their future growth and succession

Mr. McGibney
■

Led our field team to deliver our highest number of homes in 15 years while generating over $1 billion in pretax income, up 54% over prior year, and one of the highest EPS outcomes in our history

■

Partnered with our national purchasing leadership to minimize the impact of supply chain disruptions on us and expand our trade base with strong, ethical partners

■

Ended 2022 with a #1 ranking in customer satisfaction from third-party sources despite challenging market conditions

■

Leads our internal Sustainability Leadership Team as well as our National Advisory Board, both of which inform our future goals regarding sustainability and ESG initiatives

■

Restructured and mentored regional and division leadership while expanding diversity in key roles to strengthen operational focus and succession planning

■

Directly engaged to ensure optimization of each community asset by balancing pricing, sales pace and return on investment

Mr. Praw
■

Strategically managed our land pipeline and acquisitions by pivoting toward a cash flow and returns on capital employed approach amidst rapidly changing market conditions in 2022

■

Led the process to recalibrate community growth targets for 2023 and 2024, including the reevaluation and optimization of land development phasing to manage cash and align with just-in-time operational needs

■

Established relationships with land banking providers to balance risk and returns on our future land investments

■

Aided in mentoring division land team members through interacting in regular strategic land pipeline meetings

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NEO	2022 NEO Individual Performance Contributions
Mr. Woram
■

Successfully led litigation management, insurance recoveries and litigation avoidance strategies, including several large judgement and settlement victories resulting in better financial and cash flow outcomes for us

■

Skillful support of diverse transactional attorney team, including career development and mentorship of high-potential team members while executing plan to reduce external legal spending

■

Provided strong leadership over our risk management and compliance efforts including workforce safety and employment practices, consumer regulatory compliance, and insurance programs

The Total Payout in the table below represents a cash payment to each officer other than Messrs. Mezger and Woram. Under the 2022 program, cash payouts were limited to 80% of a participating officer’s respective maximum payout opportunity, with any earned award balance paid in time-vesting restricted stock. As an annual incentive payout, we do not consider this stock grant to be a long-term incentive award. Per the program, Mr. Woram’s total payout comprised $1,489,600 in cash and $195,341 in time-vesting restricted stock, and Mr. Mezger’s total payout comprised $7,480,000 in cash and $2,105,872 in time-vesting restricted stock. The restricted stock granted to Mr. Mezger included $1,305,872 awarded per the 2022 annual incentive program’s maximum cash payout limit, plus $800,000 awarded in lieu of the cash payout he earned and would have otherwise received under the program. The Compensation Committee decided to increase the restricted stock portion of Mr. Mezger’s annual incentive to further balance his overall cash and equity compensation and increase its alignment with stockholder value creation.

2022 ANNUAL INCENTIVE PROGRAM COMPONENT AND TOTAL PAYOUT LEVELS(a)

NEO	API Performance Component Payout	Asset Efficiency Component Payout	Total Payout(b)
Mr. Mezger	$2,587,500	$6,998,372	$9,585,872
Mr. Kaminski	1,120,000	1,152,201	2,272,201
Mr. McGibney	1,400,000	1,853,541	3,253,541
Mr. Praw	931,000	890,451	1,821,451
Mr. Woram	931,000	753,941	1,684,941
(a)

Annex 2 to this Proxy Statement contains a reconciliation of our pretax income calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) to the non-GAAP financial measure of API.

(b)

As discussed above, and as reflected in the Summary Compensation Table, Messrs. Mezger’s and Woram’s respective total payouts are comprised of cash and time-vesting restricted stock. The total payouts for Messrs. Kaminski, McGibney and Praw comprised only cash.

2023 Annual Incentive Program

The 2023 annual incentive program will be similar to our 2022 program, including a primarily formula-driven funding structure established by API and asset efficiency performance measures with payout levels determined by our outcomes on these measures and individual performance against key scorecard objectives. The pre-established 2023 annual incentive program’s API target performance goal is lower than our 2022 actual result based on expected performance and weaker market and business conditions for the current year, as discussed in the Annual Report. If our API results for 2023 are measurably lower than our 2022 API results, we expect individual executive payout amounts to also be lower to a degree given the design of our annual incentive plan which scales payout opportunities to levels of API achieved.

Long-Term Incentives

In November 2022, for the sixth consecutive year, the Compensation Committee approved long-term incentive awards to our NEOs consisting solely of PSUs to reinforce the alignment of pay with our performance and stockholder value creation. The target values of these awards were set at the same values as the October 2021 awards and were again based on peer group and market data analysis. In order to maintain commensurate pay arrangements intended to reward strong long-term performance and help retain key talent, the following awards were made to our NEOs:

NEO LONG-TERM INCENTIVES GRANTED IN 2022

	PSUs #	PSUs $
Mr. Mezger	166,003	$5,000,010
Mr. Kaminski	46,481	1,400,008
Mr. McGibney	66,401	1,999,998
Mr. Praw	29,880	899,986
Mr. Woram	28,220	849,986

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Performance-Based Restricted Stock Units

We have granted PSUs to our executive officers each year since 2012. As with prior PSU grants, the PSUs granted in 2022 are designed to focus our executive officers on achieving important long-term financial objectives over a three-year period. The 2022 PSU measures described below are a combination of absolute and relative metrics that should generate positive outcomes for our business, and, if achieved, are expected to be strong drivers of stockholder value creation.

PSU Measures	Weight	Purpose
■ Cumulative Adjusted Earnings Per Share (“AEPS”)	40%	Measures profitability trajectory over the period
■ Average Adjusted Return on Invested Capital (“AROIC”)	35%	Measures profitability relative to capital deployed
■ Revenue Growth Rank Versus Peers	25%	Measures top-line growth relative to peers

The 2022 PSU amounts shown in the table above reflect a target award of shares of our common stock and their grant date fair value. Each 2022 PSU entitles a recipient to a grant of 0% to 200% of his target award depending on our performance relative to the above-noted performance measures over the three-year period of December 1, 2022 to November 30, 2025. The AEPS and AROIC measures’ performance will be determined on a tax-effected basis that excludes only pre-specified categories of compensation expense; certain inventory-related charges; and other extraordinary items approved by the Compensation Committee. Upon vesting, each 2022 PSU recipient is entitled to receive a proportionate amount of credited cash dividends that are paid in respect of one share of our common stock with a record date between the grant date and the date the Compensation Committee determines the applicable performance achievements, if any. Except for death, disability or certain retirement circumstances, a recipient will forfeit any rights to a 2022 PSU payout if the recipient terminates service before the date the Compensation Committee determines the applicable performance achievements.

The following tables present our goals with respect to the 2019 – 2022 absolute PSU performance measures. As shown below, the goals for both the AEPS and AROIC measures increased year over year at both target and maximum performance levels through 2021, reflecting the consistent improvement in our performance in the prior-year periods and stockholder feedback. Homebuyer demand turned sharply lower during the 2022 second half, stemming from higher mortgage interest rates, inflation and other macroeconomic and geopolitical concerns. Specifically, in our 2022 fourth quarter, our net orders and net order value were both down approximately 80% from the year-earlier period. With this considerable drop in net sales and general softening of housing market conditions, we pivoted our investment strategy in the 2022 third quarter to emphasize developing land positions we already own or control under land option contracts and other similar contracts. As the housing market continued to slow in the 2022 fourth quarter, we decided to further reduce our land investment activity to align with our growth expectations for that period and 2023. Amid this significant ongoing volatility and economic uncertainty, the Compensation Committee established goals for both AEPS and AROIC that were lower than the goals for the same measures under the 2021 PSUs. These goals reflect our expectations regarding performance against the measures at the times that the goals were set.

Performance Measure	PSU Grant Year	Threshold Goal	Target Goal	Maximum Goal
AEPS	2019	$7.06	$8.82	$10.58
	2020	$6.36	$9.09	$10.91
	2021	$7.22	$10.32	$13.42
	2022	$5.43	$7.75	$10.08
AROIC	2019	4.8%	6.0%	7.2%
	2020	4.7%	6.7%	8.0%
	2021	6.2%	8.9%	11.6%
	2022	4.3%	6.1%	7.9%

For our 2019-2022 PSU grants, we utilized a percentile rank approach to determine the target award multiplier for the relative revenue growth measure as outlined in the table below. Payouts for performance between the levels shown below are determined by straight-line interpolation.

Relative Revenue Growth (2019 – 2022 PSUs)	Performance (Rank)	Target Award Multiplier
	75th Percentile or above	200%
	50th Percentile (Median)	100%
	25th Percentile	25%
	Below 25th Percentile	0%

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As with our annual incentive program, the Compensation Committee intends the threshold performance levels outlined above to be reasonably achievable, yet uncertain to be met under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels. Each of these performance levels directly scale to threshold, target and maximum payout opportunities. As vesting for the PSUs granted in 2020 – 2022 will not be determined until after their respective performance periods end, we cannot predict the extent to which any shares under these awards will ultimately vest.

2019 PSU Awards

The PSUs granted to our executive officers in 2019 entitled recipients to a grant of 0% to 200% of a target award of shares of our common stock based on our AEPS performance, AROIC performance, and relative revenue growth performance (with the respective rankings and multipliers as shown in the above table) over the three-year period of December 1, 2019 to November 30, 2022. The applicable AEPS and AROIC performance measures and goals are set forth below.

2019 PSU Performance Measure	2019 PSU Performance Goals	2019 PSU Target Award Multiplier
AEPS	$10.58 and above	200%
	$8.82	100%
	$7.06	50%
	Below $7.06	0%
AROIC	7.2% and above	200%
	6.0%	100%
	4.8%	50%
	Below 4.8%	0%

2019 PSU AWARD DETERMINATIONS

Performance Measure	Average Annual Performance	Aggregate Total Performance	Target Award Multiplier
AEPS (40% weight)	N/A	$18.84*	200%
AROIC (35% weight)	12.1%*	N/A	200%
Relative Revenue Growth (25% weight)	N/A	55th percentile (6th)	118%
Weighted Cumulative Multiplier			180%
*

Annex 2 to this Proxy Statement contains a reconciliation of our net income and diluted earnings per share calculated in accordance with GAAP to the non-GAAP financial measures of adjusted net income and adjusted earnings per share used in computing AEPS and AROIC.

The cumulative AEPS performance result for the 2019 PSUs exceeded the challenging $10.58 maximum goal level set at the time of grant and reflected our emphasis on and success at growing our diluted earnings per share by 219% amid volatile housing market conditions during the entire performance period. Historically strong profitability and cumulative adjusted net income of approximately $1.72 billion contributed to a significant increase in our adjusted return on invested capital, exceeding our maximum goal for this measure. The relative revenue ranking for the 2019 PSUs reflected our revenue performance over the applicable period and placed us 6th within the peer group. Based on the relative revenue scale outlined in the above table, our performance placed us approximately at the 55th percentile of our peer group, resulting in an interpolated payment of 118% for this measure. All of these outcomes were uncertain at the time the 2019 PSUs were granted, and the Compensation Committee determined that they required significant management effort to achieve and sustain through the entirety of the performance period.

On February 24, 2023, the Compensation Committee certified the performance we achieved for the period ended November 30, 2022 and approved share grants with respect to the 2019 PSUs as set forth in the table below. Mr. McGibney was not a participant in the 2019 PSU program because he was not an eligible executive officer at the time the 2019 PSUs were granted.

2019 PSU AWARDS

NEO	Target Award(#)	Actual Award(#)
Mr. Mezger	151,057	271,903
Mr. Kaminski	42,296	76,133
Mr. Praw	27,190	48,942
Mr. Woram	25,680	46,224

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Executive Compensation Decision-Making Process and Policies

Pursuant to its charter, the Compensation Committee oversees the decision-making process for our executive compensation and benefits policies and programs. In making executive compensation decisions, the Compensation Committee considers a variety of factors and data, most importantly our performance and individual executives’ performance, and the totality of compensation that may be paid. Data the Compensation Committee considers includes our financial and operational performance, including comparisons to prior years’ performance, our current business plans and our peer group; surveys and forecasts of comparative general industry and peer group compensation and benefits practices; and, at least annually, management-prepared tally sheets for senior executives with up to six years of compensation data.

Role of Our Management and Compensation Consultants

Our CEO, senior human resources and legal department executives, and FWC provide information and recommendations to assist the Compensation Committee’s decision-making and advise on compliance and disclosure requirements. The Compensation Committee does not delegate its decision-making authority to management, except for establishing certain performance goals under our performance cash program for participating division-level personnel and certain administrative actions under our current equity compensation plan, but only to the extent consistent with our equity-based award grant policy and applicable law. FWC, which the Compensation Committee directly retains, attends Compensation Committee meetings as needed, communicates between meetings with the Compensation Committee chair and other committee members, advises the Compensation Committee as to the CEO’s and other executive officers’ compensation, which in 2022 included helping develop the scorecard methodology used in connection with the annual incentive program, as discussed under “2022 Annual Incentive Compensation Scorecard,” and assists the Compensation Committee with the annual employee compensation risk assessment, as discussed under “Management Development and Compensation Committee—Delegated Risk Oversight.” FWC also assisted with the design of the Amended and Restated KB Home 2014 Equity Incentive Plan. To maintain its independence and avoid any conflicts of interest, FWC may not work directly for our management unless the Compensation Committee pre-approves the work, including fees. During 2022, FWC did not provide any services that would have required such pre-approval. Based on its consideration of factors under New York Stock Exchange (“NYSE”) listing standards, the Compensation Committee determined that FWC’s work did not raise any conflicts of interest, and therefore considered FWC to be independent.

Peer Group

Our peer group is composed solely of U.S. public companies that, like us, are engaged in high production homebuilding as their primary business. We compete with all these companies for both homebuyers and management talent. The competition with these companies for talent reflects our, and their, need to attract and retain high caliber management and other personnel with strong high production homebuilding expertise and experience to execute business activities nationally as well as in specific local markets. Therefore, a principal focus of our compensation and benefits programs is to meet this critical competitive need. The Compensation Committee, in consultation with FWC and our management, periodically reviews and considers changes to our peer group. The Compensation Committee principally considers the competitive factors described above, as well as relative total revenues and market capitalization among the peer group companies. The Compensation Committee considers the composition of our peer group at least annually, and the group’s members were last adjusted during 2018. As of their most recently filed proxy statements before the date of this Proxy Statement, each member of our peer group included us in its own peer group.

OUR PEER GROUP

■ Beazer Homes USA, Inc. ■ Lennar Corporation ■ NVR, Inc. ■ Toll Brothers, Inc.	■ D.R. Horton, Inc. ■ M.D.C. Holdings, Inc. ■ PulteGroup, Inc. ■ Tri Pointe Homes, Inc.	■ Hovnanian Enterprises, Inc. ■ Meritage Homes Corporation ■ Taylor Morrison Home Corporation

As of December 31, 2022, the reported total revenues (on a trailing 12-month basis) of the companies in our peer group were within a range of approximately 0.3 to 4.9 times our total revenues, and our total revenues of $6.90 billion placed us at the 45th percentile of the peer group. Also, as of December 31, 2022, the market capitalization of our peer group was within a range of approximately 0.1 to 11.3 times our market capitalization, and our market capitalization of $2.73 billion was in the second quartile of the peer group.

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Equity Stock Ownership Policy

Our longstanding executive stock ownership policy is intended to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. Under the policy, designated senior executives are expected to achieve specific levels of common stock ownership within five years of joining us or being promoted to a position with a higher ownership guideline and, once achieved, maintain such ownership throughout their employment with us. The targeted common stock ownership levels for our NEOs are as follows:

Executive	Ownership Guideline
CEO	6.0 times base salary
Chief Operating Officer	3.0 times base salary
Other NEOs	2.0 times base salary

Common stock ownership includes shares directly owned by the NEO, and shares are valued at the greater of the most recent closing price on a valuation date and the closing price on the date shares are acquired. Designated executives are required to hold all vested net (after-tax) shares of time-vesting and performance-vesting restricted stock and up to 100% of net shares acquired through stock option exercises until their applicable stock ownership guideline is met, absent a hardship or other qualified exception. Each of our NEOs is in compliance with the requirements of the policy.

Prohibition on Hedging/Pledging of Our Securities

To further align their interests with those of our stockholders, our employees and non-employee directors cannot engage in short sales of our securities and cannot buy or sell puts, calls or any other financial instruments that are designed to hedge or offset decreases or increases in the value of our securities (including derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds). They also cannot hold our securities in a margin account or otherwise pledge our securities as collateral for any loan.

Equity-Based Award Grant Policy

Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards, including stock options, restricted stock and PSUs. The policy requires that the Compensation Committee (or the Board) approve all grants of equity-based awards and their terms and does not permit delegation of this authority to our management. Per the policy, the exercise or grant price of any relevant equity-based award cannot be less than the closing price of our common stock on the grant date.

Claw-Back Policy

The Board adopted a policy in 2018 to recoup compensation if our financial statements must be restated due to an executive officer’s intentional misconduct or grossly negligent conduct. Under the policy, the Board (or a designated committee) can, to the extent permitted by applicable law (including California law), require an officer to reimburse or forfeit to us the excess bonus or incentive compensation (whether cash- or equity-based) such officer received during the three fiscal years preceding the year the restatement is determined to be required relative to an applicable restated performance measure or target. In addition, our CEO must repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct consistent with Section 304 of the Sarbanes-Oxley Act of 2002. We will also recoup incentive-based compensation from our NEOs to the extent required under the Dodd-Frank Act and any rules issued under that Act. In October 2022, the SEC approved such rules, which, among other things, direct the NYSE to establish claw-back policy standards for listed companies no later than November 28, 2023. We plan to align our claw-back policy with the final NYSE listing standards.

Tax Implications of our Executive Compensation Program

Due to changes to the Internal Revenue Code (“Code”) enacted in 2017, specifically repealing an exemption for performance-based compensation, we are generally not able to deduct compensation over $1.0 million paid to certain of our executive officers. The Compensation Committee will approve compensation that may not be deductible under the Code where it believes it is in our and our stockholders’ best interests to do so.

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Indemnification Agreements

We have entered into agreements with each NEO and certain other senior executives that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.

Severance, Change in Control and Post-Termination Arrangements

Severance Arrangements

Mr. Mezger’s Employment Agreement and our Executive Severance Plan, in which all our NEOs participate, provide certain severance benefits, as discussed under “Potential Payments Upon Termination of Employment or Change in Control.” In considering our stockholders’ approval of an advisory proposal, in 2008 we adopted a policy under which we will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the sum of the executive officer’s then-current base salary and target bonus. Future severance arrangements do not include arrangements existing when we adopted the policy or that we assume or acquire unless, in each case, any such arrangement is changed in a manner that materially increases its severance benefits.

Change in Control Arrangements

Since 2001, we have maintained without modification the terms of a Change in Control Severance Plan (“CIC Plan”) that provides participants with certain benefits, as discussed under “Potential Payments Upon Termination of Employment or Change in Control.” The CIC Plan is intended to enable and encourage our management to focus its attention on obtaining the best possible result for our stockholders in a change in control, to promote management continuity, and to provide income protection if there is an involuntary loss of employment. All unvested employee equity awards require double-trigger vesting in a change in control.

Death Benefits

Our Death Benefit Only Plan, in which Messrs. Mezger and Praw participate, provides a $1.0 million death benefit to a participant’s designated beneficiary (plus an additional tax restoration amount sufficient to pay taxes on the benefit and the additional amount). We closed the plan to new participants beginning in 2006. Since then, only term life insurance, with a $750,000 benefit level, has been made available to incoming eligible executives, including Messrs. Kaminski, McGibney and Woram. We also maintain a $400,000 life insurance death benefit for designated beneficiaries of Mr. Mezger.

Other Benefits

Most of our health and welfare benefits are made available to all full-time employees, including our NEOs. During 2022, as in prior years, our NEOs were eligible to participate in a supplemental plan that reimburses them for qualified out-of-pocket expenses that exceed amounts payable under our standard medical, dental and vision plans. Certain of our NEOs, and other employees, also participate in our unfunded nonqualified Deferred Compensation Plan (“DCP”), which is described below. These market-competitive benefits are offered to attract and retain key executive talent.

Retirement Programs

The KB Home 401(k) Savings Plan (“401(k) Plan”), a qualified defined contribution plan, is the only post-employment benefit program we offer to all full-time employees. We provide a dollar-for-dollar match of 401(k) Plan and DCP contributions up to an aggregate of 6% of a participant’s base salary. Matching contributions generally vest after five years of service.

The DCP allows participants to make pretax contributions of up to 75% of their base salary and 75% of their annual incentive compensation, and to select from one or more investment options in which their deferred compensation is deemed to be invested. As we do not provide a guaranteed rate of return under the DCP, a participant’s credited earnings depend on their investment elections. Deferred amounts together with any credited investment returns under the DCP are paid out to participants in a lump sum or in installments, commencing either at a participant-specified date during employment or upon termination of employment, subject to certain limitations. NEO deferrals under the DCP are shown in the Non-Qualified Deferred Compensation During Fiscal Year 2022 table.

We also maintain a supplemental non-qualified, unfunded retirement plan (“Retirement Plan”) for certain executives, including Mr. Mezger, whose participation is shown in the Pension Benefits During Fiscal Year 2022 table. The Retirement Plan, closed to new participants since 2004 with no additional benefit accruals to participants (other than the same cost-of-living adjustments applied to federal Social Security benefits), provides each participant with specific annual payments for 20 years that begin upon the later of reaching age 55, the tenth anniversary of a participation commencement date or the termination of employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000. The change in our CEO’s pension value shown in the Summary Compensation Table for 2020 and 2021 is a required reporting item and represents only the actuarial increase in our CEO’s Retirement Plan benefits based on interest rate fluctuations. It does not reflect any new plan benefits, cash or other compensation granted to or received by our CEO in either of these years.

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Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the above “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Management Development and Compensation Committee

Melissa Lora, Chair
Arthur R. Collins
Timothy W. Finchem
Jodeen A. Kozlak
Brian R. Niccol
James C. Weaver

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Executive Compensation

Summary Compensation Table

Fiscal Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Jeffrey T. Mezger, Chairman, President and Chief Executive Officer
2022	$1,150,000	$—	$7,105,882	$7,480,000	$—	$78,909	$ 15,814,791
2021	1,150,000	—	4,999,996	7,995,919	142,560	78,043	14,366,518
2020	1,150,000	—	5,000,009	6,523,927	1,145,487	79,922	13,899,345
Jeff J. Kaminski, Executive Vice President and Chief Financial Officer
2022	785,417	—	1,400,008	2,272,201	—	60,234	4,517,860
2021	757,500	—	1,399,986	2,029,530	—	58,593	4,245,609
2020	745,000	—	1,400,017	1,655,612	—	60,022	3,860,651
Robert V. McGibney, Executive Vice President and Chief Operating Officer
2022	770,833	—	1,999,998	3,656,299	—	59,308	6,486,438
2021	557,500	—	2,000,014	2,685,311	—	58,934	5,301,759
Albert Z. Praw, Executive Vice President, Real Estate and Business Development
2022	650,417	—	899,986	1,821,451	—	51,666	3,423,520
2021	628,333	—	900,002	1,626,214	—	63,806	3,218,355
2020	620,000	—	899,988	1,327,546	—	51,859	2,899,393
Brian J. Woram, Executive Vice President and General Counsel
2022	650,417	—	1,045,327	1,489,600	—	52,134	3,237,478
2021	628,333	—	850,000	1,503,741	—	50,843	3,032,917
2020	620,000	—	849,993	1,226,468	—	52,537	2,748,998
(a)

Salary. As discussed under “Base Salaries,” except for Mr. Mezger, NEO annual base salary levels were increased in July 2022 to the following amounts: Mr. Kaminski $800,000; Mr. McGibney $800,000; Mr. Praw $665,000; and Mr. Woram $665,000. Prior to 2021, Mr. McGibney was not an executive officer, and therefore only his 2021 and 2022 compensation information is provided.

(b)

Stock Awards. These amounts include the aggregate grant date fair value of stock awards (consisting of PSUs granted in November 2022) computed as described in Note 21 — Employee Benefit and Stock Plans in the Notes to the Consolidated Financial Statements in our Annual Report. They do not represent realized compensation. The November 2022 stock awards represent the grant date fair value of the probable award of shares of our common stock underlying the PSUs granted. The grant date fair value of the PSUs if maximum performance is achieved is as follows: Mr. Mezger $10,000,021; Mr. Kaminski $2,800,015; Mr. McGibney $3,999,996; Mr. Praw $1,799,971; and Mr. Woram $1,699,973. For consistent presentation in this Proxy Statement, the amounts for Messrs. Mezger and Woram also include the value of the respective restricted stock grant each received on January 19, 2023, as discussed under “2022 Annual Incentives” and as shown under “Grants of Plan-Based Awards During Fiscal Year 2022.” As the closing price of our common stock on January 19, 2023 was $34.80, the grant date fair value of Mr. Mezger’s award was $2,105,887; for Mr. Woram’s award, it was $195,332.

(c)

Non-Equity Incentive Plan Compensation. For Mr. McGibney, the amount reflects the sum of his annual incentive and a three-year performance cash award of $402,758 in 2022 and $275,011 in 2021, each originally granted to him prior to his becoming an executive officer in 2021. For all other NEOs, the amounts reflect only the cash portion of their annual incentive payouts.

(d)

Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts (as applicable) reflect the increase in the actuarial present value of accumulated benefits under our Retirement Plan. These changes do not reflect any cash or other compensation received.

(e)

All Other Compensation. The amounts shown consist of minimal incremental costs associated with spousal travel expenses in connection with a business-related event for each NEO for 2020, except for Mr. McGibney; payouts of unused vacation balances in 2021 (Mr. Praw $13,431 and Mr. McGibney $12,398); and the following items:

■

401(k) Plan and DCP Matching Contributions. The respective aggregate 2022, 2021 and 2020 401(k) Plan and DCP matching contributions we made to our NEOs were as follows: Mr. Mezger $64,300, $63,400 and $63,100; Mr. Kaminski $47,125, $45,450 and $44,700; Mr. Praw $39,025, $37,700 and $37,200; and Mr. Woram $39,025, $37,700 and $37,200. The aggregate 2022 and 2021 amounts for Mr. McGibney were $46,250 and $33,450.

■

Premium Payments. The respective aggregate premiums we paid for our NEOs in 2022, 2021 and 2020 for a supplemental medical expense reimbursement plan and life insurance policies, as described under “Other Benefits,” were as follows: Mr. Mezger $14,609, $14,643, and $14,652; Mr. Kaminski $13,109, $13,143 and $13,152; Mr. Praw $12,641, $12,675 and $12,684; and Mr. Woram $13,109, $13,143 and $13,097. In 2022 and 2021, the aggregate premiums for Mr. McGibney were $13,058 and $13,086.

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Grants of Plan-Based Awards During Fiscal Year 2022

Name	Grant Date(a)	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			Grant Date Fair Value of Stock and Option Awards ($)(d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Mezger	2/17/2022	Annual Incentive	$1,293,750	$2,587,500	$8,280,000
	11/14/2022	PSUs				41,501	166,003	332,006	$5,000,010
	1/19/2023	Restricted Stock					60,514		2,105,872
Mr. Kaminski	2/17/2022	Annual Incentive	560,000	1,120,000	2,688,000
	11/14/2022	PSUs				11,620	46,481	92,962	1,400,008
Mr. McGibney	2/17/2022	Annual Incentive	700,000	1,400,000	3,360,000
	11/14/2022	PSUs				16,600	66,401	132,802	1,999,998
Mr. Praw	2/17/2022	Annual Incentive	465,500	931,000	2,234,400
	11/14/2022	PSUs				7,470	29,880	59,760	899,986
Mr. Woram	2/17/2022	Annual Incentive	465,500	931,000	1,489,600
	11/14/2022	PSUs				7,055	28,220	56,440	849,986
	1/19/2023	Restricted Stock					5,613		195,341
(a)

Grant Date. The date the Compensation Committee approved each award. The January 19, 2023 restricted stock grants represent each applicable recipient’s portion of their ultimate 2022 fiscal year annual incentive award, as discussed under “2022 Annual Incentives.” These awards vest in three equal annual installments beginning January 19, 2024.

(b)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards. The 2022 target payouts were set at 225% of base salary for our CEO and at 140% — 175% of base salary for each of our other NEOs with the maximum incentive set at a multiple of four times target for our CEO, three times target for Messrs. Kaminski, McGibney, and Praw, and two times target for Mr. Woram. Notwithstanding these potential maximum incentive calculations, “Maximum” in the above table represents each officer’s maximum cash payout, which, as described under “2022 Annual Incentives,” was limited to no more than 80% of a participant’s respective maximum opportunity. “Threshold” represents the lowest possible payout if threshold performance is achieved for each performance measure. The performance measures are described under “2022 Annual Incentives.”

(c)

Estimated Future Payouts Under Equity Incentive Plan Awards. If there is a payout of the PSUs, “Threshold” represents the lowest possible payout (25% of the target award of shares granted) if threshold performance is achieved for each performance measure, and “Maximum” reflects the highest possible payout (200% of the target award of shares granted). The performance measures are described under “Performance-Based Restricted Stock Units.” If threshold performance is not achieved on all three measures, the NEOs will not receive any payout of the PSUs.

(d)

Grant Date Fair Value of Stock and Option Awards. Except for the January 19, 2023 restricted stock awards, the grant date fair value for each award is computed as described in footnote (b) to the Summary Compensation Table. The 2022 PSUs represent the grant date fair value of the probable award of shares of our common stock underlying the PSUs granted as of the grant date. For consistent presentation in this Proxy Statement, the amounts for Messrs. Mezger and Woram are the value of the respective restricted stock grant each received on January 19, 2023, as discussed under “2022 Annual Incentives.” As the closing price of our common stock on January 19, 2023 was $34.80, the grant date fair value of Mr. Mezger’s restricted stock award was $2,105,887. The grant date fair value of Mr. Woram’s restricted stock award was $195,332.

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Outstanding Equity Awards at Fiscal Year-End 2022

Name	Grant Date	Option Awards			Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Mr. Mezger	10/10/2013	150,000	$16.63	10/10/2023
	10/8/2015	333,000	14.92	10/8/2025
	10/6/2016	274,952	16.21	10/6/2026
	10/3/2019				271,903	$8,535,035
	10/8/2020						124,813	$3,917,880
	10/7/2021						127,194	3,992,620
	11/14/2022						166,003	5,210,834
Mr. Kaminski	10/9/2014	108,396	14.62	10/9/2024
	10/8/2015	115,000	14.92	10/8/2025
	10/6/2016	82,486	16.21	10/6/2026
	10/3/2019				76,133	2,389,815
	10/8/2020						34,948	1,097,018
	10/7/2021						35,614	1,117,923
	11/14/2022						46,481	1,459,039
Mr. McGibney	10/9/2014	14,781	14.62	10/9/2024
	10/8/2015	14,000	14.92	10/8/2025
	10/6/2016	20,621	16.21	10/6/2026
	10/8/2020				2,288	71,820
	10/7/2021						50,878	1,597,060
	11/14/2022						66,401	2,084,327
Mr. Praw	10/3/2019				48,942	1,536,289
	10/8/2020						22,466	705,208
	10/7/2021						22,895	718,674
	11/14/2022						29,880	937,933
Mr. Woram	10/8/2015	80,000	14.92	10/8/2025
	10/6/2016	53,272	16.21	10/6/2026
	10/3/2019				46,224	1,450,971
	10/8/2020						21,218	666,033
	10/7/2021						21,623	678,746
	11/14/2022						28,220	885,826

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(a)

Number of Shares or Units of Stock That Have Not Vested. Includes restricted stock grants and the shares of our common stock the Compensation Committee approved for grant on February 24, 2023 pursuant to the 2019 PSUs based on our performance through the performance period, as described under “2019 PSU Awards.” Upon this approval, the earned 2019 PSU-related shares became fully vested and unrestricted. For Mr. McGibney, the numbers and values shown reflect the final third of a restricted stock award that will vest on October 25, 2023, subject to his still being employed through the vesting date. The table does not include the 60,514 and 5,613 restricted stock awards granted on January 19, 2023 to Messrs. Mezger and Woram, respectively, each of which represented the portion of their earned 2022 fiscal year annual incentive that exceeded the cash payout limit under the program, as discussed under “2022 Annual Incentives.” These awards vest in three equal annual installments beginning on January 19, 2024.

(b)

Market Value of Shares or Units of Stock That Have Not Vested. The market value shown is based on the closing price of our common stock on November 30, 2022, which was $31.39.

(c)

Equity Incentive Plan Awards: Number and Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. The awards shown are the PSUs granted to our NEOs in 2020, 2021 and 2022, reflecting target award amounts as of November 30, 2022, and the closing price of our common stock on November 30, 2022, which was $31.39. These PSUs will vest based on our achievement of certain performance measures, as described under “Performance-Based Restricted Stock Units,” over an applicable three-year performance period and subject to the recipients being employed through the date that the Compensation Committee determines the number of shares that were earned pursuant to the PSUs.

Option Exercises and Stock Vested During Fiscal Year 2022

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Mr. Mezger	—	$—	271,903	$10,076,725
Mr. Kaminski	—	—	76,133	2,821,489
Mr. McGibney	—	—	4,806	140,047
Mr. Praw	—	—	48,942	1,813,791
Mr. Woram	—	—	46,224	1,713,061
(a) The shares reported are the total number of shares each NEO acquired upon the following vesting events with respect to 2022:
Name	2019 PSUs		Restricted Stock		Total Shares
	Granted (October 3, 2019)	Vested (February 24, 2023)	Granted (October (c))	Vested (October 25, 2022)
Mr. Mezger	151,057	271,903	—	—	271,903
Mr. Kaminski	42,296	76,133	—	—	76,133
Mr. McGibney	—	—	14,418	4,806	4,806
Mr. Praw	27,190	48,942	—	—	48,942
Mr. Woram	25,680	46,224	—	—	46,224
(b)

The amount shown is the total gross dollar value realized upon the vesting of the PSUs and the restricted stock, based on the closing price of our common stock on the vesting dates, and the applicable Dividend Equivalents paid on the earned PSUs.

(c)

Mr. McGibney received restricted stock grants of 7,553 on October 3, 2019 and 6,865 on October 8, 2020.

Pension Benefits During Fiscal Year 2022

Name*	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Mr. Mezger	Retirement Plan	29	$11,033,104	$—
(a)

Number of Years of Credited Service. This is as of the valuation date. As of November 30, 2022, Mr. Mezger is fully vested in his Retirement Plan benefit.

(b)

Present Value of Accumulated Benefit. This amount represents the actuarial present value of the total retirement benefit that would be payable to Mr. Mezger under the Retirement Plan as of November 30, 2022. The payment of Retirement Plan benefits is described under “Retirement Programs.” The following key actuarial assumptions and methodologies were used to calculate this present value: the base benefit is assumed to begin as of the earliest possible date (generally the later of age 55 or the 10th anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments including an 8.7% increase for the fiscal year ending November 30, 2023 and an assumed 2.25% annual increase thereafter, until the last benefits are paid. The discount rate used to calculate the present value of the accumulated benefit shown in table was 4.75%. Mr. Mezger is entitled to receive a lump sum payment of the actuarial value (as specified under the Retirement Plan) of his plan benefits in the event of a change in control or death. If any such event occurred on November 30, 2022, the payment to Mr. Mezger would be $11,879,743, using a 3.92% Applicable Federal Rate discount rate, as specified under the Retirement Plan.

* Messrs. Kaminski, McGibney, Praw and Woram are not participants in the Retirement Plan, as the plan was open for a limited period and closed to new participants in 2004.

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Non-Qualified Deferred Compensation During Fiscal Year 2022

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
Mr. Mezger	$46,000	$46,000	$(425,703)	$—	$3,729,365
Mr. Kaminski	47,125	28,825	(95,832)	—	1,096,315
Mr. McGibney	86,250	27,950	(54,702)	—	508,813
Mr. Praw	39,025	20,725	(81,909)	—	795,149
Mr. Woram	44,996	20,725	(50,820)	—	751,726
(a)

Executive Contributions in Last Fiscal Year. These amounts reflect compensation the NEOs earned in 2022 that they have voluntarily deferred. The amounts are included in the Summary Compensation Table.

(b)

Registrant Contributions in Last Fiscal Year. These amounts are matching contributions we made to the NEOs’ voluntary contributions to our DCP and are included in the Summary Compensation Table. The DCP is discussed under “Retirement Programs.”

(c)

Aggregate Earnings in Last Fiscal Year. These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

(d)

Aggregate Balance at Last Fiscal Year End. These amounts reflect compensation the NEOs earned in 2022 or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. All the NEOs are fully vested in their respective balances. A portion of these amounts was previously reported as deferred compensation in the Summary Compensation Tables in our proxy statements for our 2020 annual meeting.

CEO Pay Ratio

For our last completed fiscal year ended November 30, 2022:

■

The annual total compensation of our median employee (excluding Mr. Mezger), based on W-2 compensation paid in the 12-month period ended November 30, 2022, and calculated consistent with how NEO total compensation is calculated for the Summary Compensation Table, was $120,378.

■

Mr. Mezger’s annual total compensation, as reported in the 2022 Summary Compensation Table, was $15,814,791.

■

Based on this information, the ratio of Mr. Mezger’s annual total compensation to our identified median employee’s is 131 to 1.

As of November 30, 2022, we had approximately 2,382 full-time and part-time employees. In identifying the median employee, we excluded our CEO and four employees who did not have earnings in the fiscal year due to an extended leave of absence or being hired at the end of November 2022. As the exact median employee compensation value fell between two employees whose W-2 compensation differed by approximately $25, we selected the individual who continued as an employee after December.

Because companies are allowed to identify the median employee and determine a CEO pay ratio using various methodologies, estimates and assumptions applicable to their own employee populations, compensation practices and other circumstances, the pay ratio other companies report – including those in our peer group – may not be comparable to the foregoing pay ratio.

Potential Payments Upon Termination of Employment or Change in Control

Based on the terms of certain of our employee benefit plans – primarily our Executive Severance Plan and our CIC Plan – our NEOs are entitled to certain payments and other benefits if their employment is terminated under certain circumstances and/or if we experience a change in control. Mr. Mezger is also entitled to certain payments and other benefits in such circumstances under the terms of his Employment Agreement. Per Section 409A of the Code, certain payments to our NEOs would not commence for six months following a termination of employment.

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Termination of Employment

If we terminate Mr. Mezger without cause or he resigns for good reason (each as defined in his Employment Agreement), or if we terminate any of the other NEOs without cause (as defined in the Executive Severance Plan), each is entitled to receive a cash severance payment equal to a multiple of base salary and average bonus. For Mr. Mezger, the severance amount is 2.0 times the sum of his annual salary plus average annual bonus earned for the prior three years, with the total payment capped at $6.0 million. Under certain circumstances, Mr. Mezger would also receive a prorated bonus for the year in which his employment terminates. For our other NEOs, the severance amount is 2.0 times the sum of their respective annual base salary in effect at the time of termination and average bonus. The applicable average bonus is the lesser of (a) the average of the annual cash bonuses, if any, paid to them for the three most recent completed fiscal years prior to termination; or (b) 3.0 times their annual base salary. Each NEO is also entitled to a continuation of health coverage for up to two years. In each case, the foregoing benefits are subject to an affected NEO’s executing a release and post-termination non-solicitation (for two years), non-disparagement and confidentiality obligations.

For equity awards granted to Mr. Mezger on and after the effective date of his Employment Agreement, he is entitled to (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses; (b) the earlier of 36 months and the original term duration of each equity grant to exercise any such outstanding equity; and (c) performance shares paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months.

Change in Control

If Mr. Mezger’s employment is terminated without cause or he resigns for good reason in a change in control (generally, per his Employment Agreement, during the period starting three months before and ending 12 months after a change in control), he is entitled, subject to the same conditions described under “Termination of Employment,” to (a) a severance payment as described above, with a 3.0 times multiple rather than 2.0 times and total payment capped at $12.0 million; (b) health coverage continuation for up to two years; (c) full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits per the relevant arrangements, with any lump sum payments subject to Section 409A of the Code permitted only as provided by those arrangements; and (d) an additional amount to compensate for any excise taxes under Section 280G of the Code (“Section 280G”).

If a change of control occurs, each of our other NEOs is entitled to receive, upon executing a release and if in the following 18-month period his employment is terminated other than for cause or disability, or he terminates employment for good cause (in each case, as defined in the CIC Plan), a severance benefit of 2.0 times the sum of his average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs. While Mr. Mezger is a CIC Plan participant, he can receive only CIC Plan benefits that do not duplicate those provided under his Employment Agreement, and his total CIC Plan severance benefit is capped at $12.0 million.

Per the terms of each recipient’s award agreement, the vesting of our NEOs’ outstanding equity awards will not accelerate upon a change in control unless the recipient is terminated without cause or resigns for good reason within 18 months. Generally, if such a termination occurs (a) within one year of the award’s performance period, the recipient will receive a target payout; (b) after the first year of the award’s performance period, the recipient will receive a payout determined using prorated calculations of the applicable performance measures; and (c) before the award’s performance period begins, the recipient will receive no payout of the award. In addition, under the CIC Plan, only Mr. Mezger and four other senior executives can potentially receive an additional tax restoration amount to compensate for any excise taxes imposed on them under Section 280G and for any taxes on the additional amount. Pursuant to a Board policy, since April 7, 2011, we have not extended this tax restoration benefit to any other officer or employee, including all the other NEOs, even though they are CIC Plan participants.

Other Change in Control and Employment Termination Provisions

Our restricted stock award agreements provide for accelerated vesting upon the recipient’s death or disability. Our PSU award agreements provide for pro rata vesting if the recipient retires under certain circumstances, and for accelerated vesting upon death or disability; provided that any payout is delayed until the performance period is completed. The time a recipient can exercise a common stock option after termination of employment depends on the reason for termination. For example, they may have only five days if termination is for cause; while for retirement, death or disability, they may have the original term.

Our DCP provides for full vesting of benefits if there is a change in control or disability, as defined under the plan, or death. Under our Retirement Plan, a participant will immediately receive a lump sum payment of the actuarial value (as specified under the plan) of the participant’s plan benefits if there is a change in control or death. Our Death Benefit Only Plan provides for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if death occurs before age 100); and (b) an additional tax restoration amount sufficient to pay specified taxes caused thereby, if there is a change in control as defined in the plan. We also maintain term life insurance policies that pay benefits upon certain NEOs’ deaths, as described under “Death Benefits.”

The tables below show payments our NEOs may receive assuming various employment termination and change in control scenarios occurred on November 30, 2022, with equity awards valued at the $31.39 closing price of our common stock on that date. The amounts shown do not include the value of unexercised stock options reported in the Outstanding Equity Awards at Fiscal Year-End 2022 table, accrued Retirement Plan and DCP amounts reported in the Pension Benefits During Fiscal Year 2022 table and the Non-Qualified Deferred Compensation During Fiscal Year 2022 table (and associated footnotes), respectively, term life insurance benefits or generally available employee benefits. In none of the change in control scenarios below would our NEOs receive a tax restoration benefit under the CIC Plan, nor would our CEO receive a tax restoration benefit under his Employment Agreement.

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Potential Payments Upon Termination Of Employment Or Change In Control

Post-Employment Payments — Mr. Mezger

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$12,867,152	$—	$18,867,152	$—	$—
Long-term Incentives(a)
PSUs	13,247,329	—	17,174,369	—	17,174,369	23,015,016	23,015,016
Death Benefit Only Plan(b)	—	—	—	1,198,050	1,198,050	2,012,072	—
Health Benefits(c)	—	—	77,492	—	77,492	—	—
Credited Vacation(d)	88,462	88,462	88,462	—	88,462	88,462	88,462
TOTAL	$13,335,791	$88,462	$30,207,475	$1,198,050	$37,405,525	$25,115,550	$23,103,478
(a)

Assumes Mr. Mezger’s 2019 PSUs pay out at 180% of the target value and other PSU grants pay out at 100% of target or prorated target values. Except for death and disability scenarios, assumes (i) Mr. Mezger’s 2022 PSUs have no value as the performance period would not have started by November 30, 2022; and (ii) Mr. Mezger’s termination would be considered a retirement under the applicable award agreements. Therefore, in the voluntary termination scenario, Mr. Mezger would receive full payout of his 2019 PSUs (at 180% of target), two-thirds of his 2020 PSUs and one-third of his 2021 PSUs.

(b)

Mr. Mezger’s designated beneficiaries would be entitled to receive an estimated death benefit of $2,012,072 ($1,000,000 benefit plus an income tax restoration payment of $1,012,072) upon his death. The present value of the benefit as of November 30, 2022 is approximately $852,808 based on a 4.96% discount factor and the PRI-2012 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2021 generational projection scales for life expectancy (consistent with mortality tables and rates used for Accounting Standards Codification Topic No. 715, “Compensation — Retirement Benefits” (“ASC 715”) valuations). For the change in control scenarios, the amounts shown are the cash surrender value of the underlying life insurance policy as of November 30, 2022 of $567,277 and an estimated tax restoration payment of $630,773.

(c)

Assumes we make 24 months of contributions for health benefits of approximately $3,229 per month.

(d)

Assumes payout of 160 hours of vacation benefits, which Mr. Mezger is credited with during his employment, regardless of actual vacation time taken.

Post-Employment Payments — Mr. Kaminski

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$5,085,126	$—	$4,975,682	$—	$—
Long-term Incentives(a)
PSUs	3,709,259	—	3,709,259	—	4,808,827	6,444,214	6,444,214
Health Benefits(b)	—	—	58,729	—	—	—	—
TOTAL	$3,709,259	$—	$8,853,114	$—	$9,784,509	$6,444,214	$6,444,214
(a)

The values for Mr. Kaminski’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table.

(b)

Assumes we make 24 months of contributions for health benefits of approximately $2,447 per month.

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Post-Employment Payments — Mr. McGibney

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$5,396,200	$—	$4,720,089	$—	$—
Long-term Incentives(a)
Restricted Stock	—	—	—	—	71,820	71,820	71,820
PSUs	—	—	—	—	1,635,219	3,917,714	3,917,714
Performance Cash	—	—	—	—	—	773,699	773,699
Health Benefits(b)	—	—	71,576	—	—	—	—
TOTAL	$—	$—	$5,467,776	$—	$6,427,128	$4,763,233	$4,763,233
(a)

Except for the death and disability scenarios, assumes that Mr. McGibney’s 2022 PSUs would have no value as the performance period would not have started by November 30, 2022. Upon death or disability, Mr. McGibney’s restricted stock awards would immediately vest, and he or his beneficiaries would be entitled to receive performance cash payments as if he had remained employed through the determination date; awards are assumed paid at the following levels: 2019 grant — 161.10% and 2020 grant — 134.89%

(b)

Assumes we make 24 months of contributions for health benefits of approximately $2,982 per month.

Post-Employment Payments — Mr. Praw

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$4,124,094	$—	$4,033,816	$—	$—
Long-term Incentives(a)
PSUs	2,384,497	—	2,384,497	—	3,091,362	4.142,661	4,142,661
Death Benefit Only Plan(b)	—	—	—	1,362,105	1,362,105	2,012,072	—
Health Benefits(c)	—	—	58,729	—	—	—	—
TOTAL	$2,384,497	—	$6,567,320	$1,362,105	$8,487,283	$6,154,733	$4,142,661
(a)

The values for Mr. Praw’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table.

(b)

Mr. Praw’s designated beneficiaries would be entitled to receive an estimated death benefit of $2,012,072 ($1,000,000 benefit plus an income tax restoration payment of $1,012,072) upon his death. The present value of the benefit as of November 30, 2022 is approximately $1,095,355 based on the factors described in footnote (b) of Mr. Mezger’s table. For the change in control scenarios, the amounts shown are the cash surrender value of the underlying life insurance policy as of November 30, 2022 of $644,957 and an estimated tax restoration payment of $717,148.

(c)

Assumes we make 24 months of contributions for health benefits of approximately $2,447 per month.

Post-Employment Payments — Mr. Woram

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$3,911,898	$—	$3,821,620	$—	$—
Long-term Incentives(a)
PSUs	2,252,060	—	2,252,060	—	2,919,655	3,912,548	3,912,548
Health Benefits(b)	—	—	58,729	—	—	—	—
TOTAL	$2,252,060	—	$6,222,687	$—	$6,741,275	$3,912,548	$3,912,548
(a)

The values for Mr. Woram’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table.

(b)

Assumes we make 24 months of contributions for health benefits of approximately $2,447 per month.

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Advisory Vote to Approve Named Executive Officer Compensation

In accordance with regulations under Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we are seeking an advisory vote from our stockholders to approve our NEOs’ 2022 fiscal year compensation as follows:

RESOLVED, that KB Home stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion.

We believe that our CEO’s and our other NEOs’ 2022 fiscal year compensation was well-aligned with our performance and stockholders’ interests, as detailed under “Compensation Discussion and Analysis.” We also believe that the design and implementation of our executive compensation programs reflect our longstanding significant outreach to our stockholders. In turn, our stockholders have generally expressed support through our annual NEO compensation advisory votes. At the 2022 annual meeting, the advisory vote received approximately 77% support, which was below our prior three-year average of 90%.

Responsiveness to Stockholders

The advisory vote result at our 2022 annual meeting and the feedback we received through our stockholder engagement efforts shaped the following changes in our executive compensation programs in 2022:

■

Measurably increased the asset efficiency threshold under the annual incentive program for the second year in a row.

■

Developed with the Compensation Committee and FWC a structured scorecard methodology to guide annual incentive payout determinations.

■

Implemented a limit on the cash payouts for annual incentives to our NEOs.

■

Further reduced the cash portion of the CEO’s annual incentive payout below the program limit and increased the equity portion to, among other things, better balance his cash and equity compensation and enhance alignment with stockholder value creation.

Pay for Performance and 2022 Fiscal Year CEO Compensation

■

More than 90% of our CEO’s 2022 total direct compensation was performance-based and his base salary is the same as in the prior five years.

■

With our impressive financial performance on the primary metric of total adjusted pretax income, up approximately 50% from 2021 and 31% above the 2022 target, itself 82% higher than the 2021 target, and his Compensation Committee-determined IPF assessment, our CEO’s annual incentive award was approximately 20% above the prior year’s award. Reflecting stockholder feedback, our CEO’s IPF assessment was based on a balanced scorecard of specific rigorous individual performance goals and objectives, including sustainability.

■

To better align cash and equity incentives and enhance retention and stockholder value creation, the CEO’s annual incentive consisted of cash and restricted stock. The $7,480,000 cash portion was less than the prior year’s total cash incentive and the $2,105,872 restricted stock portion vests over three years.

■

More than two-thirds of our CEO’s stock awards were PSUs, with the 2022 target award grant value remaining unchanged from the prior three years. Our CEO earned his three-year 2019 PSU award at 180% of target (as discussed under “2019 PSU Awards”), reflecting our performance on the three applicable measures.

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Consistent with the fifth item of business for this Annual Meeting, we intend to offer this non-binding Say-on-Pay vote at each of our annual meetings. We and the Board welcome our stockholders’ views on our NEOs’ compensation and, as in past years, will carefully consider the outcome of this advisory vote consistent with the best interests of all stockholders. As an advisory vote, it is not intended to have any use or effect for or on behalf of KB Home or its stockholders outside this Annual Meeting except as permitted by the Board.

Voting Standard

This non-binding advisory resolution will be considered approved based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

FOR	Board recommendation: FOR approval of NEO compensation

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Ratify Ernst & Young LLP’s Appointment as Independent Auditor

In January 2023, after considering Ernst & Young LLP’s effective performance in 2022 and audit efficiencies resulting from its 32 years of service as our Independent Auditor, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2023. The Audit Committee believes this appointment is in our and our stockholders’ best interests. We are seeking stockholder ratification of this appointment.

Voting Standard

The Audit Committee’s appointment of Ernst & Young LLP will be considered ratified based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

FOR	Board recommendation: FOR ratifying Ernst & Young LLP’s appointment

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement. If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will consider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment of our independent registered public accounting firm at any time during the year if it determines it would be in our and our stockholders’ best interests to do so.

Independent Auditor Services and Fees

Below are the services provided by Ernst & Young LLP and related fees in each of our last two fiscal years. In 2022 and 2021, Ernst & Young LLP’s audit fees included an annual consolidated financial statement audit, audits of our financial services subsidiary, procedures related to our continuing implementation of a new enterprise resource planning system, other information technology systems testing, consents relating to financing transactions in 2022, and an audit of our internal control over financial reporting. Audit-related fees in both years included 401(k) Plan audits and access to certain accounting resources.

	Fiscal Year Ended ($000s)
	2022	2021
Audit Fees	$1,525	$1,348
Audit-Related Fees	51	47
Tax Fees	—	—
All Other Fees	—	—
TOTAL FEES	$1,576	$1,395

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Audit Committee Report

The Audit Committee acts under a written charter. Under its charter, the Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities relating to, among other things, KB Home’s corporate accounting and reporting practices, including the quality and integrity of its financial statements and reports, and its internal control over financial reporting and disclosure controls and procedures. All Audit Committee members are independent and determined to be “audit committee financial experts” under SEC rules.

In its role, the Audit Committee, among other activities:

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conducts at most meetings separate executive sessions with KB Home’s chief financial officer; chief accounting officer; chief legal officer; internal audit head; and Independent Auditor, Ernst & Young LLP, to discuss matters relevant to their respective duties and roles.

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oversees management’s performance of an annual enterprise risk management assessment and discusses with management identified significant business and operations risks, along with corresponding mitigating factors.

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periodically reviews with management KB Home’s cybersecurity tools and resources, threat environment, incident reporting procedures, and future plans, with the most recent review conducted in October 2022.

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annually reviews and approves the internal audit department’s audit plan, the scope of which is based on the top risks identified in the annual enterprise risk management assessment, and receives at least quarterly updates on its performance and results.

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reviews and discusses with management quarterly and annual periodic reports before they are filed with the SEC.

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receives and discusses quarterly management reports on the structure and testing of KB Home’s system of internal control over financial reporting, and management’s assessment of the system’s effectiveness.

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receives and discusses regular reports from the chief legal officer and senior compliance executives on material legal, compliance and ethics matters, and from the Independent Auditor on the results of its audit and internal control evaluation activities.

Management is primarily responsible for KB Home’s financial statements, financial reporting process and the adequacy of internal control over financial reporting. The Independent Auditor is responsible for performing an independent audit of KB Home’s financial statements and internal control over financial reporting, and for expressing an opinion on KB Home’s audited financial statements’ conformity to U.S. generally accepted accounting principles and the adequacy of KB Home’s internal control over financial reporting.

Per its charter, the Audit Committee is responsible for the appointment (with consideration given to stockholder ratification), compensation, engagement terms (including fees), retention (or termination) and oversight of the Independent Auditor’s work. The Audit Committee also:

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annually evaluates the Independent Auditor’s qualifications, independence and effectiveness. In January 2023, the Audit Committee presented an evaluation to the Board and, based on that evaluation, appointed Ernst & Young LLP as KB Home’s independent registered public accounting firm for the fiscal year ending November 30, 2023.

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reviews and discusses with the Independent Auditor the scope and plan of its independent financial statement and internal control over financial reporting audits.

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receives direct reports from the Independent Auditor, which describe, among other things, the critical accounting policies and practices in the firm’s audits.

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reviewed and discussed with the Independent Auditor the critical audit matter it identified in KB Home’s most recent Annual Report on Form 10-K.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young LLP KB Home’s audited financial statements. It also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee received the disclosures and letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board concerning its independence and discussed the firm’s independence from KB Home and KB Home’s management.

In reliance on the reviews, reports, activities and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of KB Home’s audited financial statements in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022 for filing with the SEC.

The Audit Committee respectfully submits this report.

Dr. Thomas W. Gilligan, Chair
Arthur R. Collins
Dorene C. Dominguez
Kevin P. Eltife
Dr. Stuart A. Gabriel

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Approve the Amended and Restated KB Home 2014 Equity Incentive Plan

We maintain one active equity incentive plan, the Amended KB Home 2014 Equity Incentive Plan (“Existing Plan”). The Existing Plan amended the plan our stockholders approved at our 2014 annual meeting (“Original Plan”). On January 19, 2023, our Board approved, and authorized us to seek stockholder approval of, an amended and restated version of the Existing Plan (“Amended Plan”). On March 1, 2023, the Board approved the additional share grant capacity we are requesting. The full terms of the Amended Plan are provided at Exhibit A, and the following discussion of the Amended Plan’s material terms is qualified in its entirety by reference to the full text. Please read the full Amended Plan as set forth in Exhibit A. The Amended Plan makes the following changes to the Existing Plan:

Item and Key Points	Existing Plan	Amended Plan
Available Grant Capacity ■ 5.9 million share increase in the available grant capacity.

Subject to equitable adjustments, the aggregate number of shares of our common stock available for grant under the plan is the sum of (i) a “Base Amount” of 12.3 million shares, (ii) shares available for grant under our prior equity incentive plan (as discussed below), and (iii) shares subject to outstanding awards under our prior equity incentive plan that subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations with respect to full value awards, or settled for cash.

Subject to equitable adjustments, the aggregate number of shares of our common stock available for grant under the plan is the sum of (i) a “Base Amount” of 12.3 million shares plus (upon approval) 5.9 million shares, and (ii) shares subject to outstanding awards under our prior equity incentive plan that subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations with respect to full value awards, or settled for cash.

Code Section 162(m) References Removed

Several provisions refer to the requirements of Code Section 162(m) that enabled us to issue performance–based awards that were exempt from the $1 million annual limit on the tax deduction that could be taken for an employee’s compensation.

The prior references to Code Section 162(m) have been deleted because the exemptions for performance-based awards were repealed in 2017.
Extended Term	No awards may be granted following the tenth anniversary of April 7, 2016.	No awards may be granted following the tenth anniversary of approval of the Amended Plan by our stockholders.

Except as described above, no other substantive changes are proposed for the Existing Plan. Because we may issue stock under the Amended Plan in excess of the previously approved capacity, NYSE listing standards require us to obtain stockholder approval before any such issuances are made, though the listing standards do not require stockholder approval before award grants are made. Accordingly, we are asking for stockholder approval of the Amended Plan. Stockholder approval of the Amended Plan will confirm an aggregate grant capacity of 18.2 million shares, approving and incorporating the Existing Plan’s Base Amount of 12.3 million shares and adding 5.9 million shares. The Existing Plan’s Base Amount of 12.3 million shares incorporated the Original Plan’s Base Amount of 4.8 million shares and added 7.5 million shares.

Voting Standard

The Amended Plan will be considered approved by our stockholders based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

FOR	Board recommendation: FOR approval of the amended and restated KB Home 2014 equity incentive plan

Reason for the Amended and Restated Plan

As of March 1, 2023, there were 3,144,478 shares remaining available for grant under the Existing Plan (inclusive of shares available for grant under our former 2010 Equity Incentive Plan (“Prior Plan”) that are incorporated into the Existing Plan’s available share capacity per the terms of the Existing Plan), assuming the target performance requirements for the outstanding PSUs granted to our executives are achieved and the target number of shares underlying the PSUs are paid out (there were 1,473,831 shares remaining available for grant under the Existing Plan if the maximum number of shares underlying the PSUs are paid out). In

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order to give us the flexibility to responsibly address our future equity compensation needs, we are requesting that stockholders approve the Amended Plan, which would provide for an aggregate issuance of up to 18.2 million shares, plus any shares that are subject to outstanding awards under our Prior Plan that subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations with respect to full value awards, or settled for cash. There are no other shares available for grant under our Prior Plan.

Given the low grant capacity remaining in the Existing Plan, the additional grant capacity the Amended Plan would provide is necessary for us to grant competitive levels of equity-based incentive awards, which is critical to our performance-based compensation program that helps align the interests of our employees and non-employee directors with those of our stockholders. With the additional capacity under the Amended Plan, we believe we can satisfy our equity compensation needs for approximately four annual grant cycles, depending on PSU award payouts.

Summarized below is the total number of shares outstanding pursuant to awards granted and shares available for issuance for future equity awards under the Existing Plan as of March 1, 2023. Also shown are the number of shares that would be available for future grant if the Amended Plan is approved.

	Shares Subject to Outstanding Stock Options(a)	Shares Subject to Outstanding Full-Value Awards(b)	Shares Remaining Available for Future Grant(b)
As of March 1, 2023 (before Amended Plan approval)	1,602,413	1,551,410	3,144,478
Shares Remaining Available for Future Grant if the Amended Plan is Approved			9,044,478
(a)

As of March 1, 2023, the 1,602,413 outstanding stock options had a weighted average exercise price of $15.55 and a weighted average life of 2.66 years.

(b)

Assumes the target performance requirements for outstanding PSUs are achieved.

The total 6,298,301 equity awards outstanding and available for future grant to our employees and non-employee directors as of March 1, 2023 represent an overhang of approximately 7.12% relative to the total outstanding shares of our common stock. If the Amended Plan is approved, the 5.9 million additional shares available for grant under the Amended Plan would increase the overhang to approximately 12.93%. We calculate “overhang” as (a) the sum of shares underlying outstanding equity awards plus shares available for grant, divided by (b) the sum of the total number of shares of our common stock outstanding, plus shares underlying outstanding equity awards plus shares available for grant. As of March 1, 2023, the fair market value of a share of our common stock was $34.89.

As discussed further below, the Amended Plan contains the same fungible pool formula that is used in the Existing Plan. Under this formula, a distinction is made between the number of shares in the Amended Plan’s available grant capacity attributable to (a) stock options and stock appreciation rights (“SARs”) and (b) “full value” awards (i.e., restricted stock, restricted stock units (“RSUs”)/PSUs and stock payments). As with the Existing Plan, shares granted pursuant to full value awards will be counted against the available grant capacity of the Amended Plan on a 1.78-to-1 ratio, the fungible pool formula. As a result, this fungible pool formula will impact the rate at which the available grant capacity of the Amended Plan would be used. For example, the annual grant amount of stock options and full value awards under the Existing Plan for 2022 was approximately .80 million shares (based on the target amounts of PSUs granted), equating to approximately 1.40 million shares counted against the Existing Plan’s available grant capacity once the fungible shares are included. Therefore, based on the fungible pool formula, our burn rate (the ratio of the number of shares underlying awards, including performance-based awards valued at 100% of target, granted under the Existing Plan during 2022 to the number of our weighted average common shares outstanding at the corresponding fiscal year end) was approximately 1.6%. Calculated without the fungible pool formula adjustment, our annual burn rate for 2022 was approximately .92%. We have not granted stock options as compensation since 2016.

Our burn rate calculation and related share grants for the last three fiscal years (without the fungible pool formula adjustment) are shown in the table below.

Year	Stock Options Granted	Restricted Stock Granted	PSUs Granted at Target(a)	Total Granted	Weighted Average Common Shares Outstanding	Burn Rate
2022	0	347,131	384,295	731,426	86,860,611.84%
2021	0	286,709	345,331	632,040	90,400,812.70%
2020	0	265,187	288,941	554,128	90,463,606.61%
THREE-YEAR AVERAGE	0	299,676	339,522	639,198	89,241,676.72%
(a)

The respective shares issued under PSUs in 2020, 2021 and 2022 for their related three-year performance periods were 313,246, 419,070, and 674,677. The Annual Report contains additional information about the outstanding PSUs.

When considering the number of additional shares proposed to be made available for grant under the Amended Plan, we reviewed, among other things, the potential dilution to our stockholders as measured by the burn rate and overhang, and projected future share usage based on a variety of assumptions. Due to the inherent unpredictability of the underlying assumptions, as well as competitive considerations, we do not make these projections or the assumptions public. The Compensation Committee will consider stockholder dilution, among other factors, including the objectives of our performance-based compensation program described above under “Compensation Discussion and Analysis,” in managing grants of the shares under the Amended Plan.

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Code Section 162(m)

Generally, Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation to any such covered employee exceeds $1.0 million. Prior to the Tax Cuts and Jobs Act of 2017, Code Section 162(m)’s deduction limit included an exception for “performance-based compensation” that permitted qualifying compensation to be deducted even if it exceeded the $1 million limit. We previously asked stockholders to approve equity and incentive compensation plans that included limitations and provisions required to be included under Code Section 162(m). Now that the performance-based compensation exception is no longer available, we will no longer include specific Code Section 162(m)-related limitations or provisions or request stockholder approval for this purpose. The Compensation Committee may continue to approve performance awards that are not designed to qualify for the prior exception and will approve compensation that may not be deductible under Code Section 162(m) where it believes it is in our and our stockholders’ best interests to do so.

Summary of the Amended Plan

The purpose of the Amended Plan is to attract, motivate and retain the services of employees, directors and consultants by enabling them to participate in our growth and financial success through incentive awards, and to align their individual interests with our stockholders’ interests.

Size of the Share Pool. Subject to equitable adjustments, the aggregate number of shares of our common stock that may be available for future grant under the Amended Plan, if approved by our stockholders, would be 9,044,478, estimated as of March 1, 2023. Under its terms, subject to equitable adjustments, the number of shares provided for in the Amended Plan is the sum of (i) 12.3 million shares (of which only 3,144,478 shares remain available for grant as of March 1, 2023, assuming the target number of shares underlying outstanding PSUs granted under the Existing Plan are paid out), plus 5.9 million new shares and (ii) shares subject to outstanding awards under our Prior Plan that subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations with respect to full value awards, or settled for cash. This pool of shares may be used for all types of awards under a fungible pool formula. This formula provides that the available grant capacity of the Amended Plan will be reduced by (a) one share for every one share subject to a stock option, stock-settled SAR or other similar award, and (b) 1.78 shares for every one share subject to a restricted stock or other similar full value award.

Key Terms. As with the Existing Plan, the Amended Plan authorizes the Compensation Committee (or, if our Board determines, another committee of independent directors of the Board, which in either case we will refer to herein as the “Committee”) to grant awards and otherwise administer and interpret the Amended Plan, and any award agreements and general programs adopted thereunder. In addition to the enhancements described above, the Amended Plan maintains the compensation and governance terms of the Existing Plan, including the following:

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No Repricings Without Stockholder Approval. The Amended Plan prohibits, without stockholder approval, any action by the Committee to amend any stock option or SAR to reduce its exercise price, and the cancellation of a stock option or SAR in exchange for cash or for any other award that has a lower exercise price or that provides additional value to the holder of a stock option or SAR award.

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Limited Delegation. The Committee may only delegate certain administrative actions under the Amended Plan to our officers, and only to the extent consistent with our equity-based award grant policy and applicable law. Among other things, this means that in no event may any officer be delegated the authority to grant or amend awards.

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Reissuance Restrictions. Shares that are tendered or withheld to satisfy the exercise price of an award or to cover tax withholding obligations of awards other than full value awards may not be used again for new grants.

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Limitation on Grants. Subject to equitable adjustments permitted by the terms of the Amended Plan, (a) the maximum number of shares that may be granted to an employee or consultant in any given year with respect to one or more common stock option or SAR awards is 1.0 million; (b) the maximum amount of cash that may be paid to an employee or consultant in any given year with respect to one or more performance-based awards is $10.0 million; and (c) the maximum amount of all compensation that may be granted to any non-employee director in any given year is $700,000, including awards (based on grant date fair value) and any cash retainers or meeting fees (or any awards granted in lieu of such retainers or meeting fees).

Eligibility. As with the Existing Plan, all employees, directors and consultants of KB Home and its affiliates are eligible to receive awards under the Amended Plan, as determined by the Committee or the Board. As of the date of this Proxy Statement, we have ten non-employee directors (and will have ten if all director nominees are elected at the Annual Meeting) and approximately 2,188 employees and consultants who are eligible to participate in the Amended Plan.

Administration. Unless the Board assumes the role of the Committee or otherwise limits the Committee’s authority, the Committee has the power, as with the Existing Plan, to grant awards under the Amended Plan, to determine the types, sizes, price, timing and vesting restrictions of awards, and to administer and interpret the Amended Plan.

Types of Awards. As with the Existing Plan, the Amended Plan authorizes the grant of stock options, shares of restricted stock, SARs, RSUs, stock payments and general performance-based awards. Following is a brief description of each type of award:

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Stock Options. Stock options provide a holder with the right to acquire shares of our common stock for the exercise price stated in the award. There are two kinds of stock options: incentive stock options (as defined under Code Section 422) and nonqualified stock options. The option exercise price of all stock options granted pursuant to the Amended Plan will not be less than 100% of the fair market value of a share of our common stock on the grant date. Stock options may vest and become exercisable as determined by the Committee, including based on the satisfaction of performance goals (as discussed further below), but in no event may a stock option have a term extending beyond the tenth anniversary of its grant date. Subject to equitable adjustments permitted by the terms of the Amended Plan, the maximum number of shares of our common stock that may be granted pursuant to incentive stock options is 1.75 million.

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Restricted Stock. An award of restricted stock is a grant of shares of our common stock that is nontransferable and subject to forfeiture until certain conditions set forth in the award agreement are met, which, in some cases, may be performance-based (as discussed further below). Conditions may be based on continuing service to us or achieving one or more performance goals or other criteria or a combination of criteria. During the restricted period, a holder of shares of restricted stock will have full rights with respect to such shares unless otherwise determined by the Committee. However, as noted above, no dividends or distributions will be payable on shares of restricted stock with vesting conditions that are subject to the satisfaction of one or more performance goals until such goals are met, at which time accrued but unpaid dividends and/or distributions will become payable to the holder.

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Stock Appreciation Rights. SARs entitle a holder to receive an amount determined by multiplying (a) the difference between the fair market value of a share of our common stock on an exercise date and the SAR’s stated exercise price by (b) the number of shares subject to the award. Settlement of a SAR can be in cash or shares of our common stock (or a combination of both). The exercise price of all SARs granted pursuant to the Amended Plan will not be less than 100% of the fair market value of a share of our common stock on the grant date. SARs may vest and become exercisable as determined by the Committee, but in no event may a SAR have a term extending beyond the tenth anniversary of its grant date.

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Restricted Stock Units. RSUs provide for the issuance to a holder of shares of our common stock or an equivalent cash value at a future date upon the satisfaction of specific conditions set forth in the award agreement. Conditions may be based on continuing service to us or achieving one or more performance goals (as is the case with PSUs) or other criteria or a combination of criteria. RSUs generally will be forfeited if the applicable vesting conditions are not met. RSUs may be paid in cash, shares of our common stock or a combination of both. A holder of RSUs will not have any rights associated with any underlying shares unless and until the vesting conditions are satisfied and shares of our common stock are actually issued, but could be granted the right to be credited with dividend equivalent payments (payable in cash or shares of our common stock) on RSUs based on dividends declared on our common stock during the applicable vesting period. However, as noted above, no dividend equivalent payments or distributions will be payable with respect to RSUs with vesting conditions that are subject to the satisfaction of one or more performance goals until such goals are met, at which time accrued but unpaid dividend equivalent payments and/or distributions will become payable to the holder.

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Stock Payments. The Amended Plan provides for the ability to make a payment of shares of our common stock (or a right to purchase shares) as part of a bonus, deferred compensation or other arrangement.

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Performance-Based Awards. These awards may be granted in the form of cash bonus awards, stock bonus awards, performance awards or incentive awards that are paid in cash, shares of our common stock or a combination of both. The value of these awards will be linked to the achievement of one or more performance goals. In addition, the vesting or payout of the other types of awards that may be granted under the Amended Plan may be made subject to the achievement of one or more performance goals.

Cancellation, Forfeiture, Expiration or Cash Settlement of Awards. As with the Existing Plan, if an award subsequently expires or is canceled, forfeited or settled for cash, then any shares subject to such award may, to the extent of such expiration, cancellation, forfeiture or cash settlement, be used again for new grants under the Amended Plan. Shares tendered or withheld to satisfy tax withholding obligations with respect to a full value award, including a full value award originally granted under the Existing Plan may be used again for new grants under the Amended Plan. However, as noted above, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award other than a full value award may not be used again for new grants. Any shares that again become available for grant will be added back in the same manner in which they were initially deducted (i.e., one-for-one or 1.78-for-one).

Payment Methods. As with the Existing Plan, holders may satisfy any payment obligations associated with awards under the Amended Plan with (a) cash or a check, (b) shares of our common stock issuable pursuant to the award or held for a sufficient period of time (and without encumbrances) and having a fair market value equal to the required payment, or (c) other acceptable property or legal consideration, as determined by the Committee.

Transferability. No award may be transferred other than to certain permitted transferees by will or the laws or descent and distribution or, with the consent of the Committee, pursuant to a domestic relations order.

Adjustments. As with the Existing Plan, equitable adjustments to the terms of the Amended Plan and any awards will be made as necessary to reflect any stock splits, spin-offs, extraordinary stock dividends or similar transactions. If a change in control occurs, the vesting of an award will not automatically accelerate; provided, however, that the Committee may provide for any of the following actions: (a) the acquirer or surviving entity will be required to assume the award or substitute a comparable award, (b) the vesting of all or any portion of the award will accelerate to the time immediately prior to the consummation of the change in control, and/or (c) all or any portion of the award, including any unvested portion, will be purchased for (i) in the case of an option or SAR, cash in an amount equal to the excess of the aggregate fair market value of the shares subject to the award to be purchased over the aggregate exercise price for such shares, net of tax withholding, and (ii) in the case of any other award, such consideration as the Committee may in good faith determine to be equitable under the circumstances.

Substitute Awards. As with the Existing Plan, the Amended Plan permits “substitute awards” to be granted or issued if we assume or substitute or exchange awards under the Amended Plan for awards or the right or obligation to make future awards granted by another company, whether in connection with a merger, combination, consolidation, acquisition or other corporate transaction. Certain equitable exceptions apply to the terms of the Amended Plan in order to facilitate the issuance of such awards. To the extent permitted by applicable law or NYSE rules, substitute awards will not reduce the number of shares authorized for grant under the Amended Plan or individual award grant limits, nor be added back to the authorized share pool.

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Amendment and Termination. The Board or the Committee may terminate, amend or modify the Amended Plan. However, as with the Existing Plan, the additional approval of our stockholders will be required for any action by the Committee to (a) increase the number of shares of our common stock available for grant under the Amended Plan, (b) reduce the exercise price of any option or SAR granted under the Amended Plan, (c) cancel an option or SAR in exchange for cash or any other award under the Amended Plan that has a lower exercise price or that provides additional value to 9the holder, (d) materially modify the requirements for eligibility to participate in the Amended Plan, (e) materially increase the benefits accruing to participants in the Amended Plan, or (f) make other material changes to the Amended Plan that require stockholder approval under applicable stock exchange rules.

Federal Income Tax Consequences

If a holder is granted a nonqualified stock option under the Amended Plan, the holder should not have taxable income on the grant of the option. Generally, the holder should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The holder’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the holder exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the holder recognizes ordinary income (subject to Code Section 162(m) with respect to covered employees).

A holder of an incentive stock option will not recognize taxable income upon grant. Additionally, if the applicable employment-related requirements are met, the holder will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be taxed as ordinary income, and we will be entitled to a deduction to the extent of the amount so included in the income of the holder (subject to Code Section 162(m) with respect to covered employees). Appreciation in the stock subsequent to the exercise date will be taxed as a long-term or short-term capital gain, depending on whether the stock was held for more than one year after the exercise date.

The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Code Section 83(b)); RSUs, stock-based performance awards and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award on that date. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the holder recognizes income, (subject to Code Section 162(m) with respect to covered employees).

Amended Plan Benefits

No determination has been made as to the types or amounts of awards that will be granted to specific individuals or groups of individuals under the Amended Plan. Information on equity-based awards recently granted to our named executive officers is provided under “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2022.” Information on equity-based awards granted to our directors is provided under “Director Compensation During Fiscal Year 2022.”

The below table presents information as of November 30, 2022 regarding shares of our common stock that may be issued under our existing equity compensation plans.

Since November 30, 2022, we issued shares in connection with the 2019 PSUs, as described under “2019 PSU Awards,” and, per the Existing Plan’s terms, included shares returned to satisfy tax withholding obligations in the shares available for grant as of March 1, 2023.

On January 19, 2023, we granted 122,745 restricted shares (including fungible shares) in connection with annual incentives as discussed under “2022 Annual Incentives.” No other awards or issuances have been made under the Existing Plan since November 30, 2022, and we do not expect to make any before the Annual Meeting. The closing price of our common stock on the NYSE on March 1, 2023 was $34.89.

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Equity Compensation Plan Information (as of November 30, 2022)
Plan category	Number of common shares to be issued upon exercise of outstanding options, warrants and rights (a)(i)	Weighted-average exercise price of outstanding options, warrants and rights (b)(i)	Number of common shares remaining available for future issuance under equity compensation plans (excluding common shares reflected in column(a)) (c)(ii)
Equity compensation plans approved by stockholders(ii)	1,674,393	$15.56	3,260,585
Equity compensation plans not approved by stockholders(ii)	—	—	—
TOTAL	1,674,393	$15.56	3,260,585
(i)

As described in our Annual Report, at November 30, 2022, there were also 1,273,157 outstanding PSUs (at target amount) not reflected in column (a) and which the weighted average exercise price in column (b) does not take into account. The amount of outstanding PSUs at November 30, 2022 included PSUs granted in 2019. As discussed under “2019 PSU Awards,” on February 24, 2023, the Compensation Committee approved for grant shares of our common stock pursuant to the vesting of the 2019 PSUs. For the remaining outstanding PSUs, the number of shares approved for grant will depend on our performance on the applicable measures during the relevant performance periods, and we cannot predict the extent to which any shares under these awards will ultimately vest.

(ii)

Following its approval by our Board, the Existing Plan, as an amendment to the Original Plan, was submitted to stockholder vote at the 2016 annual meeting and received 84.9% support. The record date for the 2016 annual meeting was set 62 days before that meeting date, which may not have been fixed in accordance with the Delaware General Corporation Law and our By-Laws, raising a question about the validity of the votes taken at the meeting. No such question pertains to the 2014 annual meeting at which our stockholders approved the Original Plan. As described under “Board Record Date Ratification,” our Board ratified the approval of the Existing Plan on January 19, 2023. The above table treats the Existing Plan as having been approved by our stockholders. If it were not so, the only difference is that the table would show the 3,260,585 common shares remaining available for future issuance in the row of equity compensation plans not approved by stockholders. All the other numbers would remain the same and in the same position on the table.

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Advisory Vote on the Frequency of the Named Executive Officer Compensation Advisory Vote

We are seeking an advisory vote on how frequently to have a stockholder advisory vote to approve NEO compensation. The advisory NEO compensation approval vote can be held annually, biennially or triennially. The Board recommends holding it each year as part of our annual stockholders meetings, as is currently the case, for relatively timely feedback on our executive compensation programs. Your vote on this proposal is not a vote for or against the Board’s recommended frequency. Rather, we are seeking an advisory vote on the following resolution:

RESOLVED, that KB Home stockholders, on an advisory basis, prefer an advisory vote to approve KB Home’s named executive officers’ compensation (a) annually, (b) biennially or (c) triennially.

Your advisory vote is a choice of one of the following three options: annually; biennially; or triennially. At our 2017 annual stockholders meeting, the last time our stockholders considered this item, an annual advisory vote received the highest number of votes. As an advisory vote, the outcome is not binding on us or the Board, and the Board may decide to hold an advisory vote to approve NEO compensation more or less frequently than the deemed preferred option.

FOR	Board recommendation: For an annual frequency

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Annual Meeting Voting Matters and Other Information

Holders of record of the 82,096,822 shares of our common stock outstanding as of the close of business on the February 24, 2023 record date are entitled to one vote for each share held. The trustee will vote the 6,705,247 shares the GSOT held on the record date based on instructions from eligible employees who hold common stock options under our equity compensation plans, as discussed under “Ownership of KB Home Securities.” Therefore, a total of 88,802,069 shares are entitled to vote at the Annual Meeting.

For stockholders to take action at the Annual Meeting, the holders of a majority of the shares of our common stock outstanding on the record date must be present or represented at the meeting. Abstentions and “broker non-votes” are counted for this purpose. A “broker non-vote” occurs when a broker or financial institution does not receive instructions from a beneficial holder and does not have the discretionary authority to vote on an item of business, which will apply for all Annual Meeting matters other than ratifying the appointment of our Independent Auditor. Therefore, if you are a beneficial owner, you must instruct your broker or financial institution on how you want your shares to be voted on the other items of business in order for your shares to be counted for those items.

Voting Your Shares

Stockholders can vote via the Internet, telephone or mail or in person at the Annual Meeting, as described under “Voting Procedures.” There are no dissenters’ rights or rights of appraisal as to any item to be acted upon at the Annual Meeting. There is no right to cumulative voting.

The Annual Meeting named proxies — Jeffrey T. Mezger and Brian J. Woram, our Executive Vice President and General Counsel (or their duly authorized designees) — will follow submitted proxy voting instructions. They will vote as the Board recommends for any submitted instructions that do not direct how to vote on an item and on any other matters properly presented at the Annual Meeting in their discretion, including a motion to adjourn or postpone all or a portion of the Annual Meeting. We have engaged our transfer agent, Computershare, to count votes and act as an independent inspector of election. William A. (Tony) Richelieu, our Corporate Secretary, will also act as an inspector of election.

Voting Standards

You will find the voting standard for each item of business at the Annual Meeting on the first page on which it is discussed in this Proxy Statement. Approval of any other matter properly presented at the Annual Meeting requires the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote thereon. Shares that are not present or represented at the Annual Meeting and broker non-votes will not affect the outcome for any items of business at the Annual Meeting. Abstentions will not affect the outcome of the election of directors but will have the effect of an against vote for any other items of business.

Voting Procedures

	Holders of Record	Beneficial Holders	Plan Participant Holders
How to Vote	If your shares are registered directly with our transfer agent, Computershare, vote via the Internet, telephone or mail following the instructions on your mailed or electronic proxy form.	If your shares are held by an intermediary broker or financial institution, vote via the Internet, telephone or mail following the instructions on your mailed or electronic voting instruction form.	If you can vote any shares under the 401(k) Plan or the GSOT, vote via the Internet, telephone or mail following the instructions on your mailed or electronic proxy form.
Voting Deadlines	Internet and telephone voting is available until 11:59 p.m., Eastern Time, on April 19, 2023. Mailed proxy forms must be received before polls close.	Your broker/other holder of record sets the voting deadlines.	Internet and telephone voting is available until, and mailed proxy forms must be received by, 11:59 p.m., Eastern Time, on April 18, 2023.
Changing Your Vote	You may revoke voting instructions by submitting a later vote in person before polls close, or via the Internet, telephone or mail before the above-noted deadlines.	You must contact your broker/ other holder of record to revoke any prior voting instructions.	You may revoke voting instructions by submitting a later vote in person before polls close, or via the Internet, telephone or mail before the above-noted deadline.

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Board Record Date Ratification

As discussed in Item 9B of our Annual Report, on January 19, 2023, the Board ratified certain actions that took place at the 2016, 2018 and 2021 annual meetings because the record date for each of those meetings was set 62 days before the corresponding meeting date, which may not have been fixed in accordance with the Delaware General Corporation Law (“DGCL”) and our By-Laws. The Board made each ratification, as authorized by DGCL Section 204, in order to settle questions about the validity of those actions. Also on January 19, 2023, the Board approved Dr. Gabriel’s election as a director as of such date because Dr. Gabriel first stood for election at the 2016 annual meeting. The record date for the 2022 annual meeting was also set 62 days before the meeting date, but based on the items considered at the meeting, there was no need for a ratification or other action to be taken under Delaware law with respect to that meeting.

Proxy Solicitation Costs

We will pay the cost to solicit proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally, in writing or by telephone, facsimile, email or other means for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses in providing proxy materials to their principals. We have hired Georgeson LLC, a professional soliciting organization, to assist us in soliciting proxies and distributing proxy materials for a fee of $10,500, plus reimbursement of out-of-pocket expenses.

Internet Availability of Proxy Materials

The Annual Meeting proxy materials are being made available primarily via the Internet at www.kbhome.com/investor/proxy in order to speed their delivery to our stockholders, to contain costs and to reduce the impact on the environment. In addition, beginning March 10, 2023, we mailed the Notice of Internet Availability to stockholders, which provides instructions on how to access and view the proxy materials, and to vote via the Internet or telephone. To request a printed copy of our proxy materials, follow the instructions on the notice. Stockholders who previously elected to receive proxy materials electronically will continue to receive them and a notice by e-mail, unless we are told otherwise. Please note that you cannot vote your shares by marking and returning a notice.

Stockholder Proposals for Our 2024 Annual Meeting of Stockholders

To be included in the proxy statement and form of proxy for our 2024 annual meeting, we must receive any proposal of a stockholder intended to be presented at that meeting no later than November 11, 2023. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act. In addition, per our By-Laws, a stockholder who wishes to nominate a director candidate or bring any other business for consideration at the 2024 annual meeting must provide notice to us no earlier than December 22, 2023 and no later than January 21, 2024. In addition to complying with the terms of the By-Laws and applicable law, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Governance Documents and Public Filings Availability

Our Certificate of Incorporation, By-Laws, Corporate Governance Principles, Board-approved charters for each standing committee and Ethics Policy serve as the foundation of our corporate governance. Each document may be viewed, printed or downloaded at https://investor.kbhome.com/environmental-social-and-governance-esg/governance/governance-documents/default.aspx. These documents are also available in print at no charge upon request. The information on our website, including the investor relations section and our annual sustainability reports, is not incorporated by reference into and does not form a part of this Proxy Statement.

Our Securities and Exchange Commission (“SEC”) filings are available on our website at https://investor.kbhome.com/financial-information/
sec-filings/default.aspx.

Communicating with the Board

Any interested party may write to the Board, the Chairman of the Board, the Lead Independent Director or any other director in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, 7th Floor, Los Angeles, CA 90024.

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ANNEX 1

Corporate Governance Processes and Procedures

This Annex provides additional information about KB Home’s corporate governance.

Director Independence Determinations

We believe that a substantial majority of our directors should be independent. To be independent, the Board must affirmatively determine that a director does not have any direct or indirect material commercial or charitable relationship with us based on all relevant facts and circumstances. The Board makes independence determinations from information supplied by directors, director nominees and other sources, the Nominating Committee’s prior review and recommendation, and certain categorical standards contained in our Corporate Governance Principles that are consistent with NYSE listing standards. The Board determined that all directors who served in 2022 and all director nominees are independent, other than Mr. Mezger.

In making its independence determinations, the Board found that Ms. Dominguez’s independence was not impaired by, and she did not have a direct or indirect material interest in one of our division office’s leasing a few copiers from CIT Group, where she served as a non-employee director for a short period in our 2022 fiscal year prior to CIT Group being acquired by another company; in our corporate office lease with a subsidiary of Douglas Emmett, the board of which she joined in 2021 as a non-employee director; nor by our making a $25,000 donation to The Dominguez Dream Foundation for which Ms. Dominguez serves as Chairwoman.

In considering Mr. Barra’s nomination to stand for election at the Annual Meeting, the Nominating Committee and Board found his independence was not impaired by purchases we made at standard prices at Home Depot retail stores of certain appliances, equipment, supplies and other items for use in our business, largely to address supply chain disruptions. In our 2022 fiscal year, these purchases totaled approximately $1.04 million. Mr. Barra did not have a direct or indirect material interest in these transactions.

The Board also determined that each Compensation Committee member is a “non-employee director” under SEC rules and an “outside director” under Section 162(m) of the Code.

Related Party Transactions

The Nominating Committee reviews any transactions, arrangements or relationships in which we participate and in which a director, director nominee, executive officer or beneficial owner of five percent or more of our common stock (or, in each case, an immediate family member) had or will have a direct or indirect material interest (a “Related Party Transaction”). Covered individuals and stockholders are expected to inform our Corporate Secretary of any Related Party Transactions, and we collect information from our directors, director nominees and executive officers so that we can review our records for any such transactions.

Per the policies and procedures set forth in its Charter, the Nominating Committee will approve a Related Party Transaction if, based on a review of all material facts and feasible alternatives, it deems the transaction to be in our and our stockholders’ best interests. In addition, specified categories of transactions set forth in the Nominating Committee’s Charter are deemed pre-approved, including those in which the total amount involved is less than or equal to $120,000; and those that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence or (c) be deemed to be a conflict of interest.

Director Qualifications and Nominations

The Nominating Committee evaluates and recommends individuals for election to the Board at its meetings and at any point during the year. Among other factors, the Nominating Committee takes into consideration the attributes listed in our Corporate Governance Principles and diversity as described under “Board Experience and Skills.” There is no formal policy as to how diversity is applied, and an individual’s background and experience, while important, do not necessarily outweigh any other factors.

Current directors may nominate individuals, and the Nominating Committee has retained professional search firms from time to time to assist with director recruitment. A professional search firm assisted with the Board’s recruiting Mr. Barra as a director. Security holders may propose director nominees by following the procedures in our By-Laws, which require, among other things, timely advance written notice to our Corporate Secretary of any potential nominee that contains specified information about the nominee and the nominating security holder. Director nominees proposed by security holders are considered in the same manner as any other potential nominees.

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Board Evaluation Process

In October 2022, the Board and each committee conducted an annual evaluation of their respective performance as part of their regular fourth quarter meetings. Their discussions were guided by a set of subjects the Nominating Committee approved in July 2022. The subjects included, among others: Board/committee structure, composition, diversity, skills, meeting processes, interaction with management, and the performance of the Board Chairman/committee chair and the Lead Independent Director. Each committee reported on the results of its own assessment to the Board.

Audit Fee Pre-Approval Policy; Audit Committee Designation

The Audit Committee has established a policy that requires it to pre-approve all services our Independent Auditor provides to us, including audit, audit-related, tax and other permitted non-audit services. In certain circumstances under the policy, our chief accounting officer (or a functional equivalent) can authorize the firm to perform services, and the Audit Committee Chair can pre-approve services up to a specific per-engagement fee limit. The Chair must report to the Audit Committee any such pre-approvals granted. The Audit Committee approved all services Ernst & Young LLP provided in 2022 and 2021 and the corresponding fees (as shown in the table under “Independent Auditor Services and Fees”) in accordance with this policy.

The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act.

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ANNEX 2

Reconciliation of Non-GAAP Financial Measures

This Proxy Statement contains information regarding Adjusted Pretax Income, Adjusted Net Income and Adjusted Earnings Per Share, all of which are financial measures that are not calculated in accordance with GAAP. We believe these non-GAAP financial measures are relevant and useful for purposes of this Proxy Statement to understand our 2022 fiscal year performance generally and in relation to the annual incentive payouts the Compensation Committee approved for our NEOs, as described under “2022 Annual Incentives,” and how the 2019 PSU performance measures of AEPS and AROIC were determined, as described under “Long-Term Incentives.” However, because Adjusted Pretax Income, Adjusted Net Income and Adjusted Earnings Per Share are not calculated in accordance with GAAP, these financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to measures prescribed by GAAP. Also, we do not necessarily use these specific financial measures to make business decisions or in other investor communications about our results of operations. Rather, these financial measures should be used to supplement the most directly comparable GAAP financial measures in order to provide a greater understanding of our performance solely with respect to the 2022 fiscal year annual incentives and 2019 PSU payouts to our NEOs.

The table below reconciles our total pretax income calculated in accordance with GAAP to the non-GAAP measure of Adjusted Pretax Income used in the computation of the 2022 fiscal year annual incentives (in thousands):

For the Fiscal Year Ended November 30, 2022
Total pretax income	$1,072,066
Add: Incentive and variable compensation expense	85,150
Add: Inventory-related charges related to land purchased or optioned prior to January 1, 2008	25,542
ADJUSTED PRETAX INCOME	$1,182,758

Adjusted Pretax Income is a non-GAAP financial measure, which is calculated as our total pretax income excluding incentive and variable compensation expense and inventory-related charges related to land purchased or optioned prior to January 1, 2008. For Adjusted Pretax Income, the most directly comparable GAAP financial measure is pretax income.

The tables below reconcile our net income and diluted earnings per share calculated in accordance with GAAP to the non-GAAP measures of Adjusted Net Income and Adjusted Earnings Per Share used in the computation of the AEPS and AROIC performance measures for the 2019 PSU payouts to our NEOs ($ in thousands, except per share amounts):

	For the Fiscal Years Ended November 30,
	2022	2021	2020
Total pretax income	$1,072,066	$695,346	$364,043
Income tax expense	(255,400)	(130,600)	(67,800)
NET INCOME	$816,666	$564,746	$296,243
DILUTED EARNINGS PER SHARE	$9.09	$6.01	$3.13

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	For the Fiscal Years Ended November 30,
	2022	2021	2020
Net income	$816,666	$564,746	$296,243
Adjustments: Inventory-related charges related to land purchased or optioned prior to January 1, 2008	25,542	11,953	21,937
Variable compensation expense	—	—	—
Income tax impact*	(6,100)	(2,200)	(4,100)
ADJUSTED NET INCOME	$836,108	$574,499	$314,080
ADJUSTED EARNINGS PER SHARE (AEPS)	$9.36	$6.14	$3.34
* Represents the total adjustments to net income multiplied by our effective tax rate, which was 23.8% for 2022, 18.8% for 2021 and 18.6% for 2020.
	For the Fiscal Years Ended November 30,
	2022	2021	2020
ADJUSTED NET INCOME	$836,108	$574,499	$314,080
Average notes payable	$1,761,769	$1,716,101	$1,747,961
Average stockholders’ equity	3,340,135	2,842,622	2,524,446
AVERAGE INVESTED CAPITAL	$5,101,904	$4,558,723	$4,272,407
ADJUSTED RETURN ON INVESTED CAPITAL (AROIC)	16.4%	12.6%	7.4%

Adjusted Net Income is a non-GAAP financial measure, which is calculated as our net income excluding inventory-related charges related to land purchased or optioned prior to January 1, 2008, variable compensation expense, and the applicable income tax impact of these items for the period. AEPS is calculated based on Adjusted Net Income. AROIC is calculated as Adjusted Net Income divided by average invested capital (average notes payable and stockholders’ equity for the beginning and end of the applicable year). For Adjusted Net Income and AEPS, the most directly comparable GAAP financial measures are net income and diluted earnings per share, respectively.

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EXHIBIT A

AMENDED AND RESTATED

KB HOME

2014 EQUITY INCENTIVE PLAN

Effective April __, 2023

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Table of Contents

Article 1. Purpose	1
Article 2. Definitions and Construction	1
Article 3. Shares Subject to the Plan	4
3.1 Number of Shares	4
3.2 Stock Distributed	4
Article 4. Granting of Awards	5
4.1 Participation	5
4.2 Award Agreement	5
4.3 Programs	5
4.4 Limitations Applicable to Section 16 Persons	5
4.5 Fiscal Year Award Limit	5
4.6 At-Will Employment	5
4.7 Stand-Alone and Tandem Awards	5
Article 5. [Intentionally Omitted]	5
Article 6. Granting of Options	5
6.1 Granting of Options to Eligible Individuals	5
6.2 Qualification of Incentive Stock Options	5
6.3 Option Exercise Price	6
6.4 Option Term	6
6.5 Option Vesting	6
6.6 Substitute Awards	6
6.7 Substitution of Stock Appreciation Rights	6
Article 7. Exercise of Options	6
7.1 Partial Exercise	6
7.2 Manner of Exercise	6
7.3 Notification Regarding Disposition	7
Article 8. Award of Restricted Stock	7
8.1 Award of Restricted Stock	7
8.2 Rights as Stockholders	7
8.3 Restrictions	7
8.4 Repurchase or Forfeiture of Restricted Stock	7
8.5 Certificates for Restricted Stock	7
8.6 Section 83(b) Election	7
Article 9. Award of Performance Awards, Stock Payments and Restricted Stock Units	7
9.1 Performance Awards	7
9.2 Stock Payments	8
9.3 Restricted Stock Units	8
9.4 Term	8
9.5 Exercise or Purchase Price	8
9.6 Dividend Equivalents	8
Article 10. Award of Stock Appreciation Rights	8
10.1 Grant of Stock Appreciation Rights	8
10.2 Stock Appreciation Right Term	9
10.3 Stock Appreciation Right Vesting	9
10.4 Manner of Exercise	9
10.5 Payment	9
Article 11. Additional Terms of Awards	9
11.1 Payment	9
11.2 Tax Withholding	9
11.3 Transferability of Awards	10
11.4 Conditions to Issuance of Shares	10
11.5 Forfeiture Provisions	10
11.6 Prohibition on Repricing	11
11.7 Permitted Replacement Awards	11
Article 12. Administration	11
12.1 Committee	11
12.2 Duties and Powers of Committee	11
12.3 Action by the Committee	11
12.4 Authority of Committee	11
12.5 Decisions Binding	12
12.6 Delegation of Authority	12
Article 13. Miscellaneous Provisions	12
13.1 Amendment, Suspension or Termination of the Plan	12
13.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events	12
13.3 No Stockholder Rights	13
13.4 Paperless Administration	13
13.5 Effect of Plan upon Other Compensation Plans	13
13.6 Compliance with Laws	14
13.7 Titles and Headings, References to Sections of the Code, the Securities Act or Exchange Act	14
13.8 Governing Law	14
13.9 Section 409A	14
13.10 No Rights to Awards	14
13.11 Unfunded Status of Awards	14
13.12 Indemnification	14
13.13 Term	14

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Amended and Restated KB Home 2014 Equity Incentive Plan

Article 1. Purpose

The purpose of the Amended and Restated KB Home 2014 Equity Incentive Plan (the “Plan”) is to attract, motivate and retain the services of Employees, Non-Employee Directors and Consultants by enabling them to participate in the growth and financial success of KB Home (the “Company”) and to align their individual interests to those of the Company’s stockholders.

Article 2. Definitions and Construction

Wherever the following terms are used in the Plan they shall have the meanings specified below:

1.

“Affiliate” shall mean a person or entity that directly or indirectly controls or is controlled by, or is under common control with, the Company.

2.

“Amended Effective Date” shall mean the date the Amended Plan is first approved by the Company’s stockholders in accordance with the requirements of the Company’s by-laws, the applicable Securities Exchange and Section 422 of the Code.

3.

“Award” shall mean, as the case may be, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Payments or Stock Appreciation Rights.

4.

“Award Agreement” shall mean any written notice, terms and conditions, contract or other instrument or document evidencing an Award, including in electronic form, which shall contain any terms and conditions with respect to the Award as the Committee shall determine consistent with the Plan and any applicable Program.

5.

“Award Limit” shall mean with respect to Awards payable in Shares or in cash, as the case may be, the respective limit set forth in Section 4.5.

6.

“Board” shall mean the Board of Directors of the Company.

7.

A “Change of Ownership” shall be deemed to have occurred if any of the following has occurred: (a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations; provided, that if a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to own more than the market value or total voting power specified in (b) below, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “Change of Ownership”; (b) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations; provided, that if a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “Change of Ownership”; (c) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations; (d) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations; provided, that a transfer of assets shall not be treated as a “Change of Ownership” when such transfer is made to an entity that is controlled by the stockholders of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations; or (e) the Company’s stockholders approve a liquidation or dissolution of the Company.

8.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the Treasury Regulations and official guidance promulgated by the U.S. Department of Treasury.

9.

“Committee” shall mean the Management Development and Compensation Committee of the Board or another committee of the Board designated by the Board that consists solely of Directors meeting the qualifications described in Section 12.1.

10.

“Common Stock” shall mean the common stock of the Company, par value $1.00 per share.

11.

“Company Stock Administrator” shall mean the stock administrator of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable, whether or not employed by the Company.

12.

“Consultant” shall mean any consultant or advisor engaged to provide services to the Company or any Affiliate that qualifies as a consultant or advisor under the instructions for use of a Form S-8 Registration Statement.

13.

“Director” shall mean a member of the Board.

14.

“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee or the Board.

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15.

“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code) of the Company or of any Affiliate.

16.

“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the Share price (or the price of other securities), and results upon its implementation in a change in the per-Share value of the Shares underlying outstanding Awards.

17.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

18.

“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(1)

If the Common Stock is listed on any Securities Exchange, its Fair Market Value shall be the closing sales price for a Share as quoted on such Securities Exchange for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported by The Wall Street Journal or such other source (whether in print or electronic) as the Committee deems reliable;

(2)

If the Common Stock is not listed on any Securities Exchange, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported by The Wall Street Journal or such other source (whether in print or electronic) as the Committee deems reliable; or

(3)

If the Common Stock is neither listed on any Securities Exchange nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

19.

“Full Value Award” shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder must pay the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Affiliate) as a condition to exercising or receiving payment under it.

20.

“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation (as defined in Section 424(e) of the Code) thereof.

21.

“Holder” shall mean a person who has been granted an Award.

22.

“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

23.

“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

24.

“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

25.

“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

26.

“Original Effective Date” shall mean April 3, 2014.

27.

“Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.

28.

“Performance Criteria” shall mean the criteria that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) income/loss (e.g., operating income/loss, EBIT or similar measures, net income/loss, earnings/loss per share, residual or economic earnings), (ii) cash flow (e.g., operating cash flow, total cash flow, EBITDA, cash flow in excess of cost of capital or residual cash flow, cash flow return on investment and cash flow sufficient to achieve financial ratios or a specified cash balance), (iii) returns (e.g., on revenues, investments, assets, capital or equity), (iv) working capital (e.g., working capital divided by revenues), (v) margins (e.g., variable margin, profits divided by revenues, gross margins or margins divided by revenues), (vi) liquidity (e.g., total or net debt, debt reduction, debt-to-capital, debt-to-EBITDA and other liquidity ratios), (vii) revenues, cost initiative and stock price metrics (e.g., revenues, stock price, total stockholder return, expenses, cost structure improvements and costs divided by revenues or other metrics); provided that any of the foregoing in (i) through (vii) may be calculated, or described on a GAAP or non-GAAP basis; and (viii) strategic metrics (e.g., market share, customer satisfaction, employee satisfaction /turnover/development, service quality, unit volume, orders, backlog, traffic, homes delivered, cancellation rates, productivity, operating efficiency, inventory management, community count, goals related to acquisitions, divestitures or other transactions and goals related to KB Edge operational business model principles, including goals based on a per-employee, per-home delivered or other basis).

29.

“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, either independently or as compared to one or more companies, an index of companies, performance of specific subsidiaries or business units, either independently or as compared to one or more companies or such companies’ subsidiaries or business units, an index of companies, or otherwise as determined by the Committee. If the Committee believes, in its sole discretion, that an equitable adjustment to any Performance Goal is advisable in light of new developments or circumstances, the Committee may provide for one or more objectively determinable adjustments. Such adjustments may include or arise from one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing or capital market activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period;

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(x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual, infrequently occurring or nonrecurring events or changes in applicable laws or business conditions.

30.

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

31.

“Permitted Transferee” shall mean, with respect to a Holder, any person entitled to use a Form S-8 Registration Statement to exercise Awards originally granted to the Holder and to sell Shares issued pursuant to Awards originally granted to the Holder.

32.

“Program” shall mean any program adopted by the Committee pursuant to the Plan containing terms and conditions intended to govern one or more specific types of Awards and/or the manner in which they may be granted.

33.

“QDRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the regulations or official guidance promulgated thereunder.

34.

“Restricted Stock” shall mean Shares awarded under Article 8 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

35.

“Restricted Stock Units” shall mean the right to receive Shares or the value of Shares awarded under Section 9.3.

36.

“Retirement” shall mean an Employee’s severance from employment with the Company and its Affiliates for any reason other than a leave of absence, termination for cause, death or disability, at such time as the Employee’s age and years of service with the Company and its Affiliates equals at least 65 or more, provided that the Employee is then at least 55 years of age. The Company shall have the sole right to determine whether an Employee’s severance from employment constitutes a Retirement.

37.

“Securities Act” shall mean the Securities Act of 1933.

38.

“Securities Exchange” shall mean the New York Stock Exchange or any other securities exchange, national market system or automated quotation system on which the Shares are listed, quoted or traded.

39.

“Shares” shall mean shares of Common Stock.

40.

“Stock Appreciation Right” shall mean a stock appreciation right as described and granted under Article 10.

41.

“Stock Payment” shall mean (a) a payment in the form of Shares or (b) a right to purchase Shares, however denominated or described, as part of a bonus, deferred compensation or other arrangement, in any such case awarded under Section 9.2.

42.

“Substitute Award” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

43.

“Termination of Service” shall mean,

(1)

As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(2)

As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, with or without cause, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences employment or service with the Company or any Affiliate.

(3)

As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Program, Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if and to the extent that any such event interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Notwithstanding the foregoing, with respect to any Award that constitutes “deferred compensation” subject to the requirements of Section 409A of the Code, a Termination of Service shall be deemed to have occurred upon a “separation from service” within the meaning of Section 409A of the Code, as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations; provided that (i) for a Holder who provides services to the Company as an Employee, a separation from service shall be deemed to occur when the Holder has experienced a termination of employment with the Company and the facts and circumstances indicate that the Holder and the Company reasonably anticipate that either (A) no further services will be performed by the Holder for the Company after a certain date or (B) the level of bona fide services the Holder will

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perform for the Company after a certain date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Holder (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Company if the Holder has been performing services for less than 36 months); and (ii) for a Holder who provides services to the Company as an independent contractor, a separation from service shall be deemed to occur upon expiration or termination of all contracts under which services are performed by the Holder for the Company, provided that such expiration or termination constitutes a good-faith and complete severing of the contractual relationship between the Holder and the Company, and provided, further, that for a Holder who provides services to the Company as both an Employee and an independent contractor, a separation from service shall generally not occur until the Holder has ceased providing services for the Company as both an Employee and an independent contractor pursuant to clauses (i) and (ii) of this sentence. For purposes of determining whether a separation from service has occurred, services performed for the Company shall include services performed both for the Company and for any other corporation that is a member of the same “controlled group” as the Company under Section 414(b) of the Code or any other trade or business (such as a partnership) that is under common control with the Company as determined under Section 414(c) of the Code, in each case as modified by Section 1.409A-1(h)(3) of the Treasury Regulations and substituting “at least 50 percent” for “at least 80 percent” each place it appears in Section 1563(a) of the Code or Section 1.414(c)-2 of the Treasury Regulations.

44.

“Treasury Regulations” shall mean the final, temporary and proposed regulations promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.

Article 3. Shares Subject to the Plan

3.1 Number of Shares

(a)

Subject to adjustment as provided in Section 3.1(b) and Section 13.2, the aggregate number of Shares which may be authorized for grant under the Plan is the sum of (i) Twelve Million Three Hundred Thousand (12,300,000) Shares, plus upon the Amended Effective Date Five Million Nine Hundred Thousand (5,900,000) Shares, and (ii) any Shares which were, as of the Original Effective Date, subject to awards under the Company’s 2010 Equity Incentive Plan and which subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations in respect of full value awards or settled for cash. Any Share that is subject to an Award that could be settled with Shares and is not a Full Value Award shall be deducted from this limit at the ratio of one (1) Share for every one (1) Share subject to the Award. Any Share that is subject to a Full Value Award that could be settled with Shares shall be deducted from this limit at the ratio of 1.78 Shares for every one (1) Share subject to the Award. After the Original Effective Date, no new awards could be granted under the 2010 Equity Incentive Plan, but any awards under the 2010 Equity Incentive Plan that are outstanding as of the Original Effective Date or the Amended Effective Date shall continue to be subject to the terms and conditions of the 2010 Equity Incentive Plan.

(b)

If an Award expires or is canceled, forfeited or settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such expiration, cancellation, forfeiture or cash settlement, again be available as Shares authorized for grant under the Plan, in accordance with Section 3.1(d) below. Shares tendered by a Holder or withheld by the Company to satisfy any tax withholding obligation with respect to a Full Value Award shall again be available as Shares authorized for grant under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Award or to satisfy any tax withholding obligation with respect to an Award that is not a Full Value Award shall not be available as Shares authorized for grant under the Plan.

(c)

To the extent permitted by applicable law or the requirements of the Securities Exchange, Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on grants to a Participant under Section 4.5, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available shares shall not be made after the date awards could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

(d)

Each Share that again becomes available for grant pursuant to this Section 3.1 shall be added back as (i) one (1) Share if such Share was subject to an Award other than a Full Value Award (or subject to a similar award under the 2010 Equity Incentive Plan), and (ii) as 1.78 Share if such Share was subject to a Full Value Award (or subject to a similar award under the 2010 Equity Incentive Plan).

3.2 Stock Distributed

Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

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Article 4. Granting of Awards

4.1 Participation

The Committee may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted.

4.2 Award Agreement

Each Award shall be evidenced by an Award Agreement. Award Agreements shall contain such terms and conditions as may be determined by the Committee that are not inconsistent with the Plan, including any terms and conditions that are necessary for Awards to comply with, or be exempt from, the requirements of Section 409A of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Programs

The Board or the Committee may from time to time establish Programs pursuant to the Plan. An Award Agreement evidencing an Award granted pursuant to any Program shall comply with the terms and conditions of such Program and the Plan.

4.4 Limitations Applicable to Section 16 Persons

Notwithstanding any other provision of the Plan, the Plan, any Award granted to any individual who is then subject to Section 16 of the Exchange Act, and any applicable Program, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and each Program and Award shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.5 Fiscal Year Award Limit

Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2 and the terms of this Section 4.5 with respect to a Non-Employee Director, (a) the maximum aggregate number of Shares that may be delivered pursuant to Options or Stock Appreciation Rights that may be granted to any one person during any fiscal year of the Company shall be One Million (1,000,000), and (b) the maximum aggregate amount of cash that may be paid to any one person during any fiscal year of the Company with respect to one or more Performance Awards payable in cash shall be Ten Million Dollars ($10,000,000); provided, however, that any Award granted pursuant to Section 11.7 shall not count against such fiscal year limits. Notwithstanding any provision in the Plan to the contrary, the aggregate amount of all compensation granted to any Non-Employee Director during any fiscal year of the Company, including any Awards (based on grant date fair value computed as of the date of grant in accordance with applicable financial accounting rules) and any cash retainer or meeting fee paid or provided for service on the Board or any committee thereof, or any Award granted in lieu of any such cash retainer or meeting fee, shall not exceed Seven Hundred Thousand Dollars ($700,000); provided, however, that any Award granted pursuant to Section 11.7 shall not count against such fiscal year limits.

4.6 At-Will Employment

Nothing in the Plan, any Program or any Award Agreement shall confer upon any Holder any right to be employed by or to serve as a Director or Consultant for the Company or any Affiliate, or to continue in such employment or service, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate.

4.7 Stand-Alone and Tandem Awards

Awards granted pursuant to the Plan may, in the sole discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or (subject to the requirements of Section 409A of the Code) at a different time from the grant of such other Awards.

Article 5. [Intentionally Omitted]

Article 6. Granting of Options

6.1 Granting of Options to Eligible Individuals

The Committee is authorized to grant Options to Eligible Individuals on such terms and conditions as it may determine that are not inconsistent with the Plan; provided, however, that no Option shall be granted to any Employee or Consultant of an Affiliate unless the Company is an “eligible issuer of service recipient stock” with respect to such person within the meaning of Section 409A of the Code.

6.2 Qualification of Incentive Stock Options

No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation of the Company (as defined in Section 424(f) of the Code). No person who is a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively),

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exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The requirements set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of Shares shall be determined as of the time the respective instruments were granted. Subject to adjustment as provided in Section 3.1(b) and Section 13.2, no more than One Million Seven Hundred and Fifty Thousand (1,750,000) Shares may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan.

6.3 Option Exercise Price

The exercise price per Share subject to each Option shall be set by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or on the date the Option is modified, extended or renewed for purposes of Section 409A of the Code or, as to an Incentive Stock Option, Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4 Option Term

The term of each Option shall be set by the Committee in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Committee shall determine the time period, including the time period following a Termination of Service, during which a Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option.

6.5 Option Vesting

The Committee shall determine the period of time and other conditions that must be satisfied before the Holder’s right to exercise an Option, in whole or in part, shall vest. Such vesting may be based on service with the Company or an Affiliate, any of the Performance Criteria, or any other criterion or condition determined by the Committee. No portion of an Option that cannot be exercised at the Holder’s Termination of Service shall thereafter become exercisable.

6.6 Substitute Awards

Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate Fair Market Value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such Fair Market Value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares, and that the grant of the Substitute Award otherwise satisfies the requirements of Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations or, in the case of an Incentive Stock Option, Section 1.424-1(a) of the Treasury Regulations.

6.7 Substitution of Stock Appreciation Rights

The Committee may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable and such Stock Appreciation Right shall have the same exercise price and the same remaining vesting schedule and term as such Option.

Article 7. Exercise of Options

7.1 Partial Exercise

An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2 Manner of Exercise

All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Company Stock Administrator:

(a)

A written or electronic notice complying with the applicable rules established by the Company Stock Administrator stating that the Option, or a portion thereof, is exercised. The notice must be signed in writing or electronically by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)

Such representations and documents as the Company Stock Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable laws and regulations, and the rules of any applicable Securities Exchange. The Company Stock Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)

In the event that the Option shall be exercised by any person other than the Holder who is permitted to exercise the Option in accordance with Section 11.3, appropriate proof of the right of such person to exercise the Option, as determined in the sole discretion of the Company Stock Administrator; and

(d)

Full payment of the exercise price and applicable withholding taxes to the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.

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7.3 Notification Regarding Disposition

The Holder shall give the Company Stock Administrator prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

Article 8. Award of Restricted Stock

8.1 Award of Restricted Stock

(a)

The Committee is authorized to grant Restricted Stock to Eligible Individuals, and shall determine such terms and conditions, including the restrictions applicable to each Award of Restricted Stock, that are not inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock, as it deems appropriate.

(b)

The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

8.2 Rights as Stockholders

Subject to Section 8.4, upon the grant of a Restricted Stock Award, the Holder shall have, unless otherwise provided in the terms of the applicable Award Agreement, all the rights of a stockholder with respect to the Shares subject to the Award, subject to the restrictions in the applicable Program or in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that if the lifting or lapsing of the restrictions on an Award of Restricted Stock is subject to satisfaction of one or more Performance Goals, the Holder shall not be entitled to receive dividends or other distributions with respect to the Shares subject to the Award unless and until each of the applicable Performance Goals has been satisfied, at which time declared and accrued but unpaid dividends and distributions from and after the date of grant of the Award shall become payable to the Holder as soon as practicable.

8.3 Restrictions

All Shares of Restricted Stock (including any Shares received by Holders thereof with respect to Shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, under the terms of the applicable Program or Award Agreement, be subject to such restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Holder’s duration of employment or service with the Company or its Affiliates, applicable Performance Criteria, Company performance or individual performance. Restricted Stock may not be sold or encumbered until all applicable restrictions are satisfied, terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock

Except at set forth in an Award Agreement, if no purchase price was paid by a Holder in cash or property for a grant of Restricted Stock, upon a Termination of Service the Holder’s rights in any Shares of Restricted Stock then subject to restrictions shall terminate, and such Shares of Restricted Stock shall be surrendered to the Company and cancelled without consideration. Except at set forth in an Award Agreement, if a purchase price was paid by a Holder in cash or property for a grant of Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the Shares of Restricted Stock then subject to restrictions at a cash price per Share equal to the purchase price paid by the Holder in cash or property for such Shares of Restricted Stock or such other amount as may be specified under the applicable Program or in the applicable Award Agreement.

8.5 Certificates for Restricted Stock

Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Company Stock Administrator shall determine. Certificates, book entries or electronic registration evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in it sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

8.6 Section 83(b) Election

If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

Article 9. Award of Performance Awards, Stock Payments and Restricted Stock Units

9.1 Performance Awards

(a)

The Committee is authorized to grant Performance Awards to any Eligible Individual, and to determine such terms and conditions that are not inconsistent with the Plan. The number of Shares subject to a Performance Award and the value of a Performance Award may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Performance Awards may be paid in cash, Shares, or both, as determined by the Committee.

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(b)

Without limiting Section 9.1(a), the Committee may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

9.2 Stock Payments

The Committee is authorized to make Stock Payments to any Eligible Individual and to determine such terms and conditions that are not inconsistent with the Plan. The number or value of Shares of any Stock Payment shall be determined by the Committee and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Committee. Shares underlying a Stock Payment that is subject to a vesting schedule or other restrictions, conditions or criteria set by the Committee will not be issued until the restrictions, conditions or criteria have been satisfied. Unless otherwise provided in the applicable Award Agreement, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.3 Restricted Stock Units

The Committee is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Committee, which shall not be inconsistent with the Plan. The Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such vesting restrictions, conditions or criteria as it deems appropriate, including, without limitation, conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case on a specified date or dates or over any period or periods, as the Committee determines. The Company Stock Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units that shall be issued, if applicable, subject to the requirements of Section 409A of the Code. Restricted Stock Units may be paid in cash, Shares, or both, as determined by the Committee. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

9.4 Term

The term of a Performance Award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Committee in its sole discretion.

9.5 Exercise or Purchase Price

The Committee may establish an exercise or purchase price for a Performance Award, Shares distributed as a part of a Stock Payment or Shares distributed pursuant to a Restricted Stock Unit Award.

9.6 Dividend Equivalents

Dividend equivalents may be granted by the Committee based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee, except that dividend equivalents may not be granted in connection with Options or Stock Appreciation Rights. Such dividend equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the provisions of this Article 9, dividend equivalents, dividends and other distributions paid or made with respect to (a) any Performance Award or (b) any Stock Payment award or Restricted Stock Unit award where the applicable vesting thereof and/or lapse of restrictions, conditions or criteria thereon is subject to the satisfaction of one or more Performance Goals, shall not be payable to an Eligible Individual unless and until each of the applicable Performance Goals has been satisfied, at which time declared and accrued but unpaid dividend equivalents, dividends and distributions from and after the date of grant of the Award shall become payable to the Eligible Individual as soon as practicable.

Article 10. Award of Stock Appreciation Rights

10.1 Grant of Stock Appreciation Rights

(a)

The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals on such terms and conditions as it may determine that are not inconsistent with the Plan; provided, however, that no Stock Appreciation Right shall be granted to any Employee or Consultant of an Affiliate unless the Company is an “eligible issuer of service recipient stock” with respect to such person within the meaning of Section 409A of the Code.

(b)

A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price of the Stock Appreciation Right from the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right, and multiplying the difference, if positive, by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Committee may impose. Except as described in Section 10.1(c) below, the exercise price of each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (or on the date the Stock Appreciation Right is modified, extended or renewed for purposes of Section 409A of the Code).

(c)

Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price of such Stock Appreciation Right may be less than 100% of the Fair Market Value of a Share on the date of grant; provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market

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value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares, and that the grant of the Substitute Award otherwise satisfies the requirements of Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations.

10.2 Stock Appreciation Right Term

The term of each Stock Appreciation Right shall be set by the Committee in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise a vested Stock Appreciation Right, which time period may not extend beyond the term of the Stock Appreciation Right.

10.3 Stock Appreciation Right Vesting

The Committee shall determine the period of time and other conditions that must be satisfied before the Holder’s right to exercise a Stock Appreciation Right, in whole or in part, shall vest. Such vesting may be based on service with the Company or an Affiliate, any of the Performance Criteria, or any other criterion or condition determined by the Committee. No portion of a Stock Appreciation Right that cannot be exercised at the Holder’s Termination of Service shall thereafter become exercisable.

10.4 Manner of Exercise

All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Company Stock Administrator, or such other person or entity designated by the Committee, or his, her or its office, as applicable:

(a)

A written or electronic notice complying with the applicable rules established by the Company Stock Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice must be signed in writing or electronically by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)

Such representations and documents as the Company Stock Administrator, in its sole discretion, deems necessary or advisable to effect compliance with applicable laws and regulations. The Company Stock Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)

In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.4 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

10.5 Payment

Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on their Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Committee, less the applicable withholding taxes.

Article 11. Additional Terms of Awards

11.1 Payment

The Committee shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares not subject to any pledge or security interest and held for such period of time as may be required by the Committee, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other property or legal consideration acceptable to the Committee. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company to the extent it would violate Section 13(k) of the Exchange Act.

11.2 Tax Withholding

The Company and any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities not to exceed the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or such other rate that will not create an adverse accounting cost or consequence). The Company Stock Administrator shall determine the Fair Market Value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option exercise or a Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

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11.3 Transferability of Awards

(a)

Except as otherwise provided in Section 11.3(b):

(i)

No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than to a Permitted Transferee by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a QDRO, unless and until and to the extent such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)

No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted imposition of liability thereon or disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted hereunder; and

(iii)

During the lifetime of the Holder, only the Holder (or the personal representative of an incompetent Holder) may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a QDRO, in which case the beneficiary of the QDRO may exercise the Award; after the death of the Holder, any exercisable portion of an Award may be exercised by a Permitted Transferee, but only prior to the time when such portion expires or becomes unexercisable under the Plan or the applicable Program or Award Agreement.

(b)

Notwithstanding Section 11.3(a), the Committee, in its sole discretion and subject to such terms and conditions as it may impose, may permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

(c)

A Holder may, in the manner determined by the Committee, designate a Permitted Transferee to exercise the rights of the Holder as his or her beneficiary and to receive any distribution with respect to any Award upon the Holder’s death. Such person shall be subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program, the Award Agreement or applicable law otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Committee prior to the Holder’s death. If no beneficiary has been designated in this manner or the beneficiary does not survive the Holder, the rights of the Holder shall be exercisable by the Holder’s executor or administrator.

11.4 Conditions to Issuance of Shares

(a)

Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise or vesting of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws and regulations and, if applicable, the requirements of any Securities Exchange, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)

All certificates evidencing Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee or the Company Stock Administrator deems necessary or advisable to comply with applicable laws and regulations and the rules of any Securities Exchange.

(c)

The Company Stock Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, vesting, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Company Stock Administrator, or because of any other requirement arising from compliance with any applicable laws or regulations, as determined by the Company Stock Administrator, in its sole discretion.

(d)

No fractional Shares shall be issued and the Company Stock Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding.

(e)

Notwithstanding any other provision of the Plan, unless otherwise determined by the Company Stock Administrator or required by any applicable laws or regulations, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or the Company Stock Administrator).

11.5 Forfeiture Provisions

Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Committee shall have the right to provide, in the terms or conditions of Programs or Awards made under the Plan or in any policy with respect to the recovery or recoupment of compensation or benefits in the event of financial restatements or the occurrence of other events that are inconsistent with the payment of compensation, as determined by the Committee, or to require a Holder to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified

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date, or within a specified time period following receipt or exercise of the Award, (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee, (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Committee, or as set forth in a written agreement relating to such Award between the Company and the Holder) or (iv) the Company’s financial results are restated and such proceeds, gains or other economic benefit actually or constructively received by the Holder would have been lower had they been calculated based on such restated results.

11.6 Prohibition on Repricing

Except as provided in Section 13.2, the Committee shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its exercise price, or (ii) cancel any outstanding Option or Stock Appreciation Right in exchange for cash or another Award that has a lower exercise price or that provides additional value to the Holder.

11.7 Permitted Replacement Awards

The Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award (or any award granted under another Company plan, subject to the terms of such other plan) to increase the exercise price or to cancel and replace an Award (or any award granted under another Company plan, subject to the terms of such other plan) with the grant of an Award having an exercise price that is greater than or equal to the original price per share and/or having vesting schedule and term equal to the remaining vesting schedule and term of the Award (or award granted under another Company plan) being replaced.

Article 12. Administration

12.1 Committee

The Committee shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of any Securities Exchange; provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee.

12.2 Duties and Powers of Committee

It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions, subject to the Committee’s power to delegate duties under Section 12.6. The Committee shall have the power to interpret the Plan, the Program and any Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement in any manner not inconsistent with the Plan; provided that the rights of the Holder of an Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 13.9. Any such Award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or the rules of any Securities Exchange require otherwise.

12.3 Action by the Committee

Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee for purposes of the Plan. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any compensation consultant, attorney or other professional retained by the Company to assist in the administration of the Plan.

12.4 Authority of Committee

Subject to any specific designation in the Plan or any applicable Program, the Committee has the exclusive power, authority and sole discretion to:

(a)

Designate Eligible Individuals to receive Awards;

(b)

Determine the type or types of Awards to be granted to each Eligible Individual;

(c)

Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)

Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to: the exercise price, grant price, or purchase price; any Performance Criteria; any restrictions or limitations on the Award; any schedule for vesting; lapse of forfeiture restrictions or restrictions on the exercisability of an Award and accelerations or waivers thereof; and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)

Determine whether, to what extent, and pursuant to what circumstances (i) an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property (subject to the requirements of Section 409A of the Code), or (ii) an Award may be canceled, forfeited, or surrendered;

(f)

Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)

Decide all other matters that must be determined in connection with an Award;

(h)

Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

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(i)

Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j)

Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.5 Decisions Binding

The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

12.6 Delegation of Authority

The Board or Committee may from time to time delegate (a) to a committee of one or more members of the Board the authority to grant or amend Awards and (b) to a committee of one or more members of the Board or to one or more officers of the Company the authority to take administrative actions pursuant to Article 12; provided that any delegation of authority shall only be permitted to the extent it is permissible under applicable securities laws, the rules of any applicable Securities Exchange and any Company policy governing the grant of equity-based awards. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

Article 13. Miscellaneous Provisions

13.1 Amendment, Suspension or Termination of the Plan

Except as otherwise provided in this Section 13.1, the Plan and any Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders, no action of the Committee may, except as provided in Section 13.2, (i) increase the limits imposed in Section 3.1 on the maximum number of Shares that may be issued under the Plan, (ii) take any action described in Section 11.6 above, (iii) materially modify the requirements for eligibility to participate in the Plan, (iv) materially increase the benefits accruing to participants in the Plan, or (v) take any other action that requires the approval of the Company’s stockholders under the rules of any applicable Securities Exchange. Except as provided in Section 13.9, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, adversely affect the rights of the Holder under any Award theretofore granted to such Holder, unless the Award itself otherwise expressly so provides.

13.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events

(a)

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the Share price other than an Equity Restructuring, the Committee shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of securities that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of securities that may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which securities subject to Full Value Awards will be counted); (ii) the number and kind of securities (or other property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)

In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)

To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)

To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)

To make adjustments in the number and type of securities (or other property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant

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or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)

To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and/or

(v)

To provide that the Award cannot vest, be exercised or become payable after such event.

(c)

In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

(i)

The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)

The number and kind of securities that may be issued under the Plan pursuant to new Awards shall be equitably adjusted.

(d)

The Committee may, in its sole discretion, include such further provisions and limitations in any Award, Program, Award Agreement or certificate or book-entry evidencing Shares, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e)

No adjustment or action described in this Section 13.2 or in any other provision of the Plan, any applicable Program or the Award Agreement shall be authorized to the extent that such adjustment or action would cause such Award to violate the requirements of Section 409A of the Code. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code, unless the Committee determines that Options granted under the Plan are not to qualify as “incentive stock options”. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action could result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Award is not to comply with such exemptive conditions.

(f)

The existence of the Plan, any Program, any Award Agreement and any Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g)

In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the Share price, including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

(h)

Without limiting the generality of the foregoing, the vesting of an Award will not automatically accelerate upon the occurrence of a Change of Ownership; provided, however, the Committee may determine that upon the occurrence of a Change of Ownership, (i) the acquirer or surviving entity shall be required to assume an Award or substitute a comparable award with respect to the equity of the acquirer or surviving entity, (ii) the vesting of all or any portion of the Award will accelerate to the time immediately prior to the consummation of the Change of Ownership, or, in the case of an Option or Stock Appreciation Right, all or any portion of the Award shall become immediately exercisable so that the Holder will have the opportunity to exercise the Award (or portion thereof) immediately prior to consummation of the Change of Ownership, and/or (iii) all or any portion of the Award, including any unvested portion should the Committee so determine, shall be purchased for (x) in the case of an Option or Stock Appreciation Right, cash in an amount equal to the excess of the aggregate Fair Market Value of the Shares subject to the Award to be purchased over the aggregate exercise price for such Shares, net of tax withholding, and (y) in the case of any other Award, such consideration as the Committee may in good faith determine to be equitable under the circumstances; provided, further, that any determination of the Committee in this regard shall comply with Sections 409A and 424 of the Code.

13.3 No Stockholder Rights

Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to Shares subject to any Award until the Holder becomes the record owner of such Shares.

13.4 Paperless Administration

In the event that the Company Stock Administrator establishes, for the Company or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.5 Effect of Plan upon Other Compensation Plans

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate, except as described in Section 3.1(a) above with respect to the Company’s 2010 Equity Incentive Plan. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

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13.6 Compliance with Laws

The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded under the Plan are subject to compliance with all applicable laws and regulations, the rules of any Securities Exchange, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, any Program and any Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

13.7 Titles and Headings, References to Sections of the Code, the Securities Act or Exchange Act

The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code, the Securities Act or the Exchange Act shall include any amendment or successor thereto.

13.8 Governing Law

The Plan, any Program and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

13.9 Section 409A

(a)

To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan or the applicable Program or Award Agreement to the contrary, in the event that following the Original Effective Date the Committee determines that any Award may be subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

(b)

If, at the time of a Holder’s “separation from service” (within the meaning of Section 409A of the Code), (i) such Holder is a “specified employee” (within the meaning of Section 409A of the Code as determined annually by the Committee in accordance with the methodology specified by resolution of the Board or the Committee and in accordance with Section 1.409A-1(i) of the Treasury Regulations) and (ii) the Committee shall make a good-faith determination that an amount payable pursuant to an Option or Award constitutes “deferred compensation” (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to preserve the tax treatment intended for such payment or to avoid additional tax, interest, or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable agreement between the Company and the relevant Holder.

(c)

The Holder shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Holder or for such Holder’s account in connection with any Award (including any taxes, interest, and penalties under Section 409A of the Code), and neither the Company nor its Affiliates shall have any obligation to reimburse, indemnify or otherwise hold such Holder harmless from any or all of such taxes, interest, or penalties.

13.10 No Rights to Awards

No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

13.11 Unfunded Status of Awards

The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

13.12 Indemnification

To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.13 Term

The ability to grant new awards under this Plan shall terminate on the tenth (10th) anniversary of the Amended Effective Date.

# # #

KB Home ■ 2023 Proxy Statement	14

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kb HOME®

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by see reverse side

Online
Go to **www.investorvote.com/KBH** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/KBH

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4 and 1 YEAR on Proposal 5.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Jose M. Barra	☐	☐	☐	02 - Arthur R. Collins	☐	☐	☐	03 - Dorene C. Dominguez	☐	☐	☐
04 - Kevin P. Eltife	☐	☐	☐	05 - Dr. Stuart A. Gabriel	☐	☐	☐	06 - Dr. Thomas W. Gilligan	☐	☐	☐
07 - Jodeen A. Kozlak	☐	☐	☐	08 - Melissa Lora	☐	☐	☐	09 - Jeffrey T. Mezger	☐	☐	☐
10 - Brian R. Niccol	☐	☐	☐	11 - James C. Weaver	☐	☐	☐				

Proposal	1 Year	2 Years	3 Years	Abstain
5. Advisory vote on the frequency of the advisory vote to approve named executive officer compensation	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 P C F

03Q2RE

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KB HOME ANNUAL MEETING OF STOCKHOLDERS
APRIL 20, 2023

Dear Fellow Stockholder:

Your vote and investment in KB Home are very important and appreciated. We encourage you to vote via the Internet or telephone as described on the reverse side of this card. If you prefer to vote via mail, please complete and return this card as quickly as possible to ensure it is tabulated for the meeting.

Thank you for your continued support of KB Home.

Sincerely,

Jeffrey T. Mezger
Chairman, President and Chief Executive Officer

The KB Home 2023 Annual Meeting of Stockholders will be held on Thursday, April 20, 2023, at 9:00 A.M. Pacific Time virtually via the Internet at www.meetnow.global/MTDGK2M.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the 2023 Annual Meeting of Stockholders. Materials are available at: www.kbhome.com/investor/proxy

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/KBH

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - KB Home

Proxy/Voting Instructions for Annual Meeting of Stockholders — April 20, 2023

This Proxy is solicited by the Board of Directors

Receipt of proxy materials for the above Annual Meeting of Stockholders is acknowledged. The undersigned hereby constitutes and appoints Jeffrey T. Mezger and Brian J. Woram, and each of them, as attorney, agent and proxy of the undersigned, each with the power to act without the other and with full power of substitution, and authorizes each of them to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of KB Home ("Company") of which the undersigned would be entitled to direct the vote if personally present at the 2023 Annual Meeting of Stockholders of the Company to be held on April 20, 2023, and at any and all adjournments or postponements thereof ("Meeting"), as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee, "FOR" Item 2, "FOR" Item 3, "FOR" Item 4 and "1 YEAR" on Item 5, and in each such proxyholder's discretion upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

If shares of the Company's Common Stock are held on behalf of the undersigned under the KB Home 401(k) Savings Plan ("Plan") and/or if the undersigned is entitled to direct the vote of shares held by the Company's Grantor Stock Ownership Trust ("Trust"), this form serves to provide confidential voting instructions to the respective Trustee that votes the shares of the Plan and the Trust as to any and all such shares as to which the undersigned had the right to give voting instructions on February 24, 2023 to vote as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee, "FOR" Item 2, "FOR" Item 3, "FOR" Item 4 and "1 YEAR" on Item 5, and in the discretion of each of the above-named proxies upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

PLEASE MARK, DATE AND SIGN THIS FORM AND RETURN IT PROMPTLY, OR USE THE INTERNET OR TELEPHONE OPTIONS DESCRIBED ON THE REVERSE SIDE OF THIS FORM. VOTING INSTRUCTIONS IN RESPECT OF SHARES OF THE COMPANY'S COMMON STOCK REGISTERED WITH KB HOME'S TRANSFER AGENT MUST BE RECEIVED ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 19, 2023 TO BE COUNTED.

VOTING INSTRUCTIONS TO THE RELEVANT TRUSTEES IN RESPECT OF PLAN SHARES AND TRUST SHARES, HOWEVER, MUST BE RECEIVED BY THE TRUSTEE ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 18, 2023 TO BE COUNTED. IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE PLAN TRUSTEE, YOUR PLAN SHARES, IF ANY, WILL NOT BE VOTED.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.